FILED PURSUANT TO RULE 424(b)(4)

FILE NO. 333-110644

PROSPECTUS

20,000,000 Shares

Common Stock

This is the initial public offering of Capital Lease Funding, Inc. No public market currently exists for our common stock. All of the common stock offered by this prospectus is being sold by us. We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Our common stock has been authorized for listing on the New York Stock Exchange under the symbol “LSE.”

You should read the section entitled “ Risk Factors” beginning on page 20 before buying our common stock. Investing in our common stock involves risks, including:

•	We have no specific designated use for approximately $88.0 million, or 45.6%, of the net proceeds from this offering. As a result, investors cannot evaluate the manner in which a significant portion of the net proceeds of this offering will be invested or the economic merits of our expected investments.
•	Before this offering, our revenues were derived primarily from the sale of net lease loans. After this offering, we intend to change our business strategy by financing and investing at all levels of the capital structure of net lease properties, including equity investments in real properties that are subject to long-term net leases and debt investments and mezzanine investments, and holding these assets for the medium to long-term. We may fail to successfully execute our new strategy.
•	A downturn in the business or the occurrence of material adverse events with respect to tenants to whom we have a high degree of exposure or to their industries could adversely affect us. As of December 31, 2003, approximately $22.8 million (or 18.1%), $16.5 million (or 13.1%), and $15.0 million (or 11.9%), of our assets involve properties leased to, or leases guaranteed by, the University of Connecticut Health Center, Xerox Corporation and Natural Gas Pipeline Company of America.
•	We expect to borrow significantly to finance our portfolio and to pledge substantially all of our assets as collateral for our borrowings (on average 70% to 80% of our assets). Debt service will reduce our cash flows and cash available for distribution. If we default on our debt service obligations, we would be at risk of losing some or all of our assets as our lenders will have a first priority claim on the collateral we pledge and the right to foreclose.
•	Approximately $18.4 million, or 14.7%, of our assets as of December 31, 2003, involve properties leased to, or leases guaranteed by, companies whose credit rating is below investment grade. Upon completion of this offering, we plan to invest in more below investment grade assets, including by expanding the availability of our 10-year credit tenant loan product. Below investment grade loans have a greater risk of default and bankruptcy than loans on properties net leased exclusively to investment grade tenants.
•	Approximately $40.1 million, or 31.8%, of our assets as of December 31, 2003 were invested in structured interests such as senior and subordinate classes of commercial mortgage loan securitizations. We may invest in interest-only classes of commercial loan securitizations in the future. These securities entail greater risk than more senior securities in the securitization, as they bear losses on the underlying collateral before the more senior securities and, in the case of interest-only classes, are subject to greater prepayment risk.
•	We bifurcate our 10-year credit tenant loans into two notes, a real estate note and a corporate credit note. We typically sell the real estate note and retain the corporate credit note in our portfolio. In the event of foreclosure on the loan, our claim against the real estate will be junior to the real estate note holder’s. Further, while we will have a first priority claim on the lease assignment, our claim for damages will be limited to an amount defined under the Bankruptcy Code.
•	Wachovia Capital Markets, LLC, one of our underwriters, has a potential conflict of interest with respect to this offering. Upon completion of this offering, an affiliate of Wachovia will own approximately 4.1% of our common stock on a fully diluted basis (having a value of $10.7 million based on the initial public offering price). Another affiliate of Wachovia is a lender to us, and will receive approximately $59.3 million, or 30.7%, of the net proceeds of this offering in repayment of borrowings.
•	Our hedging techniques, which include U.S. Treasury and agency lock transactions, short sales of U.S. government and agency obligations and interest rate swap transactions, may be limited because of our REIT status and subject us to other risks and costs and cannot protect us against all market risks. Our hedging strategy may reduce the overall returns on our investments.
•	We expect to incur significant indebtedness in our operations, including short-term floating rate warehouse debt. Prior to, or in some cases in lieu of, obtaining long-term debt, we intend to use short-term floating rate warehouse debt to finance our longer term fixed rate assets. If interest rates rise substantially, we may experience net losses on assets not financed with long-term debt or lower net profits.
•	The value of our equity investments in real estate and our rental income will depend upon the ability of our tenants to meet their obligations under their leases. In the event of a tenant default or a bankruptcy of a tenant followed by a lease rejection, we will be subject to the risks of owning the underlying real property.
•	The concentration of our company’s ownership may adversely affect the ability of new investors to influence our company’s policies. Upon completion of this offering, our executive officers, directors and their affiliates will own approximately 12.9% in the aggregate (or 17.0% when considered together with an affiliate of Wachovia Capital Markets, LLC) of our common stock on a fully diluted basis (having a value of $34.1 million or $44.8 million, respectively, based on the initial public offering price).
•	Loss of our REIT status would subject us to federal income tax on our taxable income and prevent us from re-electing REIT status until the fifth calendar year after the year in which we failed to qualify.
•	Our charter generally prohibits any stockholder from owning more than 9.9% of our outstanding common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$10.50	$210,000,000
Underwriting discount	$.735	$14,700,000
Proceeds, before expenses, to us	$9.765	$195,300,000

The underwriters may also purchase up to an additional 3,000,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any.

We expect to deliver the shares of common stock on or about March 24, 2004.

FRIEDMAN BILLINGS RAMSEY	WACHOVIA SECURITIES
RBC CAPITAL MARKETS

The date of this prospectus is March 18, 2004.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

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PROSPECTUS SUMMARY

The following is a summary of the more detailed information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common stock. Unless otherwise indicated, the information in this prospectus assumes that (i) the formation transactions (as described in this prospectus) are consummated, and (ii) the underwriters’ over-allotment option will not be exercised. Unless the context otherwise requires, as used in this prospectus the terms “company,” “our company,” “we” and “our” include (a) Capital Lease Funding, Inc., a Maryland corporation, and any subsidiaries which it may have from time to time, (b) Capital Lease Funding, LLC, a Delaware limited liability company and the predecessor entity to Capital Lease Funding, Inc., and (c) Capital Lease Funding, L.P., a Delaware limited partnership, the predecessor entity to Capital Lease Funding, LLC. When we refer to “CLF, Inc.,” we mean Capital Lease Funding, Inc. and when we refer to “CLF, LLC,” we mean Capital Lease Funding, LLC. On the cover page, in this summary and elsewhere in this prospectus we sometimes provide ownership percentages on a “fully diluted basis.” These fully diluted percentages are calculated assuming that we have issued all 975,000 shares of common stock that we are authorized to issue under our stock plan.

Our Company

We are a specialty finance company that has focused since 1994 on financing and investing in commercial real estate that is net leased primarily to single tenants with investment grade credit ratings. We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. In addition to being responsible for paying its rent to the property owner, the tenant is also responsible for the operation of the property, including payment of taxes and insurance, and routine maintenance. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term (typically ranging from 10 to 25 years) and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty or failure by the landlord to fulfill its obligations under the lease. Historically, our participation in net lease transactions has consisted primarily of originating mortgage loans to the owners of commercial real estate properties net leased to single tenants with investment grade credit ratings. We typically receive a first priority mortgage on the real property and an assignment of the lease and all rents under the lease. The owner continues to own the property subject to our mortgage, and the tenant has the right to occupy the property under the lease.

We were formed in October 2003 to continue the business of our predecessor, Capital Lease Funding, LLC. Following this offering, our executive officers, directors and their affiliates will own an aggregate of 3,245,942 shares, or approximately 12.9%, of our common stock on a fully diluted basis (4,266,193 shares, or approximately 17.0%, when considered together with an affiliate of Wachovia Capital Markets, LLC). This concentration of our company’s ownership may adversely affect the ability of new investors to influence our company’s policies.

Upon completion of this offering, we intend to finance and invest at all levels of the capital structure of net lease properties, including equity investments in real properties that are subject to long-term net leases and debt investments and mezzanine investments secured by mortgages or other collateral on net lease properties. We have substantial experience in the net lease market. Since 1996, we have originated, structured and closed approximately $2.5 billion in net lease transactions, involving more than 500 properties with more than 75 credit tenants. Substantially all of these investments were subsequently sold in gain-on-sale securitizations or other third-party sales. Following this offering, we intend to retain our net lease assets. When we refer to a “credit tenant,” we mean a tenant that has entered into a long-term lease and that we determine is creditworthy and may include tenants with an investment grade or below investment grade credit rating or unrated tenants. To date our track record has been excellent as, to our knowledge, there have been no defaults or delinquencies on any of these net lease transactions. We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To our knowledge, we will be one of the few publicly-traded specialty finance companies, if not the only publicly-traded specialty finance company, focused solely on investing in net lease transactions across the capital structure.

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by expanding our financing and investment activity in the net lease market. We estimate that the total amount of net lease transactions in the United States is approximately $15 billion to $20 billion per year. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores and home improvement stores. While investments in credit tenant net lease assets are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net lease assets generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant net lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower risk investment.

We focus on investing in and financing properties that are net leased to: (i) high credit quality tenants, generally large public companies with investment grade or below investment grade ratings from either or both of Moody’s Investors Service and Standard & Poor’s Corporation, and (ii) governmental, quasi-governmental and not-for-profit entities. The following tenants are representative of those underlying our historical and expected future net lease investments: Walgreen Co., Home Depot, Inc., CVS Corporation, LaSalle Bank National Association, Xerox Corporation, Federal Express Corporation and the United States Postal Service. These tenants reflect the diversity of industries in which we have provided or expect to provide financing, the range of credit quality and size of the underlying tenants and the range of size of investment we have made or expect to make, and include some tenants of properties for which we currently have loans outstanding. A significant majority of our net lease investments have been and will continue to be in properties net leased to investment grade tenants, although at any particular time our portfolio may not reflect this. As of December 31, 2003, approximately 45.5% of our assets involved properties leased to, or leases guaranteed by, companies with a below investment grade credit rating or without any publicly available credit rating.

Upon completion of this offering, we will be internally managed and self-administered. Our senior management team has worked together for almost 10 years and has been an innovator in the net lease marketplace. We believe we were the first lender to originate and securitize a rated transaction of commercial mortgage loans on properties with long-term, single-tenant net leases to a diverse group of credit tenants. This first securitization was completed in 1997. We also have played a lead role in working with the rating agencies to develop and implement lease enhancement mechanisms that have improved the ability to finance net lease properties based on the tenant’s credit. We have participated in four securitizations aggregating approximately $1.5 billion. In addition, we have structured or sold in excess of $1.0 billion of loans on a whole-loan basis or in small structured loan pools. Following this offering, we intend to retain these assets on our balance sheet and will likely no longer structure gain-on-sale securitizations.

CLF, LLC is currently owned by Lewis S. Ranieri (our chairman), Hyperion Partners II L.P. (an investment fund of which Mr. Ranieri is a control person), an affiliate of Wachovia Bank, N.A., and our management.

Our executive offices are located at 110 Maiden Lane, New York, New York 10005. Our telephone number is (212) 217-6300.

Our Change in Strategy

Our current and historical business has had as its primary focus the origination and accumulation of net lease loans funded with short-term variable rate financing, and subsequently selling those loans in pools or individually at a gain. As discussed in greater detail throughout this prospectus, upon completion of this offering, we intend to make two important changes to our business strategy.

First, we plan to grow our business by continuing our existing lending business and expanding our investments in other areas of the net lease real estate marketplace. For example, we intend to acquire directly net lease real estate properties, including existing properties subject to long-term leases, as well as acquire newly developed properties indirectly through joint venture development activities. In addition, we intend to increase our ownership of real estate securities, primarily securities collateralized by net lease assets.

Second, we plan to hold on our balance sheet the loans and other net lease assets we originate or acquire in our portfolio generally for the medium to long-term. Specifically, we expect to finance our assets through short-term financing and, as soon as practicable thereafter, finance these assets on a secured long-term basis, most often through collateralized debt obligations, or CDOs, but also through warehouse financing, traditional mortgage debt, and other debt mechanisms. We expect our leverage to average 70% to 80% of our assets. In a typical CDO financing, we would borrow money from a trust or other entity and would post net lease assets as collateral, giving the CDO investors a first priority claim on the collateral posted and the right to foreclose on the collateral upon an event of default. In turn, the trust would issue securities to investors to fund our borrowing from the trust. Our borrowing from the trust would bear a fixed rate of interest. We would continue to own the net lease assets (loans and/or properties) financed through a CDO and will be entitled to receive cash flows from the assets to the extent they exceed debt service on the CDO. Once the CDO has been established, changes in interest rates, credit spreads or the credit quality of collateral generally will have no impact on scheduled payments due by us under the CDO. The term of the CDOs we expect to use will be at least 10 years, and we anticipate that we will use CDOs to finance our investments in long-term credit tenant loans, corporate credit notes and owned net lease real properties. We may also use CDO structures to finance other net lease assets including structured interests and recapitalized loans.

In order to meet asset diversification tests that afford our CDO financings favorable ratings, we may also invest in non-net lease assets and include those assets in the collateral we transfer to the trust. These assets will generally be limited to real estate related investments, such as rated REIT bonds and non-net lease rated real estate securities and will not include any asset that would jeopardize our status as a REIT.

We believe this change in our business strategy will enhance our flexibility in originating net lease assets and will result in attractive returns on invested capital. On a limited and opportunistic basis, we will acquire and immediately resell net lease investments for an immediate gain. Those acquisitions and sales will be made through a taxable REIT subsidiary. In addition, from time to time, we may dispose of assets that no longer fit within our investment criteria. Those sales will be made through a taxable REIT subsidiary if necessary to avoid a potential 100% prohibited transaction tax applicable to REITs. We expect that, because of our status as a REIT and our change in business strategy, sales of our assets will be far less frequent than they have been historically.

Upon completion of the offering and the changes in our business strategy, our net income or loss will depend on the spread between the yields on our assets and our cost to finance those assets, rather than our ability to generate gains from the sale of assets. We will receive interest income from property loans that we finance and from the debt securities that we hold, and rental revenue, and/or earnings from joint venture arrangements, on the properties that we own. Other income will consist of occasional gain-on-sale income, and fees charged to third parties, including our borrowers and advisory customers. Our primary expenses will be interest expense on our short-term and long-term borrowings, general and administrative expenses, and depreciation and amortization expense (associated with the acquisition and ownership of net lease properties and the financing costs of long-

term financings). Since tenants under net leases are generally required to pay for property related expenses such as taxes, insurance and maintenance expenses, we do not anticipate that we will incur significant amounts of property expenses on the properties that we own, although we do anticipate some property level expenses on properties that we own that are not subject to what we call triple-net or bondable net leases. These expenses that we may incur include parking lot improvements or repair, roof replacement or repair or other such capital expenses. We also expect to incur additional costs to expand our business, due to the possible addition of personnel, an expected increase in our administrative costs associated with reporting as a public company and increased expenditures for marketing, origination and underwriting efforts.

Our Competitive Strengths

Experienced management team.    Our chief executive officer, Paul H. McDowell, our president, William R. Pollert, and our senior vice president, chief financial officer and treasurer, Shawn P. Seale, founded our company in 1994 and have since managed our business. Our chairman, Lewis S. Ranieri, joined us in 1995 in connection with Hyperion’s investment in our company. Over the years, we have added key senior management personnel, including our senior vice president and chief investment officer, Robert C. Blanz, in 1999, who has significant rating agency experience as a former senior executive with Standard & Poor’s.

Market expertise.    We have recognized expertise in the net lease marketplace and the specialized lease enhancement mechanisms that we developed are now market standard. These lease enhancement mechanisms are designed to mitigate or eliminate the risks associated with the termination or abatement of rent under a net lease for reasons other than the bankruptcy of the underlying tenant, and include specialized insurance policies that protect against casualty and condemnation events, residual value insurance policies and reserve funds. We have worked extensively with Moody’s and Standard & Poor’s to develop rating criteria for net lease financing, and we continue to provide ongoing advice and assistance to these rating agencies on net lease financing issues. We have also, from time to time, made equity investments in net lease properties and invested in securities backed by net lease assets, which are two areas in which we plan to expand our investing activities following this offering.

Origination and underwriting capabilities.    We have an experienced in-house team of originators and underwriters that originate, structure, underwrite and close our transactions. In addition, we have developed an extensive national network of borrowers, tenants, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and originate a variety of net lease financing and investment opportunities. We also have an in-depth understanding of the real estate and credit risks unique to net lease financing and investment. Each investment we make is subject to a comprehensive due diligence review and the approval of our investment committee prior to funding. Our investment committee consists of five of our senior executive officers.

Securitization expertise.    We have substantial experience in securitizing net lease assets. We have in the past structured outright sales of pools of our loans to securitization vehicles, commonly referred to as “gain-on-sale” securitizations. We will likely no longer structure gain-on-sale securitizations. We do intend to use a form of securitization that is treated as a “financing” for tax and accounting purposes. We will retain ownership of the securitized assets through a trust or other bankruptcy remote subsidiary and finance those assets with long-term fixed-rate debt. Many of the net lease assets we acquire will have long-term fixed payments. By matching those fixed net lease payments with long-term fixed rate debt, changes in prevailing interest rates, credit spreads and the credit quality of the tenant during the term of the debt obligation will not increase our financing costs for those assets and should allow us to reduce our refinancing risk and earn consistent returns on our investments.

Financing relationships.    We benefit from our relationships with major financial institutions, including Wachovia Bank, N.A., a significant investor in, and secured warehouse lender to, our company, and Bank of America, N.A., a secured warehouse lender to our company since 1996. In addition, since 1995 we have purchased specialized insurance policies that are part of our lease enhancement mechanisms from various insurance companies, including American International Group, that are integral to our ability to provide net lease financing structures to a wider range of borrowers.

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 20 before deciding whether to invest in our common stock. Some of the risks include:

•	At the time of this offering, we have no specific designated use for approximately $88.0 million, or 45.6%, of the net proceeds from this offering. As a result, investors will be unable to evaluate the manner in which a significant portion of the net proceeds of this offering will be invested or the economic merits of our expected investments. There can be no assurance that we will be able to identify net lease loans or acquire additional real properties or net lease assets which meet our acquisition criteria.

•	Prior to this offering, our business was focused on originating, acquiring and financing net lease loans and our revenues were derived primarily from the sale of these net lease loans. Upon completion of this offering, we intend to expand our business by financing and investing at all levels of the capital structure of net lease properties, including acquiring more real estate securities and directly acquiring a significant amount of net lease real estate and holding the net lease loans and other assets on our balance sheet for the medium to long-term. As discussed in greater detail in the Risk Factors section below, we may be unable to originate and acquire a sufficient quality or quantity of net lease assets, we may fail to secure long-term financing for our assets, and certain of our new investments, such as equity investments in real property and development financing will subject us to greater or new business risks.

•	A downturn in the business or the occurrence of material adverse events with respect to tenants to whom we have a high degree of exposure or to their industries could adversely affect our financial condition and operating results. A bankruptcy of a tenant followed by the tenant’s rejection of the lease would have a substantial effect on the cash flow from a property that is net leased to a single tenant.

•	We expect to borrow significant amounts to finance our portfolio and expect that substantially all of our assets will be pledged as collateral for our borrowings (on average 70% to 80% of our assets). Required debt service will reduce our cash flows and our cash available for operations or distribution to stockholders. In addition, we will be subject to increased interest expense on our variable rate debt if interest rates rise. If we default on our debt service obligations, we would be at risk of losing some or all of our assets as our lenders will have a first priority claim on the collateral we pledge and the right to foreclose.

•	Approximately $18.4 million, or 14.7%, of our assets as of December 31, 2003, involve properties leased to, or leases guaranteed by, companies whose credit rating is below investment grade. Upon completion of this offering, we plan to invest in more below investment grade assets, including by expanding the availability of our 10-year credit tenant loan product. Below investment grade loans have a greater risk of default and bankruptcy than loans on properties net leased exclusively to investment grade tenants.

•	Approximately $40.1 million, or 31.8%, of our assets as of December 31, 2003 were invested in structured interests such as senior and subordinate classes of commercial mortgage loan securitizations. We may invest in interest-only classes of commercial loan securitizations in the future. After the proceeds of this offering are fully invested, we anticipate that investments in commercial loan securitizations will constitute approximately 5% to 20% of our assets. These securities entail greater risk than more senior securities in the securitization, as they bear losses on the underlying collateral before the more senior securities and, in the case of interest-only classes, are subject to greater prepayment risk.

•	We bifurcate our 10-year credit tenant loans into two notes, a real estate note and a corporate credit note. We typically sell the real estate note to a CMBS conduit promptly following origination and retain the corporate credit note in our portfolio. In the event of foreclosure on the loan, our claim, as holder of the corporate credit note, against the real estate will be junior to the real estate note holder’s claim. Further, while we will have a first priority claim on the lease assignment, our claim for damages will be limited to an amount defined under the Bankruptcy Code.

•	A potential conflict of interest exists with Wachovia Capital Markets, LLC, one of our underwriters. Affiliates of Wachovia Capital Markets, LLC have an interest in the successful completion of this offering beyond the underwriting discounts and commissions Wachovia Capital Markets, LLC will receive from this offering. Upon completion of this offering, an affiliate of Wachovia Capital Markets, LLC will own approximately 4.1% of our common stock on a fully diluted basis (having a value of approximately $10.7 million based on the initial public offering price). Another affiliate of Wachovia Capital Markets, LLC is one of our warehouse lenders, will be appointed our transfer agent and acts as servicer of our net lease assets, and will receive approximately $59.3 million, or approximately 30.7%, of the net proceeds of this offering in repayment of outstanding borrowings under our secured warehouse credit facilities.

•	We use hedging techniques to protect us against certain anticipated risks associated with our portfolio of assets. Our hedging techniques, which include U.S. Treasury and agency lock transactions, short sales of U.S. government and agency obligations and interest rate swap transactions, may be limited because of our REIT status and subject us to other risks and costs. These techniques may not work as planned and cannot protect us against all market risks. Our hedging strategy may reduce the overall returns on our investments.

•	We expect to incur significant indebtedness in our operations. Prior to, or in some cases in lieu of, obtaining long-term debt we intend to use short-term floating rate warehouse debt to finance our longer term fixed rate assets. If the income on assets financed with borrowed funds fails to cover the cost of the borrowings (for example, if interest rates rise substantially), we may experience net losses on assets not financed with long-term debt or lower net profits.

•	The value of our equity investments in real estate and our rental income will depend upon the ability of our tenants to meet their obligations under the terms of their leases. In the event of a tenant default or a bankruptcy of a tenant followed by a lease rejection, we will be subject to all risks incidental to the ownership of the underlying real property, including the risk of leasing vacant space, paying operating expenses and paying for capital improvements.

•	The concentration of our company’s ownership may adversely affect the ability of new investors to influence our company’s policies. Upon completion of this offering, our executive officers, directors and their affiliates will own approximately 12.9% in the aggregate (or 17.0% when considered together with an affiliate of Wachovia Capital Markets, LLC) of our common stock on a fully diluted basis (having a value of $34.1 million or $44.8 million, respectively, based on the initial public offering price). Accordingly, these current owners collectively will have significant influence over our company and may determine to vote their shares together.

•	Loss of our tax status as a REIT would have significant adverse consequences to us, the value of our common stock and our ability to make distributions to our stockholders. Specifically, loss of our REIT status would cause us to be subject to federal income tax on our taxable income and generally would prevent us from re-electing REIT status until the fifth calendar year after the year in which we failed to qualify.

•	Our charter will contain restrictions that will generally prohibit any stockholder from actually or constructively owning more than 9.9% of our outstanding shares of common stock.

Our Strategy

Our principal business objective is to generate attractive risk-adjusted investment returns by financing and investing in a broad range of net lease assets. We intend to pursue a fully-integrated origination and investment approach that will allow us to participate in all major segments of the net lease market, including debt, equity, mezzanine and other net lease investments. We plan to expand our existing net lease business, create a diversified portfolio of net lease assets, offer new products to the industry and expand into related businesses.

We plan to achieve our objectives by focusing on the following core business strategies:

•	Expanding Net Lease Lending Business. We intend to continue to build on our strong market presence and expanding borrower base to grow origination volume of our existing net lease loan products. Among other things, we expect to expand the availability of our proprietary 10-year credit tenant loan product, which is tailored to properties leased to lower investment grade tenants and near investment grade tenants, as well as to shorter-term leases. Our existing loan products include:

•	Long-Term Credit Tenant Loans. We offer traditional long-dated fully amortizing or insured balloon loans secured by first mortgages on properties subject to long-term net leases, primarily to investment grade tenants. As of December 31, 2003, our portfolio contained $29.6 million of long-term credit tenant loans. We expect this type of loan to continue to be our primary loan product. While none of the tenants underlying our long-term credit tenant loans as of December 31, 2003 had a below investment grade credit rating, we have historically made and expect to continue to make long-term credit tenant loans on properties net leased to below investment grade tenants. These assets will continue to constitute a small percentage of our long-term credit tenant loan assets.

•	10-Year Credit Tenant Loans. For loans secured by net leases to investment grade tenants or below investment grade tenants, or shorter-term leases, we have developed a 10-year credit tenant loan product, for which we have a patent pending. These loans are bifurcated into two notes, a real estate note and a corporate credit note. The real estate note is entitled to a first priority claim against the underlying real estate (and a second priority claim against the lease assignment) and the corporate credit note is entitled to a first priority claim against the lease assignment (and a second priority claim against the underlying real estate). The real estate note, which represents 70% to 80% of the entire loan amount, conforms to commercial mortgage-backed securities, or CMBS, market requirements and is typically sold to a CMBS conduit promptly following origination. The corporate credit note (which is a 10-year fully amortizing note) is retained in our portfolio and our claims against the lease assignment and underlying real estate are pledged as collateral to support our financing. CMBS are public or private securities which may be senior, subordinate, investment-grade or non-investment-grade that are collateralized by, or evidence ownership interests in, a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. CMBS conduits generally are institutions such as commercial banks or investment banks that originate or buy commercial mortgage loans for repackaging into CMBS. Following this offering, we expect to continue to sell the real estate note to CMBS conduits and retain for our portfolio the corporate credit note. Longer term, we intend to finance the corporate credit note through CDO structures and other long-term indebtedness. Following this offering, we also intend to offer our 10-year credit tenant loans to more below investment grade tenants. As of December 31, 2003, our portfolio contained $11.4 million of corporate credit notes.

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Recapitalized Loans.    We plan to continue and expand our business of opportunistically acquiring existing loans for recapitalization. This process often involves refinancing or replacing an existing loan that may have been originated at a time when prevailing interest rates were significantly higher. In structuring a new transaction, we frequently underwrite a new loan or restructure the existing loan to current interest rates while at the same time making amendments to the loan or borrowing structure as are necessary to comply with current securitization or institutional investor standards.

We intend to retain these recapitalized loans in our portfolio or, in some instances, sell them in whole-loan form or through securitization. After the proceeds of this offering are fully invested and we reach our expected borrowing level, we anticipate that recapitalized loans will constitute approximately 5% to 15% of our assets. Our expected borrowing level is 70% to 80% of our assets. As of December 31, 2003, our portfolio contained $31.4 million of recapitalized loans.

•	Acquiring Real Properties Net Leased to Credit Tenants. We intend to acquire and own commercial properties subject to net leases to credit tenants. Historically, the acquisition of net lease real estate comprised only a small portion of our business and we do not own any net lease real estate at this time. We do not have a policy that limits the amount or percentage we may invest in owned net lease real estate. After the proceeds of this offering are fully invested and we reach our expected borrowing level, we anticipate that net lease properties will constitute approximately 30% to 50% of our assets. Management has broad authority to modify this range without stockholder approval. We will draw on our extensive experience in the net lease business to evaluate tenant credit quality, lease structures and the commercial properties subject to net leases. We believe the skills we currently utilize to underwrite net lease loans are substantially the same skills needed to make equity investments in net lease properties.

•	Selectively Developing Net Lease Properties. We intend to expand our participation in the development of net lease properties through joint ventures with experienced developers. We expect to achieve higher yields by participating earlier in the development process, rather than by acquiring or financing a comparable completed property in the marketplace. Generally, our development-oriented investments will be in the form of subordinated, mezzanine or senior debt or equity, and are expected to be 20% or less of the total expected development costs of the property. We believe these investments will give us an advantage in making the permanent loan on the property, or purchasing our joint venture partner’s interest at completion. We have entered two development joint ventures under which we expect to fund approximately 10% to 20% of the expected total development costs of several Walgreens net lease properties over the next two years. We have not yet funded any investment under these joint ventures, but have approved one transaction with an initial investment of approximately $120,000 and aggregate investment of up to $500,000. These investments will be funded from cash on hand or cash from operations. Because our investments will be small and we will be entitled to a preferred return, we have agreed to structure these investments as mezzanine loans, meaning that while we will have a security interest in the outstanding ownership interests of the entity that owns the property, another lender will likely have a first priority mortgage on the underlying property. Our loan will also be guaranteed by the individual owning the entity that owns the property. However, our security interest and guaranty will in effect be junior, with respect to the property, to any first priority mortgage on the property. We expect that at completion, the properties will be financed by us on a long-term basis or sold and we will be entitled to a portion of the net proceeds of the sale, if any, after deducting various costs associated with the development of the property. We may, but are not obligated to, purchase the property at completion at then market prices. Our obligation to fund a transaction under these two joint ventures is subject to our normal underwriting process, including the approval of our investment committee.

•

Acquiring Structured Interests in Net Lease Assets.    We intend to acquire structured interests in net lease assets from time to time. These investments may include CMBS or CDOs issued by our company or others, interest-only classes of CMBS and subordinate, mezzanine and equity interests in encumbered net lease assets. Following this offering, we intend to acquire CMBS bonds from the existing pools of our past net lease loan securitizations. We do not have a policy that limits the amount or percentage we may invest in any asset or any type of asset. After the proceeds of this offering are fully invested and we reach our expected borrowing level, we anticipate that these types of real estate securities will constitute approximately 5% to 20% of our assets. Management has broad authority to modify this range without stockholder approval. We believe we are well positioned to evaluate these investments due to our expertise with net lease assets. As of December 31, 2003, our portfolio of structured interests in net lease assets consisted of securities with a carry value of $40.1 million.

•	Selectively Continuing Gain-on-Sale Transactions. On a limited and opportunistic basis, we intend to continue acquiring and promptly reselling net lease assets for an immediate gain. We intend to conduct this gain-on-sale business through a taxable REIT subsidiary.

•	Leveraging. We intend to finance our assets primarily through long-term fixed-rate financings. The use of CDO structures and other term securitization structures, as well as traditional mortgage debt, should allow us to enhance returns on our assets, while reducing our exposure to interest rate fluctuations and refinancing risk, and allowing us to earn consistent returns on our investments. Overall, we expect our leverage to average 70% to 80% of our assets.

•	Providing Financial Advisory Services. While maintaining our REIT tax status, we intend to grow our fee-based net lease financial advisory services whereby we advise participants in the net lease market, including developers, owners and tenants of, and institutional investors in, net lease assets. For example, recently, we acted as financial advisor on a $160 million Walgreens portfolio sale-leaseback transaction and we expect increased demand for our advisory services. In addition, we expect our advisory business to help us identify new investment opportunities in the future. We intend to conduct our financial advisory business through a taxable REIT subsidiary.

•	Introducing Value-Added, Innovative Products. We intend to develop new financing products and identify investment opportunities. As part of our product development strategy, we seek to design products to assist us in developing relationships with borrowers and credit tenants earlier in the construction, acquisition and borrowing cycle as a means of expanding and better controlling our asset originations. These new products may include construction loans, partnerships with developers and agreements to purchase properties under development from sellers that will net lease the property upon completion. We also look for ways to expand our existing products. For example, we intend to offer floating rate loans to our borrowers. The advantage of a floating rate loan is that the borrower may secure a lower rate, as short-term interest rates are generally lower than longer term rates. The disadvantage is that the borrower remains exposed to changes in underlying interest rates while the payments under the net lease are fixed.

•	Maintaining Flexibility Through Portfolio Model. We will pursue an on-balance sheet portfolio investment strategy, rather than our historical originate-and-sell strategy, to provide us with greater flexibility in all areas of our business to finance and acquire net lease assets that meet our risk-adjusted return criteria.

•	Hedging Strategy. Because exposure to changes in underlying interest rates and spreads can have a profound effect on the value and profitability of our net lease assets, we will continue, while maintaining our REIT tax status, to employ a hedging strategy designed to mitigate the effect that movements in market rates and, to a lesser degree, spreads have on our net lease assets prior to employing long-term fixed-rate financing. We will do so primarily by having derivative and other risk management transactions that react in a corresponding but opposite manner to offset changes in the value of our fixed-rate assets due to changes in underlying U.S. Treasury interest rates.

Underwriting Process

Once a prospective net lease investment is identified, we have a comprehensive underwriting and due diligence process that is overseen by our investment committee. The focus of our asset underwriting consists of three primary areas:

•	credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position in the industry;

•	lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; and

•	a real estate review and analysis.

We do not have any limit on the percentage of our assets that may be invested in tenants with below investment grade credit ratings, but expect that after the proceeds of this offering are fully invested and we reach our expected borrowing level, investments in properties net leased to below investment grade tenants will constitute no more than 20% of our assets.

Before issuing any form of commitment and again before the closing of any transaction, each transaction must be approved by our investment committee. Our investment committee consists of our chief executive officer, president, chief financial officer, chief investment officer and general counsel. Mr. Ranieri is not a member of our investment committee and does not participate in our day-to-day operations.

Credit Facilities

We utilize secured “warehouse” credit facilities, also commonly referred to as repurchase agreements, to finance our loans and mortgage securities. We currently have secured warehouse facilities with Bank of America, N.A. and Wachovia Bank, N.A. We have maintained secured warehouse facilities with Bank of America or its predecessor NationsBank, N.A. since 1996, and with Wachovia Bank since 2001. Our current aggregate borrowing limit under these agreements is $300 million, provided certain conditions are met. Our agreements with both lenders are generally terminable at any time by the lenders and uncommitted, as the respective lender must approve each asset financed under the facility. Aggregate borrowings under these agreements were $88.1 million as of December 31, 2003, and were fully secured by our mortgage loans and CMBS bonds. As of December 31, 2003, we were in compliance with the terms of these agreements. Following this offering, we anticipate maintaining and, as necessary, expanding our borrowing relationships with both lenders.

Existing Loans

Our loan portfolio as of December 31, 2003 is summarized in the following table.

Tenant	Ratings (S&P/Moody’s)(1)	Number of Loans	Range of Maturities	Range of Coupons(2)	Original Principal Balance (in thousands)(3)	Principal Balance as of December 31, 2003 (in thousands)(3)
Long-Term Credit Tenant Loans
CVS Corporation	A/A2	3	1/2021-1/2023	7.50% - 8.10%	6,048	5,746
University of Connecticut	NR(4)	1	11/2024	6.34%	22,800	22,800
USPS	NR(5)	1	10/2021	7.05%	1,015	1,015

		5			29,863	29,561

Corporate Credit Notes
Albertson’s, Inc.	BBB/Baa2	2	9/2013-12/2013	6.33% - 6.50%	908	900
Best Buy Co., Inc.	BBB-/Baa3	2	11/2012-6/2013	5.40% - 6.15%	2,522	2,406
CVS Corporation	A/A2	6	12/2011-10/2013	5.85% - 7.60%	3,340	3,171
PerkinElmer, Inc.	BB+/Ba2	4	12/10/2011-1/10/2012	7.35% - 7.68%	2,266	1,944
Staples, Inc.	BBB-/Baa2	1	9/1/2012	6.41%	408	372
Verizon South, Inc.	A+/A1	1	9/1/2009	6.18%	548	532
Walgreen Co.	A+/Aa3	3	1/2013-12/2013	5.50% - 6.20%	2,119	2,043

		19			12,111	11,369

Recapitalized Loans
Natural Gas Pipeline Company of America	NA(6)	1	6/23/2007	5.97%	15,244	14,956
Xerox Corporation(7)	BB-/B1	1	11/2007	4.71%(8)	16,483	16,483

		2			31,727	31,440

Totals		26			$73,701	$72,370

(1)	Ratings represent publicly available long-term corporate credit rating or long-term senior unsecured debt rating as of December 31, 2003. Ratings of BBB- and Baa3, respectively, and above are considered investment grade.
(2)	We originated the loans at a discount to the stated face amount, which results in a lower carrying value and a greater effective yield to us that the stated coupon. This increased effective yield is most pronounced in the corporate credit notes. The weighted average discount (based on original principal balance) on all loans in our portfolio as of December 31, 2003 is 1.0%.
(3)	All amounts are rounded to the nearest thousand. Sums may not equal totals due to rounding.
(4)	On December 2, 2003, we originated a mortgage loan secured by a property located in Farmington, Connecticut, leased by The University of Connecticut Health Center (“UCHC”), which is a constituent unit of the University of Connecticut. The financial obligations of the UCHC are binding on the State of Connecticut.
(5)	The United States Postal Service (“USPS”) has no public rating from either S&P or Moody’s. The USPS is an independent establishment of the executive branch of the United States government.
(6)	Natural Gas Pipeline Company of America (“NGPL”) is a wholly-owned subsidiary of Kinder Morgan, Inc. (“Kinder Morgan”) and accounts for a significant component of the business of Kinder Morgan. The tenant is unrated but Kinder Morgan is rated BBB/Baa2 by S&P and Moody’s, respectively. This loan is not guaranteed by Kinder Morgan and Kinder Morgan is not otherwise required to repay the loan in the event of NGPL’s default. According to the Form 10-K for the year ended December 31, 2003, filed by Kinder Morgan with the Securities and Exchange Commission, during the 2003 fiscal year, NGPL and its affiliates represented approximately 71% of Kinder Morgan’s operating revenues and approximately 42% of Kinder Morgan’s aggregate earnings from its various business segments and other investments.
(7)	Xerox Corporation files financial information with the Securities and Exchange Commission.
(8)	The coupon is 4.71% through and including December 31, 2004 after which the coupon will be reset monthly at LIBOR plus 3.25%.

Structured Interests in Net Lease Assets

Our structured interests in net lease assets as of December 31, 2003 are summarized in the following table.

		As of December 31, 2003
Security Description(1)	CUSIP No.	Ratings (S&P)	Face Amount (in thousands)(2)	Carry Value (in thousands)(2)	Coupon	Yield(3)
NLFC 1999-LTL-1, Class D	63859CCK7	BBB	$5,000	$4,206	6.5%	8.3%
BSCMS 1999 CLF1, Class E	07383FCC0	BB	3,326	2,182	7.1%	11.7%
BSCMS 1999 CLF1, Class F	07383FCD8	B-	2,494	848	7.1%	22.5%
CMLBC 2002-CMLB-1, Class H	201736AM7	BB	11,907	7,208	6.3%	11.2%
CMLBC 2002-CMLB-1, Class J	201736AN5	B	7,144	3,351	6.3%	14.2%
CMLBC 2002-CMLB-1, Class K	201736AP0	NR	4,766	1,125	6.3%	28.0%
CREST 2001-1A, Class A(4)	22608PAA2	AAA	20,397	20,468	1.7%	1.6%
Other			839	666

Total			$55,873	$40,054

(1)	The interests represent investments in a class of a prior commercial mortgage loan securitization. Class designations are generally descriptive of the security and its relative priority within the securitization (with letters generally reflecting descending priority).
(2)	All amounts are rounded to the nearest thousand. Sums may not equal totals due to rounding.
(3)	Represents the yield to maturity, computed using the effective interest method, based on our carry value.
(4)	This security was sold in January 2004 for no gain or loss. While we owned the security, we received interest payments.

Structuring Fees Receivable

As of December 31, 2003, our net lease assets also included approximately $5.2 million of structuring fees receivable from various borrowers on net lease loans we previously originated and then sold. These structuring fees represent cash flows we have the right to receive subsequent to the sale of the loans. We are entitled to receive a monthly income stream out of lease payments on the properties. As of December 31, 2003, all structuring fee payments were current.

Formation Transactions

The formation transactions include the following transactions, which will occur immediately prior to or upon closing of this offering:

•	the members of CLF, LLC will separately contribute all of the outstanding limited liability company interests of CLF, LLC to CLF, Inc., in exchange for an aggregate of 3,968,800 shares of common stock of CLF, Inc.;

•	upon the completion of these contributions, CLF, Inc. will own all of the equity interests in CLF, LLC and CLF, LLC will continue its business as a subsidiary of CLF, Inc.; and

•	CLF, Inc. will issue 20,000,000 shares of common stock in this offering.

The aggregate number of shares of our common stock that the members of CLF, LLC will receive in the formation transactions is 3,968,800. These shares will be allocated among the members as follows:

Number of Shares
Hyperion CLF LLC(1)	2,295,566
LSR Capital CLF LLC(2)	510,126
Wachovia Investors, Inc.(3)	1,020,251
CLF Management I, LLC(4)	142,857

3,968,800

(1)	Hyperion CLF LLC is a wholly-owned subsidiary of Hyperion Partners II L.P. Our chairman, Lewis S. Ranieri, is the chairman and president, a director and the majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.
(2)	Mr. Ranieri is the managing member of, and sole capital contributor to, LSR Capital CLF LLC.
(3)	An affiliate of Wachovia Bank, N.A. and Wachovia Capital Markets, LLC.
(4)	Owned entirely by the following employees of our company: Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz, Michael J. Heneghan and Gary E. Landriau.

The allocation of the 3,968,800 shares among the members of CLF, LLC has been determined by the formula provided in the limited liability company agreement of CLF, LLC. Pursuant to the formula, the allocation depended on the aggregate value of the consideration to be received by the members, which depended, in turn, on the initial public offering price of our common stock. The number of shares issued to CLF Management I, LLC constitutes approximately 3.6% of the total consideration received by the members. Generally, CLF Management I, LLC is entitled to a portion of the consideration not to exceed $1,500,000, and the remaining members share the balance in accordance with their membership profit percentages. The total shares received by the members (3,968,800) was determined based on an assumed market value of CLF, LLC of $39,688,000 prior to completion of this offering. This value represented 121% of the book value of CLF, LLC as of September 30, 2003, and was determined through negotiations, not conducted at arm’s length, among the members and the representatives of the underwriters for this offering. We did not obtain any independent third-party appraisals of the value of CLF, LLC.

On November 17, 2003, we issued 139,134 shares of common stock to certain of our current and former employees.

As a result of the formation transactions, including this offering (and including grants of shares that we intend to make under our stock plan), our directors and executive officers and the current owners of CLF, LLC, as a group, will own 17.4%, and the purchasers of common stock in this offering, as a group, will own 81.7% of the outstanding common stock of our company upon completion of this offering. The remaining 0.9% of our company will be owned by certain of our current and former employees.

We will record the contribution of our predecessor’s (CLF, LLC’s) historical balance sheet as of the closing date of this offering, including the assets, assumption of liabilities and deficits at their historical amounts.

Following this offering, we expect to convert CLF, LLC to a limited partnership in which we will be the initial limited partner and our wholly-owned subsidiary will be the sole general partner. Additional limited partners may be added in the future. We will conduct substantially all of our future business operations through this operating partnership.

Following completion of this offering and the formation transactions, our company will be organized as follows:(1)

(1)	Ownership percentages are based on the number of shares of our common stock that will be outstanding immediately upon completion of this offering, including 383,766 shares that we intend to grant under our stock plan.
(2)	Mr. Ranieri is the managing member of, and sole capital contributor to, LSR Capital CLF LLC.
(3)	Reflects indirect ownership. Mr. Ranieri is the chairman and president, a director and majority stockholder of Hyperion Funding Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.
(4)	Includes certain current and former employees of CLF, LLC that are not executive officers of our company.
(5)	Excluding shares to be held by our chairman, Mr. Ranieri, through LSR Capital CLF LLC or Hyperion CLF LLC. Including shares to be held through those entities, our executive officers and directors will own 13.3%, and Mr. Ranieri will own 11.6%, respectively, of our company upon completion of the offering and the formation transactions.
(6)	We intend to convert CLF, LLC to a limited partnership following the offering. Our wholly-owned subsidiary will be the sole general partner and we will be the sole initial limited partner. Additional limited partners may be added in the future.

Benefits to Affiliates and Certain Other Parties

Our chairman and our executive officers will receive the following consideration in connection with this offering.

Upon completion of this offering, our executive officers will enter into employment agreements providing for salary, bonus and other benefits. Mr. Ranieri will be paid an annual retainer of $150,000 for serving as chairman of our board of directors.

Transaction	Affiliated Party	Consideration(1)
Purchase of common stock	Paul H. McDowell	$210,546	(2)
	William R. Pollert	226,265	(2)
	Shawn P. Seale	206,000	(2)
	Robert C. Blanz	80,147	(2)
	Michael J. Heneghan	72,282	(2)

Grant of common stock	Lewis S. Ranieri	$262,500	(3)
	Paul H. McDowell	521,063	(3)
	William R. Pollert	517,503	(3)
	Shawn P. Seale	517,503	(3)
	Robert C. Blanz	274,806	(3)
	Michael J. Heneghan	196,298	(3)

Issuance of common stock in formation transaction	Lewis S. Ranieri	$29,459,766	(4)
	Paul H. McDowell	367,490	(5)
	William R. Pollert	337,502	(5)
	Shawn P. Seale	337,502	(5)
	Robert C. Blanz	239,999	(5)
	Michael J. Heneghan	97,503	(5)

(1)	All shares of common stock are valued at the initial public offering price.
(2)	Represents the value of shares of common stock purchased directly from us for cash of $.10 per share in a private transaction on November 17, 2003. With respect to Mr. Seale, excludes $73,720 in consideration attributable to shares purchased by Mr. Seale’s wife. Including those shares, the consideration to be received by Mr. Seale in connection with the purchase of common stock directly from us would be $279,720.
(3)	Represents the value of the shares of common stock to be granted under our stock plan upon completion of this offering. Mr. Ranieri will receive 25,000 shares of our common stock, 10,000 of which will be fully vested upon grant and 15,000 of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. One-third of the shares granted to our executive officers will be fully vested upon grant and the remaining two-thirds will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Prior to vesting, the holders will be entitled to vote and receive dividends with respect to such shares.
(4)	Includes the value of 2,295,566 shares to be issued to Hyperion CLF LLC and 510,126 shares to be issued to LSR Capital CLF LLC. Hyperion CLF LLC is a wholly-owned subsidiary of Hyperion Partners II L.P. Mr. Ranieri is the chairman and president, a director and the majority stockholder of Hyperion Funding Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P. Mr. Ranieri is the managing member of, and sole capital contributor to, LSR Capital CLF LLC.
(5)	Includes the value of the affiliated party’s percentage share of the shares of common stock to be issued to CLF Management I, LLC as follows: Mr. McDowell, 24.5%; Mr. Pollert, 22.5%; Mr. Seale, 22.5%; Mr. Blanz, 16.0%; and Mr. Heneghan, 6.5%.

Affiliates of Wachovia Capital Markets, LLC, one of our underwriters, will receive the following consideration in connection with this offering:

•	upon completion of the offering, Wachovia Investors, Inc. will own approximately 4.1% of our common stock on a fully diluted basis (having a value of $10.7 million based on the initial public offering price);

•	Wachovia Bank, N.A. will continue as one of our warehouse lenders and will receive approximately $59.3 million, or approximately 30.7%, of the net proceeds of this offering in repayment of loans made under our secured warehouse credit facilities prior to this offering; and

•	Wachovia Bank, N.A. will be appointed our transfer agent and will continue to act as servicer of our net lease assets and will be entitled to payment of fees for acting in such capacities.

Distribution Policy

We intend to make regular quarterly distributions to holders of our common stock in amounts sufficient to avoid corporate income tax and the 4% excise tax on certain undistributed income. To maintain our qualification as a REIT, we are required to make annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income as calculated in accordance with United States generally accepted accounting principles). To the extent that we distribute at least 90%, but less than 100% of our taxable income, we will be subject to corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year, and (iii) 100% of our undistributed taxable income from prior years.

Distributions will be authorized by our board of directors and declared by us, out of assets legally available, based upon a variety of factors deemed relevant by our directors, and no assurance can be given that our distribution policy will not change in the future. Our ability to pay distributions to our stockholders will depend, in part, upon receipt of required payments from borrowers, lease payments from tenants, payments received on securities we hold, advisory fees and other revenues. Distributions to our stockholders will generally be taxable to our stockholders as ordinary dividend income to the extent we have current or accumulated earnings and profits. To the extent not inconsistent with maintaining our REIT status, we may maintain accumulated earnings of our taxable REIT subsidiaries in such entities.

Our charter allows us to issue preferred stock with a preference on dividends. We currently have no intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a distribution to the holders of our common stock.

We anticipate adopting a dividend reinvestment plan which would allow our stockholders to reinvest their distributions automatically in additional shares of our common stock.

Summary Selected Historical Financial Information

The following summary selected historical financial information for the five years ended December 31, 2003 is derived from the audited consolidated financial statements of CLF, LLC. The financial statements for the five years ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this prospectus.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Statement of operations data
Revenues:
Interest income from mortgage loans & securities	$7,317	$8,092	$9,313	$15,480	$11,749
Gain-on-sales of mortgage loans & securities	11,652	10,051	21,565	2,106	(2,340)
Rental income	—	—	—	264	1,236
Other revenue	151	343	321	57	143

Total revenues	19,120	18,486	31,199	17,907	10,788

Expenses:
Interest expense	1,219	2,142	5,882	13,247	9,854
Interest expense to affiliates and members	838	659	1,273	442	—
Loss on derivatives and short sales of securities	3,129	7,729	11,954	11,985	87
Provision for loss on mortgage loans	—	—	—	2,000	2,539
Impairment on investment in Bedford	—	—	—	1,669	—
General and administrative expenses	7,187	6,966	7,794	7,372	5,968
Loan processing expenses	114	158	232	153	101

Total expenses	12,487	17,654	27,135	36,868	16,010

Net income (loss)	$6,633	$832	$4,064	$(18,961)	$(5,222)

Other data
Cash flows from operating activities	$(10,743)	$3,774	$234,057	$(172,227)	$(82,720)
Cash flows from investing activities	(69)	846	(1,084)	36	4,087
Cash flows from financing activities	11,948	(10,773)	(224,265)	169,771	82,889

	As of December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Balance sheet data
Cash and cash equivalents	$6,522	$5,386	$11,539	$2,831	$5,251
Securities held for sale	40,054	20,348	13,963	20,342	25,458
Structuring fees receivable	5,223	4,794	5,231	111	—
Mortgage loans held for sale	71,757	77,716	83,883	311,919	123,065
Total assets	125,773	112,276	129,473	444,077	318,465
Repurchase agreement obligations	28,765	51,894	75,409	304,692	147,041
Repurchase agreement obligation due to affiliates and members	59,322	24,222	11,249	—	—
Borrowings from affiliates	—	—	—	11,275	—
Members’ capital	34,045	27,775	25,066	5,428	23,820

The Offering

Common stock offered	20,000,000 shares(1)

Common stock to be outstanding after this offering	24,491,700 shares(1)(2)

New York Stock Exchange symbol	LSE

(1)	Assumes that the underwriters’ over-allotment option to purchase up to an additional 3,000,000 shares will not be exercised.
(2)	Includes an aggregate of 3,968,800 shares of common stock to be issued to the members of CLF, LLC in the formation transactions. Includes 139,134 shares of common stock issued to certain of our current and former employees. Also includes an aggregate of 383,766 shares of common stock that will be issued to our directors, executive officers and other key employees as compensation under our stock plan upon completion of this offering. Excludes an aggregate of 591,234 shares of common stock reserved for issuance upon exercise of options and other stock-based awards to be granted under our stock plan.

Use of Proceeds

We will use the net proceeds of this offering, which will be approximately $193.3 million ($222.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated expenses payable by us, as follows:

•	approximately $88.1 million to repay all of our outstanding borrowings under our secured warehouse facilities;

•	approximately $15.2 million to fund our committed loans, subject to our due diligence process and final approval by our investment committee (including long-term credit tenant loans and 10-year credit tenant loans);

•	approximately $88.0 million to fund future net lease loans and acquisitions, acquisitions of real properties subject to net leases to credit tenants and acquisitions of structured interests in net lease assets such as CMBS and CDOs; and

•	approximately $2.0 million for working capital purposes, including payment of annual overhead expenses.

We have one secured warehouse facility with Bank of America, N.A. and two with Wachovia Bank, N.A. Our current aggregate borrowing limit under these agreements is $300 million, provided certain conditions are met. Commercial mortgage loan borrowings under our facility with Bank of America accrue interest at a variable rate, set monthly, at LIBOR plus 1.50%. Interest rates on discretionary 30-day CMBS borrowings are based on the credit rating on the underlying bonds and were LIBOR plus 0.80% as of December 31, 2003. Our Bank of America facility matures on March 1, 2005, but may be extended by us until March 1, 2006 upon the fulfillment of certain conditions. Our first facility with Wachovia Bank relates to the financing of CMBS bonds, accrues interest at a variable rate, set monthly, generally at LIBOR plus 2.0%, and matures on March 31, 2005. Our second facility with Wachovia Bank relates to the financing of mortgage loans, accrues interest at a variable rate, set monthly, at LIBOR plus 1.0%, and matures on March 31, 2005, but may be extended by us until March 31, 2006 upon our payment of a fee. Each of our warehouse facilities may be terminated at the lender’s election.

A tabular presentation of our estimated use of proceeds follows:

	Dollar Amount	Percentage of Gross Proceeds
	(in thousands)
Gross offering proceeds	$210,000	100.0%
Underwriting discount	14,700	7.0%
Other expenses of offering	2,000	1.0%

Net offering proceeds	$193,300	92.0%

	Dollar Amount	Percentage of Net Proceeds
	(in thousands)
Estimated amount of net proceeds used to repay outstanding borrowings under our secured warehouse facilities	$88,087	45.6%
Estimated amount of net proceeds used to fund committed loans, subject to our due diligence process and final approval by our investment committee	15,153	7.8%
Estimated amount allocated to fund future net lease loans and acquisitions of real properties and structured interests	88,060	45.6%
Estimated amount allocated for general corporate and working capital purposes	2,000	1.0%

Net offering proceeds	$193,300	100.0%

Pending these uses, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, high grade CMBS or CDO bonds, corporate bonds, commercial paper, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

RISK FACTORS

An investment in our common stock involves significant risks. In evaluating our business, prospective investors should carefully consider the following risk factors, in addition to the other information presented in this prospectus.

Risks Related to Operations

We have no specific designated use for approximately 45.6% of the net proceeds from this offering, and investors will be unable to evaluate the manner in which such net proceeds are invested or the economic merits of the assets acquired with the proceeds.

At the time of this offering, we have no specific designated use for approximately $88.0 million, or 45.6%, of the net proceeds from this offering. As a result, investors will be unable to evaluate the manner in which a significant portion of the net proceeds of this offering will be invested or the economic merits of our expected investments. There can be no assurance that we will be able to identify net lease loans or acquire additional real properties or net lease assets which meet our acquisition criteria in sufficient time or on acceptable terms to produce a return on our investment. We will have broad authority to invest the remaining proceeds of this offering in assets we may identify in the future. Any significant delay in investing such proceeds could have a material adverse effect on our ability to make distributions to our stockholders.

We may not succeed in our attempts to change our business strategy by expanding beyond being primarily a net lease lender.

Prior to this offering, our business was focused on originating, acquiring and financing net lease loans and our revenues were derived primarily from the sale of these net lease loans. Upon completion of this offering, we intend to expand our business by financing and investing at all levels of the capital structure of net lease properties, including acquiring more real estate securities such as CMBS and CDOs, and directly acquiring a significant amount of net lease real estate, and holding the net lease loans and other assets on our balance sheet for the medium to long-term. We may fail to execute this strategy for a variety of reasons, including our inability to originate and acquire a sufficient quality or quantity of net lease assets to support our business and as a result of the other risks described in this “Risk Factors” section. Net lease asset opportunities are limited and competition for those assets is significant. In addition, expansion of our business may require capital resources greater than the proceeds of this offering, and there can be no assurance that additional financing to fund these activities will be available. Our failure to accomplish our new business strategy could adversely affect the value of an investment in our company, and could adversely affect our financial condition and operating results.

One of our underwriters may have conflicts of interest in connection with this offering.

Wachovia Capital Markets, LLC, one of our underwriters, may have conflicts of interest in connection with this offering:

•	upon completion of the offering, Wachovia Investors, Inc., an affiliate of Wachovia Capital Markets, LLC, will own approximately 4.1% of our common stock on a fully diluted basis (having a value of $10.7 million based on the initial public offering price);

•	Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, will continue as one of our warehouse lenders and will receive approximately $59.3 million, or approximately 30.7%, of the net proceeds of this offering in repayment of loans made under our secured warehouse credit facilities prior to this offering; and

•	Wachovia Bank, N.A. will be appointed our transfer agent and will continue to act as servicer of our net lease assets and will be entitled to payment of fees for acting in such capacities.

These transactions give the identified affiliates of Wachovia Capital Markets, LLC an interest in the successful completion of this offering beyond the underwriting discounts and commissions Wachovia Capital Markets, LLC will receive from this offering. This could cause Wachovia Capital Markets, LLC’s obligations to us and the investors in this offering to conflict with those of its affiliates, and those affiliates may seek to influence Wachovia Capital Markets, LLC to act in a manner inconsistent with its obligations to us and the investors.

Our board of directors may change our investment and operational policies without stockholder consent.

Our board of directors determines our investment and operational policies and may amend or revise our policies, including our policies with respect to our REIT status, investment objectives, acquisitions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies without a vote of or notice to our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

We may be unable to generate sufficient cash flow to make distributions to our stockholders.

As a REIT, we are required to distribute at least 90% of our taxable income each year to our stockholders. If we are unable to execute our business plan successfully or in the event of future downturns in our operating results and financial performance, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you that we will generate sufficient cash to fund distributions required to maintain our REIT tax status or to fund any distributions.

Our management has no experience operating a REIT or a public company or executing our new business plan.

Our management has no experience operating a REIT or a public company or in executing our new business plan. Therefore, you should be cautious in drawing conclusions about the ability of our management team to do so.

Risks Related to Net Lease Assets

A decrease in the credit quality of a tenant could adversely affect the value of our investments and our earnings.

Because lease payments on the properties we finance or invest in service our assets, the value of our net lease investments in net lease loans, real property and real estate securities is primarily driven by the credit quality of the underlying tenant until an event of default occurs on the investment and, thereafter, by the value of the underlying real estate. In the case of a default on our long-term credit tenant loans, we generally hold a priority interest in the underlying real estate, which may be sold or re-leased to enhance recovery. Nonetheless, a decline in the credit rating of a tenant or adverse change in the tenant’s financial condition prior to an event of default may result in a decline in the value of our net lease investment and a charge to our statement of operations.

The occurrence of material adverse events with respect to tenants to whom we have a high degree of exposure or a downturn in their industries could adversely affect our operating results.

Of our assets as of December 31, 2003, approximately $22.8 million involve properties leased to, or leases guaranteed by, the University of Connecticut Health Center, approximately $16.5 million involve properties leased to, or leases guaranteed by, Xerox Corporation (which has below investment grade credit ratings from S&P and Moody’s as of December 31, 2003 of BB– and B1, respectively), and approximately $15.0 million involve properties leased to, or leases guaranteed by, Natural Gas Pipeline Company of America. In addition, one other corporation leases or guarantees leases on properties which represent over 5% (but are less than 10%) of our assets. Any financial difficulty or bankruptcy of one or more of such tenants or guarantors resulting in nonpayment or delay in payment of rental payments and other amounts due under the related leases could, as a result of this concentration, have a greater adverse effect on us than a similar problem with a less significant tenant.

In addition, our assets as of December 31, 2003 involve properties leased to, or leases guaranteed by, CVS Corporation and Walgreen Co., both companies in the retail drug industry. Approximately $11.0 million, or 8.7%, of our assets as of December 31, 2003, involve properties leased to, or leases guaranteed by, companies in the retail drug industry. Any downturn in the retail drug industry or in any other industry in which we have a large investment could have a material and adverse effect on our financial condition and operating results. Among other risks, the retail drug industry is subject to the risks of:

•	reductions in third-party reimbursements of prescription drugs;

•	increases in governmental regulation or non-compliance with governmental regulation;

•	improper filling of prescriptions, improper labeling of prescriptions and inadequacy of warning on prescriptions;

•	inability to attract and retain qualified pharmacists; and

•	competition.

We may make errors in analyzing the data of certain of our net lease tenants and intend to make loans on properties leased to non-investment grade tenants.

Approximately $38.8 million, or 30.8%, of our assets as of December 31, 2003, involve properties leased to, or leases guaranteed by, companies without a publicly available credit rating. A portion of our assets is expected to continue to involve tenants who do not have publicly available credit ratings. For these tenants, we prepare an internally generated credit analysis, after a review of available financial data. We may misinterpret or incorrectly analyze this data. These mistakes may cause us to make investments we would not have otherwise made and may ultimately result in losses on one or more of our investments. In addition, approximately $18.4 million, or 14.7%, of our assets as of December 31, 2003, involve properties leased to, or leases guaranteed by, companies whose credit rating is below investment grade. After this offering, we intend to expand our loan offerings on properties that are net leased to tenants that have near but below investment grade credit, particularly as part of our 10-year credit tenant loan program. These loans will have a greater risk of default and bankruptcy than loans on properties net leased exclusively to investment grade tenants.

We may be unable to obtain financing, and our existing secured warehouse facilities may be unavailable to us.

We expect to borrow money under secured warehouse credit facilities to fund our acquisitions and origination of net lease assets. If we are unable to obtain or use such financing or to borrow money on advantageous terms, our ability to execute our business plan could be materially adversely affected.

We have a secured warehouse facility with Bank of America, N.A. and two secured warehouse facilities with Wachovia Bank, N.A. Under the terms of these facilities, we sell commercial mortgage loans or CMBS to the lender as security in exchange for funds to finance our net lease investments. Our lenders own the commercial loans and CMBS that we sell to them as security for our borrowings and hold those loans and CMBS subject to our right or obligation to repurchase later.

Our three warehouse facilities are uncommitted as our warehouse lenders must agree to each asset contributed to one of the facilities. Moreover, our Bank of America warehouse facility is terminable upon 120 days written notice by Bank of America, and the Wachovia Bank facilities are terminable at will by Wachovia Bank. We cannot assure you that we may be able to draw funds under these facilities at any given time or that our lenders may not elect to terminate the facilities.

In the event that one of our warehouse lenders files for bankruptcy or becomes insolvent, our loans subject to our repurchase rights or obligations may become subject to the bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. In addition, in the event of our bankruptcy, our warehouse lenders may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the Bankruptcy Code. In that case, our bankruptcy estate might include our repurchase rights, but would not include our loan assets held by our warehouse lenders subject to our repurchase rights.

In the event of a bankruptcy of one of our borrowers or an affiliate of one of our borrowers, our financial condition and operating results may suffer.

Despite that we generally use bankruptcy-remote structures when we fund a loan, one of our borrowers may become a debtor in a bankruptcy case as a result of liabilities unrelated to ownership and operation of its net leased real property or, if an affiliate of one of our borrowers becomes the debtor in a bankruptcy case, a court may order that our borrower’s assets and liabilities be substantively consolidated with those of its affiliate. Either of these events could delay or reduce payments on our loan assets, delay our ability to foreclose on the net leased property and may have an adverse affect on our financial condition and operating results.

Risks Related to Borrowings

We expect to borrow a significant amount of debt to finance our portfolio, which may subject us to increased risk of loss.

We expect to incur significant indebtedness in our operations. We expect that substantially all of our assets will be pledged as collateral for our borrowings (on average 70% to 80% of our assets). Required debt service will reduce cash and net income available for operations or distribution to our stockholders. If the income on assets financed with borrowed funds fails to cover the cost of the borrowings, we may experience net losses on assets not yet financed with long-term debt or lower net profits. If we default on our debt service obligations, we would be at risk of losing some or all of our assets as our lenders will have a first priority claim on the collateral we pledge and the right to foreclose.

Our ability to achieve our investment objectives depends to a significant extent on our ability to borrow money in sufficient amounts and on sufficiently favorable terms, thus earning incremental returns. We may not be able to achieve the degree of leverage we believe to be optimal due to decreases in the proportion of the value of our assets against which we can borrow, decreases in the market value of our assets, increases in interest rates (to the extent we have assets financed with variable rate debt, including our secured warehouse lines of credit), changes in the availability of financing in the market, conditions in the lending market and other factors. This may cause us to experience losses or less profit than would otherwise be the case.

A substantial portion of our borrowings are expected to be structured as secured debt, in particular secured warehouse credit facilities under which we will borrow to fund originations and acquisitions of net lease assets pending the arrangement of longer-term financing through the CDO market or otherwise. If the value of the assets pledged to secure such secured warehouse facilities were to decline, we may be required to post additional collateral, to reduce the amount borrowed or to suffer forced sales of the collateral.

We intend to finance our net lease assets over the long-term through a variety of means, including securitization, unsecured debt, mortgage financing and conduit financing. We do not expect to use gain-on-sale accounting to realize income at the time of financing on a long-term basis; instead, as part of our post-offering strategy, which is new to us and our management, we will retain the financed assets on our balance sheet. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner which are beyond our control, including lack of liquidity and greater credit spreads. We cannot assure you that these markets will remain an efficient source of long-term financing for our net lease assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our net lease assets, as our secured warehouse lines will not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders, funds available for operations, as well as for future business opportunities, and could result in net losses and the erosion of our equity.

Hedging transactions may not effectively protect us against anticipated risks and may subject us to certain other risks and costs.

We intend to enter into hedging transactions primarily to protect us from the effect of interest rate fluctuations on our portfolio of net lease assets from the date on which we commit a rate or price to a borrower or seller and until the date the asset is pledged to secure long-term financing or is sold. Pursuant to our current policy, we attempt to hedge a significant amount of our interest rate risk during this interim period. We may determine, from time to time, to hedge certain other risks associated with our portfolio of assets. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. In addition, there will be many market risks against which we may not be able to hedge effectively, including changes in the spreads of corporate bonds, CMBS or CDOs over the underlying U.S. Treasury rates. Furthermore, we may or may not hedge any risks with respect to CMBS or CDOs that we may purchase or hold for investment. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Our hedging strategy may serve to reduce the returns which we could possibly achieve if we did not hedge certain risks.

The Internal Revenue Code provisions applicable to REITs provide that the income from specified hedging transactions is qualifying income for purposes for the 95% gross income test, but not the 75% gross income test, both of which we must satisfy on an annual basis. Income derived from hedging transactions not specified in these provisions is treated as nonqualifying income for purposes of both gross income tests applicable to REITs. Because we intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT, we will be limited in the type of hedging transactions that we may use.

Hedging involves risk and typically involves costs. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. We intend, generally, to hedge as much of our interest rate risk as we determine is in the best interest of our stockholders, given the cost of the hedging transactions.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our hedging policies may be changed by our board of directors at any time without stockholder approval.

We may fail to qualify for hedge accounting treatment.

We record derivative and hedge transactions in accordance with United States generally accepted accounting principles, specifically Statement of Financial Accounting Standards No. 133, Accounting for

Derivative Instruments and Hedging Activities. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales), we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction.

If we fail to secure long-term financing for a substantial portion of our net lease assets, our financial condition and operating results may suffer.

We expect to rely upon our ability to finance our net lease assets with long-term indebtedness in order to generate cash proceeds for repayment of our secured warehouse lines of credit and to originate and acquire additional and other net lease assets. We cannot assure you, however, that we will be successful in securing long-term financing for a substantial portion of the net lease assets that we originate or acquire. For example, changes in interest rates could inhibit our ability to secure long-term financing. In the event that it is not possible or economical for us to secure long-term financing for a substantial portion of our net lease assets, we may exceed our capacity under our secured warehouse credit facilities and be unable or limited in our ability to originate and acquire future net lease assets, which would have a material adverse effect on our financial condition and operating results. If we determine that we should sell our net lease assets rather than finance them, there could be significant adverse effects on our operating results and stockholder distributions as a result of the treatment of any gains from such sales under the tax rules governing REITs.

Our short-term financings may expose us to interest rate risk, margin calls and term risks.

Our borrowings under our secured facilities are currently at variable rates and will typically be adjusted monthly relative to market interest rates. If interest rates on our borrowings rise at a faster pace than yields on our assets increase, our net interest expense will likely increase, causing our net income to decrease.

The amount available to us under our secured facilities depends in large part on the lender’s valuation of the assets that secure our financings. Each credit facility provides the lender the right, under certain circumstances, to re-evaluate the collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings at a time when we may not have a sufficient inventory of assets or cash to satisfy the margin call. Any failure by us to meet a margin call could cause us to default on our credit facilities and otherwise have a material adverse effect on our financial condition and operating results.

In addition, the lenders under our secured facilities have no obligation to renew short-term financings. The lenders may require us to repurchase the underlying loans. If these financings are not renewed or we were required to repurchase the underlying loans, our liquidity could be materially adversely affected.

If credit spreads widen before we obtain long-term financing for our net lease assets, the value of our net lease assets may suffer.

We price our net lease assets based on our assumptions about future levels of credit spreads for long-term fixed rate financing of those assets. We expect to obtain long-term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or the London Inter-Bank Offered Rate (LIBOR). If the spread that investors will pay over the benchmark widens and the rates we charge on our net lease loans or the income we generate from our other net lease assets are not increased accordingly, we may experience a material adverse effect on our net lease asset income and, therefore, experience a reduction in the economic value of the net lease assets that we have originated or acquired.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of CDOs issued by us will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analysis of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure CDOs. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

Risks Related to Mortgage Assets

Our investments in subordinated and commercial mortgage-backed securities are subject to losses.

When we acquire structured interests in net lease assets, we may invest in the subordinate classes of CMBS or CDOs or take a subordinate interest in the net lease asset or assets. Losses on an asset securing a mortgage loan included in a securitization or other structured interest are generally borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default of an underlying asset or assets and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities or interests junior to those in which we invest, if any, we may not be able to recover our investment in the securities or structured interests we purchase. In addition, if the underlying asset portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related structured interests, the structured interests in which we invest may effectively become the “first loss” position behind the more senior interests, which may result in significant losses to us.

The prices of lower credit quality structured interests are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality interests because the ability of tenants or the obligors of mortgages underlying the structured interests to make required payments may be impaired. In such event, existing credit support in the structure may be insufficient to protect us against loss of our principal on these interests.

Fluctuating interest rates may adversely affect the quantity and value of our net lease assets.

Because we currently finance our net lease assets with variable rate short-term financing, increases in short-term interest rates may increase our net interest expense and decrease the net income generated by our net lease assets. Fluctuations in interest rates may also affect us in other ways, including that:

•	higher interest rates may reduce overall demand for net lease loans and accordingly reduce our production of loan assets, which could have a material adverse effect on our financial condition and operating results; and

•	increases or decreases in short- or long-term interest rates may reduce the value of assets on our balance sheet.

We may experience losses on our mortgage loans.

We intend to originate and acquire mortgage loans (in particular, net lease loans) as part of our investment strategy. As a holder of mortgage loans, we will be subject to risks of borrower defaults, tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. Also, the costs of originating, acquiring, financing and hedging the mortgage loans (including the debt service on CDOs secured by the mortgage loans, and expenses related to the CDO transaction, including third-party fees payable to trustees, servicers, document custodians, and credit enhancement providers) could exceed the income on the mortgage assets. In the event of any default under mortgage loans, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan plus all interest thereon and other costs payable before principal. To the extent we acquire subordinate CMBS or CDO interests or other subordinate structured interests in net lease assets, we will be subject to these risks in a concentrated form with respect to the underlying net lease assets.

The typical net lease requires casualty insurance (which may be through self insurance) to be maintained on the underlying property (generally by the borrower or the tenant), with such coverages and in such amounts as are customarily insured against with respect to similar properties, for fire, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, flood (when the underlying property is located in whole or in material part in a designated flood plain area) and worker injury. There are, however, certain types of losses (such as from hurricanes, floods, acts of terrorism, earthquakes or wars) that may be either uninsurable or not economically insurable. As part of our lease enhancement mechanisms, we may obtain specialized insurance policies that cover some of these risks, but do not eliminate all of these risks. Should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, one or more net lease properties.

We could be subject to the risks incident to ownership of real property if the tenants underlying our net lease loans fail to make their lease payments.

Net lease loans are generally non-recourse to the property owner and in the event of defaults the lender thereunder is entirely dependent on the loan collateral. Rent payment by the underlying tenant is the primary source of payment of these loans. To the extent the tenant does not make its lease payments, repayment of the net lease loan will depend upon the liquidation value of the underlying real property. The liquidation value of a commercial property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or the borrower’s control. There can be no assurance that our remedies with respect to the loan collateral will provide us with a recovery adequate to recoup our investment.

Development loans involve greater risk of loss than loans secured by income producing properties.

We expect to expand our extension of development financing to real estate developers. We may take as collateral for these loans an equity interest in the owner of the real property and a personal guaranty from its principal. These types of loans involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property, due to a variety of factors, including dependence for repayment on successful completion and operation of the project, difficulties in estimating construction or rehabilitation costs, loan terms that often require little or no amortization, and the possibility that a foreclosure by the holder of the senior loan could result in a substantial decrease in the value of our collateral. Accordingly, in the event of a borrower default, we may not recover some or all of our investment in our development loans.

Unscheduled principal payments on our loans could adversely affect our financial condition and operating results.

The rate and timing of unscheduled payments and collections of principal on our net lease loans is impossible to predict accurately and will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, restrictions on voluntary prepayments contained in the loans, the availability of credit generally and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the borrower is more likely to prepay the then higher-rate loan than if prevailing rates remain at or above the interest rate on the loan.

Loans we originate or acquire generally prohibit prepayment for a period of years, and thereafter permit prepayment only in conjunction with payment of a prepayment premium designed to maintain the yield to investors. These premiums are intended to discourage prepayments and also compensate investors in the event a loan is nevertheless voluntarily prepaid. These mortgage loans are typically prepayable, however, during or after the lockout period, without payment of any prepayment premium, in the event of certain events of casualty or condemnation with respect to the related mortgaged property. We cannot assure you that our prepayment prohibitions and premiums will be enforceable in all jurisdictions in which we make loans. Further, a mortgage loan may effectively prepay in the event of a default, in which event a prepayment premium may not be recovered.

Unscheduled principal prepayments could adversely affect our financial condition and operating results to the extent we are unable to reinvest the funds we receive at an equivalent or higher yield rate, if at all. In addition, a large amount of prepayments, especially prepayments on loans with interest rates that are high relative to the rest of our portfolio, will likely decrease the net income we receive from our assets.

We may be required to repurchase loans that we have sold or to indemnify holders of our CDOs.

If any of the loans we originate or acquire and sell or retain do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans (including from a trust vehicle used to facilitate long-term financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

The success of our net lease business will depend upon our ability to service effectively, or to obtain effective third-party servicing for, the assets we invest in.

We have entered into a servicing arrangement with Wachovia Bank, N.A. for servicing of our net lease assets. We may in the future undertake to retain the servicing of our assets in a taxable subsidiary. We have no experience servicing a large portfolio of assets for an extended period of time. We must implement a servicing function or contract with a third party to service the assets in order to implement our strategy. We cannot assure you that our third-party contractor or we will be able to service the assets according to industry standards either immediately following this offering or in the future. Failure to service the assets properly could harm our financial condition and operating results.

An interruption in or breach of our information systems could impair our ability to originate assets on a timely basis and may result in lost business.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in reduced efficiency in asset servicing. We cannot assure you that any failures or interruptions will not occur or, if they do occur that we or the third parties on whom we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our financial condition and operating results.

If we are unable to maintain and expand our network of independent mortgage brokers, our loan origination business will decrease.

An important source of our originations of net lease loans comes from independent mortgage brokers. These mortgage brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with these mortgage brokers and actively compete with us in our efforts to obtain loans from these mortgage brokers and to expand our mortgage broker network. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our mortgage broker network, the failure of which could negatively affect the volume and pricing of our loans, which would have a material adverse effect on our financial condition and operating results.

We may be unsuccessful in executing our 10-year credit tenant loan program.

As are our other loan products, our 10-year credit tenant loans are secured by a first mortgage on the underlying real estate and an absolute assignment of the lease and rents. However, we bifurcate our 10-year credit tenant loans into two notes, a real estate note and a corporate credit note, and allocate the security among the notes. The real estate note is entitled to a first priority claim against the underlying real estate and the corporate credit note is entitled to a first priority claim against the lease assignment. Any excess recovery on one note is paid over to the other note. We typically sell the real estate note, which represents 70% to 80% of the loan, to a CMBS conduit promptly following origination and retain the corporate credit note in our portfolio. If we are unable to continue to sell the first note, we will be subject to all risks incident to holding the debt, including the risks of borrower defaults, tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. In addition, if the tenant underlying the loan becomes insolvent or bankrupt, that tenant or its bankruptcy trustee can reject the lease. In such an event, our claim, as holder of the corporate credit note, against the real estate will be junior to the real estate note holder’s claim. Further, while we will have a first priority claim on the lease assignment, our claim for damages will be limited to an amount defined under the Bankruptcy Code. Either of these contingencies could result in a material adverse effect on our financial condition and operating results.

We may fail to maintain an exemption from the Investment Company Act of 1940.

We believe that we will conduct our business in a manner that allows us to avoid registration as an investment company under the Investment Company Act of 1940. Under Section 3(c)(5)(C) of the Investment Company Act of 1940, entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate” are not treated as investment companies. The position of the Securities and Exchange Commission (“SEC”) staff generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to rely on this exemption. To constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. Mortgage securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage securities, therefore, is limited by the provisions of the Investment Company Act of 1940 and SEC staff interpretations. We cannot assure you that efforts to pursue our intended investment programs will not be adversely affected by operation of these provisions and interpretations.

Risks Related to Ownership of Real Estate

Our real estate investments are subject to risks particular to real property.

If a net lease upon real property we own (including property we may acquire upon foreclosure on properties securing our net lease loans) expires or is terminated for any reason or if a tenant defaults or files for bankruptcy and rejects its lease, we will become subject to the risks generally incident to the ownership of the real estate. These risks include those listed below:

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing, including mortgage obligations and the possibility of foreclosure;

•	the costs of complying or fines or damages as a result of non-compliance with the Americans with Disabilities Act and with environmental laws;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold;

•	changes in traffic patterns and neighborhood characteristics;

•	the potential for uninsured or underinsured property losses;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in real property tax rates and other operating expenses;

•	the relative illiquidity of real estate investments; and

•	other circumstances beyond our control.

Should any of these events occur, our financial condition and operating results could be adversely affected.

Single tenant leases involve significant risks of tenant default.

We intend to focus our real estate acquisition activities on properties that are net leased to single tenants. Therefore, a default by the sole tenant is likely to cause a significant or complete reduction in the operating cash flow generated by the property leased to that tenant and a reduction in the value of that property.

Tenant defaults could adversely affect our financial condition and operating results.

Our tenants may default under their lease obligations. Our ability to manage our assets is also subject to federal bankruptcy laws and state laws that limit creditors’ rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code (and possibly state laws relating to debtor relief) will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant’s default on its obligations to us could adversely affect our financial condition and results of operations.

The ability of tenants to reject leases in a bankruptcy could adversely affect the value of our investments and our financial condition and operating results.

If the tenant underlying our net lease investments becomes insolvent or bankrupt, that tenant or its bankruptcy trustee could reject the lease. Lease enhancements do not cover risks attendant to tenant bankruptcies.

If a lease were rejected, rental payments would terminate, leaving the owner without the rental payments to support its debt service and other obligations under loans and with a claim for damages under section 502(b)(6) of the Bankruptcy Code. A claim by the owner for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages (or any recovery on the underlying mortgaged real estate) would be sufficient to provide for the repayment of amounts then due under the lease or any debt encumbering the property.

We may have obligations to comply with covenants under certain of our net leases.

Under some net leases, the owner of the property retains obligations with respect to the property, including the responsibility for maintenance and repair of the property, provision of adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we, as property owner, were to fail to meet such obligations, the tenant may be permitted to abate rent or terminate the lease, which may result in a loss of our capital invested in, and anticipated profits from, such property.

We may not be able to renew our leases or re-lease our properties.

Upon the expiration of leases on our properties, we may not be able to re-let all or a portion of that property, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of our properties or if the rental rates upon re-letting are significantly lower than the current rates, our financial condition and operating results will be adversely affected. There can be no assurance that we will be able to retain tenants upon the expiration of their leases.

Illiquidity of real estate may limit our ability to change our portfolio.

Real estate investments are relatively illiquid. Our ability to vary our portfolio by selling and buying properties in response to changes in economic and other conditions will be limited. In addition, the Internal Revenue Code of 1986, as amended, or the Code, limits our ability to sell our properties by imposing a penalty tax of 100% on the gain derived from prohibited transactions, which are defined as sales of property held primarily for sale to customers in the ordinary course of a trade or business. The frequency of sales and the holding period of the property sold are two primary factors in determining whether a property sold fits within this definition. These considerations may limit our opportunities to sell our properties. If we must sell a property, we cannot assure you that we will be able to dispose of the property in the time period we desire or that the sales price of the property will recoup or exceed our cost for the property.

Noncompliance with environmental laws could adversely affect our financial condition and operating results.

The real properties we expect to own, including those that we may acquire by foreclosure in connection with our net lease loans, will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require the current owner of a contaminated property to clean up the property, even if the owner did not know of and was not responsible for the contamination. Liability can be imposed upon a property owner based on activities of a tenant. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. Also, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used. We may be responsible for environmental liabilities created by our tenants irrespective of the terms of any lease.

We could be responsible for the costs discussed above. The costs incurred to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect our financial condition and operating results.

We may obtain Phase I environmental reports or, in some cases, a Phase II environmental report prior to acquisition of or foreclosure on a property. However, these reports may not reveal all environmental conditions at a property and we may incur material environmental liabilities of which we are unaware. Future laws or regulations may impose material environmental liabilities on us or our tenants and the current environmental condition of our properties may be affected by the condition of the properties in the vicinity of our properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Risks Related to Lease Enhancements

Our lease enhancement mechanisms may fail.

We have developed certain lease enhancement mechanisms designed to reduce the risks inherent in our net lease investments. These lease enhancement mechanisms include:

•	casualty and condemnation insurance policies that protect us from any right the tenant may have to terminate the underlying net lease or abate rent as a result of a casualty or condemnation;

•	residual value insurance policies on net lease loans that have an amortization period that extends beyond the initial term of the underlying net lease that insure against the risk that the borrower defaults and the property is worth less than the balloon balance at maturity; and

•	with respect to a double net lease, borrower reserve funds that protect us from any rights the tenant may have to terminate the underlying net lease or abate rent as a result of the failure of the property owner to maintain and repair the property or related common areas.

These lease enhancement mechanisms may not protect us against all losses. For example, our casualty and condemnation policies typically contain exclusions relating to war, insurrection, rebellion, revolution or civil riot and radioactive matter, earthquakes (in earthquake zones) and takings (other than by condemnation) by reason of danger to public health, public safety or the environment. In addition, amounts in the borrower reserve fund may be insufficient to cover the cost of maintenance or repairs, and the borrower may fail to perform such maintenance or repairs at its own expense. The failure of our lease enhancement mechanisms may result in the loss of our capital invested in, and profits anticipated from, our investment, and could adversely affect our financial condition and operating results.

We depend on our insurance carriers to provide and honor lease enhancements.

We presently obtain specialized lease enhancement insurance policies from two carriers. The limited number of insurance carriers available to provide lease enhancements restricts our ability to replace such insurers. Any of the following developments with respect to our carriers may have a material adverse effect on our financial condition and operating results:

•	a deterioration in our relationship with one or all of our carriers;

•	a bankruptcy or other material adverse financial development with respect to one of our carriers; and

•	a dispute as to policy coverage with one of our carriers.

We may fail to analyze leases adequately or apply appropriate lease enhancement mechanisms.

Our net lease assets are generally secured by rent payments on the underlying net lease. Therefore, continued rent payments are critical to the value of our assets. In determining whether a lease enhancement mechanism is appropriate, we examine the costs and benefits of the lease enhancement mechanism in light of our analysis of the risks associated with the underlying net lease. As a result of this analysis, we may decline to apply a lease enhancement mechanism that would otherwise protect us. Our failure to analyze leases adequately or apply appropriate lease enhancement mechanisms could cause a decline in the value of our net lease asset and adversely affect our financial condition and operating results.

Risks Related to Business Strategy and Policies

The concentration of our company’s ownership may adversely affect the ability of new investors to influence our company’s policies.

Upon completion of this offering, our directors and executive officers and the current owners of CLF, LLC will own approximately 17.4% in the aggregate of the outstanding shares of our common stock. Accordingly, these owners will collectively have significant influence over our company and may determine to vote their shares together. This influence may result in company decisions that may not serve the best interest of all stockholders.

We may fail to manage our anticipated growth.

As of December 31, 2003, our company had 22 employees. If we grow rapidly, we may experience a significant strain on our management, operational, financial and other resources. Our ability to manage growth effectively will require us to continue to improve our operational and financial systems, to expand our employee base and train and manage our employees and to develop additional management expertise. Management of growth is especially challenging for us due to our limited financial resources. Failure to increase our business and manage growth effectively could have a material adverse effect on our financial condition and operating results.

Temporary investment in short-term investments may adversely affect our results.

Our results of operations may be adversely affected during the period in which we are implementing our investment, leveraging and hedging strategies or during any period after which we have received the proceeds of a financing or asset sale but have not invested the proceeds because, during this time, we may be invested in short-term investments, including CMBS or CDO bonds, corporate bonds, commercial paper, money market funds and U.S. agency debt.

Future offerings of debt and equity may adversely affect the market price of our common stock.

We may in the future increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to our common stock in a liquidation of our company. Additional equity offerings could dilute our stockholders’ equity, reduce the market price of shares of our common stock, or be of preferred stock having a distribution preference that may limit our ability to make distributions on our common stock. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

We face significant competition that could harm our business.

We are subject to significant competition in seeking net lease assets. We compete with other specialty finance companies, insurance companies, investment banks, savings and loan associations, banks, mortgage bankers, mutual funds, institutional investors, pension funds, other lenders, governmental bodies and individuals and other entities, including REITs. We may face new competitors and, due to our focus on net lease properties located throughout the United States, and because many of our competitors are locally and/or regionally focused, we may not encounter the same competitors in each region of the United States. Many of our competitors for net lease assets may have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments, may have access to lower cost capital and may succeed in buying the assets that we target for acquisition. We may incur costs on unsuccessful acquisitions that we will not be able to recover. Our failure to compete successfully could have a material adverse effect on our financial condition and operating results.

The federal income tax laws governing REITs are complex, and our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

We intend to operate in a manner that will allow us to qualify as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in qualifying as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. Our taxable income would be determined without deducting any distributions to our stockholders. We might need to borrow money or sell assets in order to pay any such tax. If we cease to qualify as a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless the federal income tax laws excused our failure to qualify as a REIT, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow or limit our ability to sell or securitize our assets.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. Under some circumstances, we may need to borrow money or sell assets to distribute enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

The formation of taxable REIT subsidiaries increases our overall tax liability.

Our taxable REIT subsidiaries will be subject to federal and state income tax on their taxable income, which will consist of gains from any loan sales and financial advisory services fees, net of the general and administrative expenses associated with these businesses. Accordingly, although our ownership of the taxable REIT subsidiaries allows us to participate in additional operating income, that operating income is fully subject to corporate income tax. The after-tax net income of our taxable REIT subsidiaries is available for distribution to us as dividends, but we may choose to retain earnings in the taxable REIT subsidiary and not pay dividends.

We will incur a 100% tax on transactions with our taxable REIT subsidiaries that are not conducted on an arm’s-length basis.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing our loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures that we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our operations by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from non-qualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate one or both of the REIT gross income tests, we would be subject to a penalty tax generally equal to the greater of the amounts by which we failed the two gross income tests, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Recent legislative change may adversely affect the market price of REIT common stock.

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2009. This reduced tax rate, however, generally will not apply to ordinary REIT dividends, which continue to be taxed at the higher tax rates generally applicable to ordinary income.

This legislation could, for individual investors, cause shares in non-REIT corporations to be more attractive relative to REIT shares than has historically been the case. It is not clear what effect this legislation will have upon market prices for REIT shares, generally, or our common stock, in particular.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. To preserve our REIT qualification, our charter provides that, unless exempted by our board of directors, no person may directly or indirectly own more than 9.9% of the number or value (whichever is more restrictive) of our outstanding shares of stock. We refer to this limitation as the “Aggregate Stock Ownership Limit.” In addition, our charter provides that, unless exempted by our board of directors, no person may directly or indirectly own more than 9.9% of the aggregate number or value (whichever is more restrictive) of the outstanding shares of our common stock. We refer to this limitation as the “Common Stock Ownership Limit.” Generally, any shares of our stock owned by affiliated owners will be combined for purposes of the Aggregate Stock Ownership Limit, and any shares of common stock owned by affiliated owners will be combined for purposes of the Common Stock Ownership Limit.

If anyone transfers shares in a way that would violate our ownership limits, or prevent us from continuing to qualify as a REIT under the federal income tax laws, we will consider the transfer to be null and void from the outset and the intended transferee of those shares will be deemed never to have owned the shares or those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate our ownership limits. Anyone who acquires shares in violation of our ownership limits or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

Provisions of our charter and Maryland law may limit the ability of a third party to acquire control of our company.

Our charter contains restrictions on stock ownership and transfer.

Our charter contains the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, and these restrictions on transferability and ownership may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our board of directors may issue additional stock without stockholder approval.

Our charter authorizes our board of directors to amend the charter to increase or decrease the aggregate number of shares of stock we have authority to issue, without any action by the stockholders. Issuances of additional shares of stock may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Other provisions of our charter and bylaws may delay or prevent a transaction or change of control.

Our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. For example, our charter and bylaws provide that: a two-thirds vote is required to remove a director, vacancies on our board may only be filled by the remaining directors, the number of directors may be fixed only by the directors, our bylaws may only be amended by our board of directors and a majority of shares is required to call a special stockholders meeting. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

A public market for our common stock may not develop, but if one does, the market price of our common stock may vary substantially.

There has been no public market for our common stock before this offering. Although we have been authorized to list our common stock on the New York Stock Exchange, or NYSE, an active public market for our common stock may not develop or be sustained. In the absence of a public market, an investor may be unable to liquidate an investment in our common stock. The public offering price has been determined by us and the underwriters. The price at which our common stock trades after this offering may be lower than the price at which our stock is sold in this offering.

The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the price of our common stock in public trading markets is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our common stock to demand a higher annual yield, which could reduce the market price of our common stock.

Other factors that could affect the market price of our common stock include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the real estate or mortgage loan industries;

•	changes in interest rates;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	sales of the 4,491,700 shares of common stock issued by us prior to this offering, as part of our formation transactions or as compensation to our executive officers, directors and other key employees upon completion of this offering, or the perception that sales of these shares could occur upon expiration or waiver of the lock-up agreements made by the recipients of these shares and required by our underwriters (or upon the expiration of any restrictions on the shares or upon our registration of those shares with the SEC);

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

We depend on our key personnel.

We depend on the efforts and expertise of our senior management to manage our day-to-day operations and strategic business direction. Our senior management is comprised of Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan. We also depend on the business relationships that our staff has with borrowers, tenants, mortgage brokers, lenders, institutional investors and other net lease market participants. Although we currently expect to enter into employment agreements with each of our executive officers, there is no guarantee that any of them will remain employed with our company for the term of or following the expiration of their respective agreements. We do not maintain key person life insurance on any of our management team members. If any member of our senior management team were to die, become disabled or otherwise leave our employ, we may not be able to replace him with a person of equal skill, ability and industry expertise.

Investors in this offering will experience immediate and substantial dilution in the book value per share.

The initial public offering of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $1.20 in net tangible book value per share of common stock from the price paid in this offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Company” and elsewhere in this prospectus include forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning.

The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Company”;

•	general volatility of the capital markets and the market price of our common stock;

•	change in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

USE OF PROCEEDS

We will use the net proceeds of this offering, which will be approximately $193.3 million ($222.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated expenses payable by us, as follows:

•	approximately $88.1 million to repay all of our outstanding borrowings under our secured warehouse facilities;

•	approximately $15.2 million to fund our committed loans, subject to our due diligence process and final approval by our investment committee (including long-term credit tenant loans and 10-year credit tenant loans);

•	approximately $88.0 million to fund future net lease loans and acquisitions, acquisitions of real properties subject to net leases to credit tenants and acquisitions of structured interests in net lease assets such as CMBS and CDOs; and

•	approximately $2.0 million for working capital purposes, including payment of annual overhead expenses.

We have one secured warehouse facility with Bank of America, N.A. and two with Wachovia Bank, N.A. Our current aggregate borrowing limit under the agreements is $300 million, provided certain conditions are met. Commercial mortgage loan borrowings under our facility with Bank of America accrue interest at a variable rate, set monthly, at LIBOR plus 1.50%. Interest rates on discretionary 30-day CMBS borrowings are based on the credit rating on the underlying bonds and were LIBOR plus 0.80% as of December 31, 2003. Our Bank of America facility matures on March 1, 2005, but may be extended by us, at Bank of America’s reasonable discretion, until March 1, 2006 upon the fulfillment of certain conditions. Our first facility with Wachovia Bank relates to the financing of CMBS bonds, accrues interest at a variable rate, set monthly, generally at LIBOR plus 2.0%, and matures on March 31, 2005. Our second facility with Wachovia Bank relates to the financing of mortgage loans, accrues interest at a variable rate, set monthly, at LIBOR plus 1.0%, and matures on March 31, 2005, but may be extended by us until March 31, 2006 upon our payment of a fee. Each of our warehouse facilities may be terminated at the lender’s election.

CAPITALIZATION

The following table presents capitalization and other data as of December 31, 2003:

•	on a historical basis for CLF, LLC, our accounting predecessor;

•	on a pro forma basis for CLF, Inc. to reflect the issuance of 139,134 shares of our common stock to current and former employees of CLF, LLC and the issuance of 3,968,800 shares of our common stock to the current owners of CLF, LLC in the formation transactions;

•	on a pro forma as adjusted basis for CLF, Inc. to reflect the above transactions as well as:

•	this offering;

•	the issuance of 383,766 shares of our common stock to our executive officers, directors and other key employees upon completion of this offering pursuant to our stock plan;

•	compensation expense in connection with (i) the issuance of 139,134 shares of our common stock to current and former employees of CLF, LLC and (ii) the grant of fully vested shares under our stock plan upon completion of this offering; and

•	the use of the net proceeds of this offering.

The table should be read in conjunction with the sections captioned “Prospectus Summary—Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2003
	(in thousands)
	Historical	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$6,522	$6,536	$96,596

Debt	$88,087	$88,087	$—
Members’ capital/Stockholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, no shares issued and outstanding		—	—
Common stock, $.01 par value, 500,000,000 shares authorized, 4,107,934 shares issued and outstanding, pro forma, and 24,491,700 shares issued and outstanding, pro forma as adjusted		41	245
Additional paid-in capital		31,930	229,056
Accumulated other comprehensive income		2,088	2,088
Deferred compensation expense		—	(3,643)
Members’ capital	34,045

Total members’ capital/stockholders’ equity	34,045	34,059	227,746

Total debt and members’ capital/stockholders’ equity	$122,132	$122,146	$227,746

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

•	any excess non-cash income (as determined under the Code).

See “Federal Income Tax Consequences of Our Status as a REIT.”

Distributions will be authorized by our board of directors and declared by us based upon a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

Subject to these factors, we intend to distribute all or substantially all of our taxable income to avoid federal income and excise taxes. Distributions to our stockholders will generally be taxable to our stockholders as ordinary dividend income to the extent we have current or accumulated earnings and profits. To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries.

Our charter allows us to issue preferred stock with a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the preference on the preferred stock could limit our ability to make distributions to our common stockholders.

We may adopt a dividend reinvestment plan in the future that allows our stockholders that have enrolled in the plan to reinvest their distributions automatically in additional shares of common stock.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of the net tangible book value of our common stock from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares outstanding of our common stock. After giving effect to:

•	the issuance of 3,968,800 shares of common stock in connection with our formation transactions,

•	the issuance of 139,134 shares of common stock to certain of our current and former employees,

•	the sale of the shares offered by this prospectus and our receipt of approximately $193.3 million in net proceeds from this offering, after deducting estimated underwriting discounts and estimated offering expenses payable by us, and

•	the issuance of an aggregate of 383,766 shares of common stock under our stock plan to our directors, executive officers and other key employees upon completion of this offering,

our pro forma net tangible book value as of December 31, 2003 would have been approximately $227.7 million, or $9.30 per share. This amount represents an immediate increase in net tangible book value of $.72 per share to existing stockholders prior to this offering and an immediate dilution in pro forma net tangible book value of $1.20 per share to new investors. The following table illustrates this dilution.

Initial public offering price		$10.50
Net tangible book value per share as of December 31, 2003	$8.58
Increase in net tangible book value per share to existing stockholders attributable to new investors	.94
Decrease in net tangible book value to existing stockholders attributable to issuance of shares to current and former employees and under our stock plan	(.22)

Pro forma net tangible book value per share after this offering		9.30

Dilution per share to new investors		$1.20

Differences Between New and Existing Stockholders in Number of Shares and Amount Paid

The table below summarizes, as of December 31, 2003 on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We used the initial public offering price of $10.50 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares Purchased Assuming No Exercise of Underwriters’ Over-Allotment Option		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	4,107,934	16.8%	$34,045,000	14.0%	$8.29
Shares to be issued under our stock plan upon completion of this offering	383,766	1.5	—	—	—
New investors	20,000,000	81.7	210,000,000	86.0	$10.50

Total	24,491,700	100.0%	$244,045,000	100.0%

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information for the five years ended December 31, 2003 is derived from the audited consolidated financial statements of CLF, LLC. The financial statements for the five years ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this prospectus.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except share amounts)
Statement of operations data
Revenues:
Interest income from mortgage loans & securities	$7,317	$8,092	$9,313	$15,480	$11,749
Gain-on-sales of mortgage loans & securities	11,652	10,051	21,565	2,106	(2,340)
Rental income	—	—	—	264	1,236
Other revenue	151	343	321	57	143

Total revenues	19,120	18,486	31,199	17,907	10,788

Expenses:
Interest expense	1,219	2,142	5,882	13,247	9,854
Interest expense to affiliates and members	838	659	1,273	442	—
Loss on derivatives and short sales of securities	3,129	7,729	11,954	11,985	87
Provision for loss on mortgage loans	—	—	—	2,000	—
Impairment on investment in Bedford	—	—	—	1,669	—
General and administrative expenses	7,187	6,966	7,794	7,372	5,968
Loan processing expenses	114	158	232	153	101

Total expenses	12,487	17,654	27,135	36,868	16,010

Net income (loss)	$6,633	$832	$4,064	$(18,961)	$(5,222)

Pro forma earnings per share (unaudited):
Net income (loss) per share, basic and diluted	$1.61	$.20	$.99	$(4.62)	$(1.27)
Weighted average number of shares outstanding, basic and diluted	4,107,934	4,107,934	4,107,934	4,107,934	4,107,934

Other data
Cash flows from operating activities	$(10,743)	$3,774	$234,057	$(172,227)	$(82,720)
Cash flows from investing activities	(69)	846	(1,084)	36	4,087
Cash flows from financing activities	11,948	(10,773)	(224,265)	169,771	82,889

	As of December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Balance sheet data
Cash and cash equivalents	$6,522	$5,386	$11,539	$2,831	$5,251
Securities held for sale	40,054	20,348	13,963	20,342	25,458
Structuring fees receivable	5,223	4,794	5,231	111	—
Mortgage loans held for sale	71,757	77,716	83,883	311,919	123,065
Total assets	125,773	112,276	129,473	444,077	318,465
Repurchase agreement obligations	88,087	76,116	86,658	304,692	147,041
Members’ capital	34,045	27,775	25,066	5,428	23,820

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Historical Financial Information,” the consolidated financial statements and the notes to those financial statements, included elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of our predecessor entities.

Overview

We are a fully-integrated specialty finance company currently focused primarily on the business of originating and selling commercial mortgage loans secured by properties net leased to credit tenants and providing related advisory services. Upon completion of this offering, we intend to elect to be taxed as a REIT for federal income tax purposes and will become the successor to CLF, LLC, which through predecessor entities, was founded in 1994.

Since 1996, we have originated, structured and closed approximately $2.5 billion in net lease transactions, involving over 500 properties net leased to more than 75 different credit tenants. As of December 31, 2003, the major components of our portfolio include 26 loans, with an aggregate principal balance of $72.4 million, certain CMBS bonds from our past securitizations, with an aggregate principal balance of $35.5 million, and other CMBS held for investment with an aggregate principal balance of $20.4 million.

Historically, we have funded our operations through equity capital contributions from our members, retained earnings, warehouse lines of credit and the sale and securitization of loans. We have operated using a gain-on-sale business model, where we sell the loans shortly after origination, either through securitization or whole-loan sales. Our mortgage loans have included traditional long-term credit tenant loans (typically 20 to 25 years), 10-year credit tenant loans and recapitalized loans. While we have historically retained a small number of loans and securities on our balance sheet, in general, loans have only been held in our portfolio for a short period of time. We have derived our revenues primarily from interest payments on the loans we originate and from the sale of those loans to third parties. Our borrowings have been on a short-term basis, and the interest expense on those borrowings has been tied to short-term floating interest rates, which are typically lower than long-term fixed-rates.

We plan to use the proceeds of this offering to repay all amounts outstanding under our warehouse lines of credit and to expand the existing business of our company. We intend to make two important changes to our business strategy. First, we plan to grow our business by continuing our existing lending business and expanding our investments in other areas of the net lease real estate marketplace. For our 10-year credit tenant loans, we intend to continue to bifurcate the loans into two notes, and continue to sell the first note to CMBS conduits and retain for our portfolio the second note. Longer term, we intend to finance the second note through CDO structures and other long-term indebtedness. We intend to acquire directly net lease real estate properties, including existing properties subject to long-term leases, as well as acquire newly developed properties indirectly through joint venture development activities. In addition, we intend to increase our ownership of real estate securities, primarily securities collateralized by net lease assets. Second, we plan to hold on our balance sheet the loans and other net lease assets we originate or acquire in our portfolio generally for the medium to long-term, and to finance that portfolio through secured borrowings, including warehouse financing, traditional mortgage debt, CDOs, and other debt mechanisms. We believe this change in our business strategy will enhance our flexibility in originating net lease assets and will result in attractive returns on invested capital. On a limited and opportunistic basis, we will acquire and immediately resell net lease investments for an immediate gain. Those acquisitions and sales will be made through a taxable REIT subsidiary. In addition, from time to time, we may dispose of assets that no longer fit within our investment criteria. Those sales will be made though a taxable REIT subsidiary if necessary to avoid a potential 100% prohibited transaction tax applicable to REITs. We expect that, because of our status as a REIT and our change in business strategy, sales of our assets will be far less frequent than they have been historically.

Upon completion of the offering and the changes in our business strategy, our net income or loss will depend on the spread between the yields on our assets and our cost to finance those assets, rather than our ability to generate gains from the sale of assets. We will receive interest income from property loans that we finance and from the securities that we hold, and rental revenue, and/or earnings from joint venture arrangements, on the properties that we own. Other income will consist of occasional gain-on-sale income, and fees charged to third parties, including our borrowers and advisory customers. Our primary expenses will be interest expense on our short-term and long-term borrowings, general and administrative expenses, and depreciation and amortization expense (associated with the acquisition and ownership of net lease properties and the financing costs of long-term financings). Since tenants under net leases are generally required to pay for property related expenses such as taxes, insurance and maintenance expenses, we do not anticipate that we will incur significant amounts of property expenses on the properties that we own, although we do anticipate some property level expenses on properties that we own that are not subject to triple-net or bondable net leases. These expenses that we may incur include parking lot improvements or repair, roof replacement or repair or other such capital expenses. We also expect to incur additional costs to expand our business, due to the possible addition of personnel, an expected increase in our administrative costs associated with reporting as a public company and increased expenditures for marketing, origination and underwriting efforts.

As we have done historically, we will continue to examine the benefits and costs of applying lease enhancement mechanisms in light of our analysis of the risks under the associated net lease. For cost or other reasons, we may decline to apply a lease enhancement mechanism that would otherwise protect us if the event that the mechanisms were designed to mitigate against occurs. In such a circumstance, the failure to have such a mechanism in place could cause a decline in the value of our net lease asset and adversely affect our financial condition and operating results.

We have historically booked valuation reserves against certain of our loans, due primarily to changes in the credit quality of the underlying tenants during the holding period. In the future, we expect to establish a reserve for potential losses, as appropriate, based on assessments of the assets in our portfolio.

Historically, our cash flows have been categorized based on our previous business model, principally the origination and sale of assets. Certain line items within the presentation of cash flows will likely change in future presentations, as our business model shifts to that of a portfolio lender. As an example, our cash flows related to loan origination have historically been categorized as operating cash flows. Under a portfolio-lending model, those cash flows will be categorized as investing cash flows. These types of reclassifications may make comparisons of prior financial statement cash flows meaningless.

Upon completion of this offering, we will account for our investments in mortgage loans currently held for sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 65, “Accounting for Certain Mortgage Banking Activities.” In connection with the formation transactions, CLF, LLC will transfer the loans at the lower of cost or market value on the transfer date in accordance with SFAS No. 65. Any difference between the carrying amount of the loan and its outstanding principal balance will be recognized as an adjustment to yield by the interest method. To the extent that we have the ability and intent to hold the loans for the foreseeable future or until maturity, we will account for mortgage loans currently held for sale as long term investments. Otherwise, the loans will continue to be accounted for as held for sale in accordance with SFAS No. 65. In addition, upon completion of this offering, we intend to continue to account for securities held for sale as such in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Our predecessor operated its business as a single segment, which includes investments in mortgage loans and commercial mortgage-backed securities held for sale. In the future, we anticipate that we will conduct our business through three primary segments:

•	mortgage loans;

•	operating net lease real estate investments; and

•	real estate securities.

The discussion below relates to our financial condition and results of operations for our predecessor entities CLF, LLC and CLF, LP for the fiscal years ended December 31, 2003, 2002 and 2001. The historical financial statements represent the combined financial condition and results of operations of these predecessor companies and their subsidiaries. All significant intercompany accounts and transactions have been eliminated. Our historical financial statements have been prepared in accordance with United States generally accepted accounting principals, or GAAP, and reflect our predecessor entities’ historical operating strategy.

Taxation

We intend to elect to be taxed as a REIT commencing with our first tax year, and we intend to continue to operate in such a manner. Our current and continuing qualification as a REIT depends on our ability to meet various tax law requirements, including, among others, requirements relating to the sources of our income, the nature of our assets, the ownership of our stock and the timing and amount of distributions that we make.

If we qualify for taxation as a REIT, we will generally not be subject to U.S. federal corporate income tax on our net income that is currently distributed to stockholders. We may nevertheless be subject to certain state, local and foreign income and other taxes, and to U.S. federal income and excise taxes and penalties in certain situations, including taxes on our undistributed income and the taxable income of our taxable REIT subsidiaries. In addition, our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they or we transact business or reside. The state, local and foreign tax treatment of our stockholders and us may not conform to the U.S. federal income tax treatment.

If, in any taxable year, we fail to satisfy one or more of various tax law requirements relating to REIT qualification, we could fail to qualify as a REIT. If we fail to qualify as a REIT for a particular tax year, our income in that year would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), and we might need to borrow funds or liquidate certain investments in order to pay the applicable tax. In addition, we would no longer be required to make distributions to our stockholders. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other developments may cause us to fail to qualify as a REIT, or may cause our board of directors to revoke the REIT election, which our board may do without stockholder approval.

Application of Critical Accounting Policies

This management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires the use of judgments, estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. The following is a summary of our accounting policies that are most affected by judgments, estimates and assumptions.

Mortgage Loans and Other Assets Held for Investment

Although historically we originated or purchased mortgage loans for sale, after this public offering we intend to originate or purchase mortgage loans and other assets to be held for investment. We will be required to periodically evaluate each of these assets for possible impairment. Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the asset. Upon determination of impairment, we would establish a specific valuation allowance with a corresponding charge to earnings. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. As of December 31, 2003, we determined that no loss allowances were necessary on any of the loans in our portfolio.

Securities Held for Sale

We have classified our real estate securities as available for sale. As such, they are carried at fair value with net unrealized gains or losses reported on our balance sheet as a component of other comprehensive income or loss. Fair value is based primarily upon our estimates of value, based upon broker quotations where available, yields on assets of similar credit quality and duration, or good faith estimates of those yields. The indicated quotations may be subject to significant variability based on market conditions, including interest rates and spreads. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant increase or decrease in the equity on our balance sheet. We must also assess whether unrealized losses on securities, if any, reflect a decline in value which is other than temporary. If so, we must write the impaired security down to its value through a charge to our statement of operations. Significant judgment is required in this analysis. No such write-downs have been made for securities currently in our portfolio.

Income on these securities is recognized using a level yield methodology based upon a number of assumptions that are subject to uncertainties and contingencies. These assumptions include the expected disposal date of such security and the rate and timing of principal and interest receipts (which may be subject to prepayments, delinquencies and defaults). These uncertainties and contingencies are difficult to predict and are subject to future events, and economic and market conditions, which may alter the assumptions.

Structuring Fees Receivable

Structuring fees receivable represent cash flows we are entitled to receive out of lease payments on properties where we previously structured, originated and sold a net lease loan. Structuring fees receivable are reported at amortized cost, and periodically evaluated for impairment. Income on these receivables is recognized using a level yield assumption. Upon completion of this offering, our intent is to be primarily a long-term holder of assets, and as such, our gain-on-sale activity, including the generation of additional structuring fees receivable, will likely be substantially lower.

Derivative Instruments and Other Risk Management Transactions

On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138 (collectively, “SFAS 133”). SFAS 133 establishes accounting and reporting of derivative instruments. Specifically, SFAS 133 requires the recognition of all derivatives on the balance sheet as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as a hedging instrument, we designate the hedging instrument based upon the risk being hedged (i.e., as a fair value hedge or a cash flow hedge).

We have historically utilized derivative transactions qualifying as hedging instruments under SFAS 133 to hedge the fair value of our mortgage loans held for sale. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge are recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

We also use other risk management transactions, such as short sales of U.S. government and agency obligations, in order to mitigate the impact of adverse changes in underlying interest rates on our portfolio and commitments. These short sale transactions are recognized as either assets or liabilities on our balance sheet at fair value, with changes in fair value marked-to-market through the income statement at each reporting date as these transactions are not considered derivatives and therefore do not qualify for hedge accounting under SFAS 133.

Upon completion of this offering, our intent is to be primarily a long-term holder of assets and to qualify as a REIT, and as such, our hedging activities will primarily involve hedging our long-term financing related to our assets. These hedge transactions will be accounted for as cash flow hedges under SFAS 133. As such, the effective portion of the gain or loss, and net payments received or made on the derivative instrument will be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, will be recognized in current earnings during the period of change.

Recently Adopted Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provision of the interpretation apply prospectively to guarantees issued after December 31, 2002. Adoption of the recognition and measurement provisions did not have a material effect on our financial condition or results of operations. However, future guarantees, if any, will be recognized as a liability at their fair value.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). A variable interest entity (“VIE”) is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. FIN 46 requires a company to consolidate a VIE if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Adoption of this new accounting standard did not have a material effect on our financial condition or results of operations.

Results of Operations

We were formed in October 2003 to continue the business of our predecessor, CLF, LLC, whose predecessor was founded in 1994.

Comparison of the Years Ended December 31, 2003 and 2002

The following discussion compares our operating results for the year ended December 31, 2003 to the year ended December 31, 2002.

Revenue

Total revenue increased $0.6 million, or 3%, to $19.1 million. The net increase was attributable to an increase in gain-on-sale of mortgage loans, partially offset by a decrease in interest income and a decrease in other revenue.

Interest income decreased $0.8 million, or 10%, to $7.3 million. The decrease was primarily attributable to a decrease in the average size of our portfolio and a lower interest rate environment.

Gain-on-sale of mortgage loans and securities increased $1.6 million, or 16%, to $11.7 million. The increase was due to higher margins on our loan sale activity during the period. We sold $167 million of loans in the 2003 period as compared to $160 million of loans for the comparable period in 2002.

Other revenue decreased $0.2 million, or 56%, to $0.2 million. This decrease was primarily due to a decline in advisory revenue between the comparative periods.

Expenses

Total expenses decreased $5.2 million, or 29%, to $12.5 million. The net decrease in expenses was primarily attributable to a decrease in interest expense and a decrease in expense associated with risk management and hedging transactions.

Interest expense on our borrowings under our secured warehouse lines of credit (repurchase agreement obligations), including interest paid to members, decreased $0.7 million, or 27%, to $2.1 million. This decrease was primarily attributable to a decrease in the underlying LIBOR rate and a decrease in our average loan portfolio during 2003. Average one-month LIBOR rates during the year ended December 31, 2003 were 1.22% as compared to 1.77% for the 2002 comparative period.

Loss on derivatives and short sales of securities decreased $4.6 million, or 60%, to $3.1 million. This expense includes the “carry” expense incurred on open hedge and other risk management positions, as well as gains or losses from hedging and other risk management transactions related to sold loans. Carry expense is a function of the difference between short-term and long-term interest rates, and changes in the shape of the yield curve affect this item. Gains and losses on derivatives and short sales of securities are generally a function of the change in long-term interest rates, with losses generally resulting from declines in long-term rates, and gains resulting from increases in long-term rates. The decline in the overall expense was due to a lower average level of assets in our portfolio during the period, less downward volatility in interest rates during the period, and the accounting impact of gains and losses on derivatives not designated as hedge transactions. For the year ended December 31, 2003, yields on long term treasury rates (10 year notes) increased from 3.82% on December 31, 2002 to 4.25% on December 31, 2003. For the year ended December 31, 2002, yields on 10-year treasury notes declined significantly from 5.05% to 3.82%. This difference in rate change for the comparative periods contributed significantly to the decline in the loss on derivatives and short sales of securities. CLF, LLC recognized hedge ineffectiveness expense of $14,000 and $277,000 for the years ended December 31, 2003 and 2002, respectively.

General and administrative expense increased $0.2 million, or 3%, to $7.2 million. The increase was primarily due to an increase in compensation expense of $0.2 million.

Net income

Net income increased $5.8 million, or 697%, to $6.6 million, as a result of the factors discussed above.

Comparison of the Years Ended December 31, 2002 and 2001

The following compares our operating results for the year ended December 31, 2002 to the year ended December 31, 2001.

On November 15, 2001, CLF, LLC was formed by the contribution of substantially all of the businesses, assets and liabilities of Capital Lease Funding, L.P. (“CLF, LP”), the contribution of $10 million in value of net lease CMBS from an affiliate of Wachovia Bank, N.A., and the contribution of $5 million in cash from an entity controlled by Lewis S. Ranieri. The results for 2001 reflect the combined financial statements of CLF, LLC for the six weeks ending December 31, 2001, and CLF, LP for the 46 weeks ending November 15, 2001. We believe that combining the results of operations for CLF, LP and CLF, LLC for the year ended December 31, 2001, and comparing those combined results with the results for the year ended December 31, 2002, makes the most meaningful comparison as the business and management were the same during both years.

Revenue

Total revenue decreased approximately $12.7 million, or 41%, to approximately $18.5 million. The primary reason for the decline in revenue was our shift in business strategy from securitizing large pools of net lease loans in CMBS-type transactions to selling our net lease loans in the whole-loan market or in small securitizations.

Beginning in 2000 and concluding in 2001, we changed our business strategy related to our loan sales. We determined that, given our capital base, our past strategy of accumulating large portfolios of loans to sell in very long-dated securitizations entailed greater risk and was likely to generate lower returns than we could obtain by selling net lease loans singly or in small groups or pools. This change in strategy was effected by the severe weakness in 1998 of the fixed-income market in general and the commercial mortgage loan market in particular, and the resulting realignment of the securitization market to one that favored 10-year debt instruments. The gain-on-sale model required that we issue and sell certificates rated from AAA to B. In many cases, the mezzanine or subordinate classes of these certificates or bonds had expected maturities of 25 to 30 years. This significantly limited our potential investor market and negatively affected pricing on those certificates. In contrast, under the portfolio model we will pursue upon completion of the offering, we intend to retain ownership of our assets and finance them using levels of leverage and securitization structures based on market conditions.

Interest income decreased $1.2 million, or 13%, to $8.1 million. The decrease was attributable to lower average balances in our loan portfolio and a lower interest rate environment, which had the effect of lowering the average interest rate on new loan originations.

Gain-on-sale of mortgage loans and securities decreased $11.5 million, or 53%, to $10.1 million. Gain-on-sale of mortgage loans is affected by the quantity of loans sold during the year, as well as interest rate changes from the loan origination dates to the sale dates (due to changes in the fair value of such loans caused by changes in interest rates). As interest rates decline, the fair value of our fixed-rate loans increases (before consideration of any hedge and other risk management expense). During early 2001, we sold a large amount of seasoned loans in a securitization. The large decrease from 2001 to 2002 was primarily a result of two items of activity during 2001 that did not occur during 2002. We sold a large amount of seasoned loans in a securitization and separately also recognized a gain of approximately $5.0 million on the structuring and sale of a single large loan. Beginning in 2002, our loan sales have been focused on the sale of whole loans or the sale of small loan portfolios. Our loan sales were also subject to less effect from interest rate changes during 2002, due to smaller net changes in underlying interest rates.

Other loan revenue increased 7%, to $343,000. Other loan revenue consists primarily of loan servicing fees received by us on loans held in inventory, and consulting fees earned by us for advisory services. Servicing fee revenue was lower, due to lower average mortgage loan inventory levels during 2002, while consulting fees increased, due to increased advisory services during 2002.

Expenses

Total expenses decreased $9.5 million, or 35%, to $17.7 million. This decrease was primarily due to lower interest expense on mortgages held for sale and lower losses incurred from our hedging and other risk management transactions.

Interest expense on our borrowings under our secured warehouse lines of credit decreased $4.4 million, or 61%, to $2.8 million. This decrease was primarily attributable to a decrease in the underlying LIBOR rate and a decrease in our average loan portfolio in 2002.

Loss recognized on derivatives and short sales of securities decreased $4.2 million, or 35%, to $7.7 million. The loss on derivatives and short sales in 2002 was caused, in most part, by losses on derivatives not designated as accounting hedges and short sales of securities as well as gains and losses from hedging and other risk management transactions related to sold loans. CLF, LLC recognized hedge ineffectiveness expense of $277,000 for the year ended December 31, 2002. The decline in the overall expense from 2001 to 2002 was due to lower average levels of assets in our portfolio during 2002, as well as to shorter holding periods for assets that were sold. Offsetting these factors and contributing to the overall level of this expense was the significant decline in interest rates during 2002 compared to the prior year’s change in interest rates. For the year ended December 31, 2002, yields on long term treasury rates (10 year notes) decreased from 5.05% on December 31, 2001 to 3.82% on December 31, 2002. For the year ended December 31, 2002, yields on 10-year treasury notes declined from 5.11% to 5.05%.

General and administrative expense decreased $0.8 million, or 11%, to $7.0 million. The decrease was due primarily to lower compensation expense and professional fees paid for the year. We also received a grant of $150,000 during 2002 related to our occupancy of space affected by the events of September 11, 2001.

Net income

Net income decreased $3.2 million, or 80%, to $0.8 million, as a result of the factors discussed above.

Bedford Capital Funding, LLC

In each of 2002 and 2001, we consolidated the assets, liabilities, revenues and expenses of Bedford Capital Funding, LLC (“Bedford”). We consolidated Bedford, in which we owned a 51% interest, because we exercised control over Bedford and its operations. All significant intercompany transactions, balances and accounts have been eliminated in consolidation. During this period, Bedford was our only operating subsidiary.

Based in New Hampshire, Bedford operated as an originator of generally small balance net lease loans secured by leases with the United States Postal Service (“USPS”). We purchased our interest in Bedford in 2000. As a result of the moratorium placed on the construction of new post offices by the USPS in 2001 accompanied by the general decline in USPS financing activity, in December 2002, we determined to cease separate operations of Bedford. At December 31, 2002, we became the sole owner of Bedford through a redemption of the remaining 49% interest. We assumed the existing origination pipeline and paid off the remaining liabilities of Bedford. We retained a single employee from Bedford and continue to use the Bedford trade name in the USPS market.

Liquidity and Capital Resources

As of December 31, 2003, we had $6.5 million in available cash and cash equivalents. As a REIT, we will be required to distribute at least 90% of our taxable income to our stockholders on an annual basis, and we intend to distribute all or substantially all of our REIT taxable income in order to comply with the distribution requirements of the Code and to avoid federal income tax and the nondeductible excise tax. We believe that upon completion of the offering our working capital, secured credit facilities and cash provided by operations will be sufficient to allow us to fund the equity portion of our net lease investments, pay distributions necessary to enable us to continue to qualify as a REIT and to fund operations for the next 12 months. If our origination and investment activities over the next 12 months are greater than currently anticipated, we may seek to finance these investments either through additional borrowings or by raising equity capital, or both.

We expect to meet our short-term liquidity requirements generally through our cash flow provided by operations, as well as existing secured credit facilities. As of December 31, 2003, we had approximately $212 million available under these credit facilities.

On an ongoing basis and once the offering is completed and the funds are invested, our principal sources of funds to meet our long-term cash requirements, including distributions to stockholders and repayment of our debt obligations, will be our net income from operations, borrowings and issuances of debt and equity securities.

We believe that the value of our assets will continue to be sufficient to repay or refinance our debt obligations at maturity.

Upon consummation of the offering and application of the net proceeds, we expect to have approximately $87.3 million of cash available to fund our origination and investment activities. We expect that we will incur indebtedness to finance our assets, with an average debt level of 70% to 80% of our assets. Our primary form of indebtedness on a short-term basis will come from our secured warehouse facilities we maintain with Bank of America, N.A. and Wachovia Bank, N.A. We have maintained such facilities with Bank of America or its predecessor NationsBank, N.A. since 1996, and with Wachovia Bank since 2001. Our current aggregate borrowing limit under these agreements is $300 million, provided, with respect to the Bank of America facility, certain conditions described below are met.

We had $28.8 million outstanding as of December 31, 2003 under our Bank of America credit facility, which borrowings were secured by commercial mortgage loans with a principal balance of $29.6 million and CMBS with a face amount of $5.0 million.

Under the terms of the Bank of America credit facility, we sell commercial mortgage loans to Bank of America in exchange for funds to finance net lease properties. Simultaneously with the sale of the loan, Bank of America sells a call option to us granting us the right to repurchase the commercial mortgage loans from Bank of America. Bank of America determines the market value of the commercial mortgage loans subject to the call option on a bi-weekly basis. If the principal balances of the commercial mortgage loans exceed the market value of the loans, Bank of America may demand payment from us sufficient to restore the difference. These payments could be material and could have a material adverse effect our ability to make further net lease investments or to make distributions to our stockholders.

We may borrow up to $200 million under this credit facility, provided we meet certain cash and equity requirements (described below), we pay a fee of $50,000 for increases above $100 million and $150 million, the commercial mortgage loans then subject to the facility meet certain performance criteria and the collateral satisfies certain conditions, such as diversity among the tenants and among the industries of the tenants under the net leases. This facility, however, is an uncommitted credit facility: Bank of America must agree to purchase each commercial mortgage loan that we propose to be subject to the facility.

As part of the Bank of America facility, Bank of America may agree to provide us with 30-day financing to purchase CMBS.

During the term of the Bank of America facility, we covenant to maintain at least $1 million of cash on hand and maintain minimum equity of at least the greater amount of $20 million and 8% of our assets, which assets include the commercial loans that collateralize the credit facility. The credit facility, including the call option, is terminable upon 120 days written notice by either Bank of America or us, and terminates on March 31, 2005, but may be extended by us until March 1, 2006 provided we pay a fee of .15% of our borrowing limit and we meet certain asset performance and market value tests.

We have two credit facilities with Wachovia Bank. Our total borrowings with Wachovia Bank under these facilities may not exceed $100 million, including any undrawn balances under letters of credit issued by Wachovia Bank at our direction. The first agreement relates to the financing of CMBS bonds held by us and the second relates to the financing of commercial mortgage loans held by us (primarily corporate credit notes under our 10-year credit tenant loan program).

Under the Wachovia Bank facilities, we sell the assets, either CMBS bonds or commercial mortgage loans, to Wachovia Bank pursuant to an agreement to repurchase those assets from Wachovia on demand by either party. These facilities are uncommitted as Wachovia Bank must agree to each asset financed under either one of the facilities. As with the Bank of America facility, both Wachovia Bank facilities provide if at any time the aggregate adjusted repurchase prices of the assets under the facility are greater than the market value of the respective assets subject to the facility, then Wachovia Bank may require us to contribute additional cash or cash equivalents to satisfy the difference. These payments could be material and could have a material adverse effect our ability to make further net lease investments or to make distributions to our stockholders.

We have, from time to time, been required to make payments to Bank of America and Wachovia Bank, because the market value of our collateral has fallen below the balance of the commercial mortgage loans outstanding under the facility. These payments have not had a material effect on our operations, or on our ability to make further net lease investments.

The Wachovia Bank facilities are terminable at will by either Wachovia Bank or us, provided that the facilities remain in effect with respect to any assets subject to the facilities at the time of termination, but not beyond any applicable repurchase date.

As of December 31, 2003, aggregate borrowings under the CMBS facility were $24.6 million and were secured by CMBS bonds with a face amount of $50.0 million. This facility is nonrecourse to us. This facility matures on March 31, 2005.

Aggregate borrowings under the Wachovia Bank commercial mortgage loan facility were $34.7 million as of December 31, 2003 and were secured by mortgage loans with a principal balance of $42.8 million. This facility matures on March 31, 2005 but may be extended by us until March 31, 2006 upon our payment of a fee in the amount of 0.25% of the total purchase prices paid by Wachovia Bank for the assets then subject to the facility.

As of December 31, 2003, we were in compliance with the terms of the agreements with our secured lenders. We do not currently anticipate any difficulty in staying in compliance with these terms in future periods. However, because our secured credit facilities are uncommitted and are generally terminable at will by the lenders, we cannot make any assurance that these facilities will continue to be available to us. We believe our relationship with our lenders is excellent. Upon completion of this offering, we expect to modify and expand our secured credit facilities to reflect our business plan, including by modifying the types of permitted collateral, increasing our available borrowing limits, lowering the interest rates we pay and extending the maturity dates of these facilities. We, however, cannot make any assurance that we will be successful in doing so.

In addition to the above, we have lease commitments for space that we rent and equipment that we lease. See Note 11 to the historical financial statements of CLF, LLC.

The net cash flow provided by (used in) operating activities decreased from $3.8 million for the year ended December 31, 2002, to $(10.7) million for the year ended December 31, 2003, and decreased from $234.1 million for the year ended December 31, 2001, to $3.8 million for the year ended December 31, 2002. These changes resulted primarily from our lending and loan sale activities during the respective periods. Specifically, our historical swings in net cash flow were the result of our prior practice of accumulating loan assets and then selling those assets in large securitizations. In 2002, we instead sold loan assets in smaller pools.

Investing activities provided (used) $(0.1), $0.8 million and $(1.1) million, during the years ended December 31, 2003, 2002 and 2001, respectively.

Financing activities provided (used) $11.9 million, $(10.8) million and $(224.3) million, during the years ended December 31, 2003, 2002 and 2001, respectively. The primary source and use of our financing cash flows are borrowings and repayments under our secured warehouse credit facilities.

See our statements of cash flows included in the historical financial statements included elsewhere in this prospectus for a reconciliation of our cash position for the periods described above.

Off-Balance Sheet Arrangements

As of December 31, 2003, we had an off-balance sheet arrangement involving a letter of credit issued by Wachovia Bank, N.A. that we have posted in connection with a securitization completed in 1999. Upon the closing of the securitization, the collateral pool consisted of 170 fixed-rate corporate and United States Post Office net lease loans in the aggregate principal balance of approximately $383,352,923, with ratings from S&P on the underlying tenants (or guarantors or parents) ranging from AA to not rated. As of December 31, 2003, the collateral pool’s loan balance had amortized to $348,299,327, and the pool consisted of approximately 67% investment grade tenants, 29% below investment grade tenants and 4% tenants not rated. The weighted average credit rating of the pool as of December 31, 2003 was approximately equivalent to a BBB+ credit rating. Our maximum potential liability under the letter of credit is $2.85 million. The letter of credit expires on February 18, 2009. The trustee may draw the letter of credit if there are realized losses on the mortgage loans that would create a shortfall in the interest or principal on any investment grade certificate. The letter of credit may be withdrawn when the ratings of the investment grade certificates are no longer dependent upon the credit support provided by the letter of credit. As of December 31, 2003, there have been no defaults and no losses on any of the mortgage loans in the collateral pool. At this time, we do not anticipate a substantial risk of incurring a loss with respect to this letter of credit.

Derivative and Other Risk Management Transactions

In connection with our fixed-rate lending activities, we have entered into derivative and other risk management transactions in order to insulate or hedge the value of our portfolio of mortgage loans and commitments from changes in underlying interest rates during the period between origination and sale of a loan. In general, we have done so by entering into Treasury and agency lock transactions, short sales of U.S. government and agency obligations and interest rate swap transactions. This hedging and other risk management activity appears on our statement of operations as a gain or loss on derivatives and short sales of securities. In 2003, we had $3.1 million in loss on short sales and derivative transactions, offset by $11.7 million in gain on the sale of net lease loans. In 2002, we had a $7.7 million loss on short sales and derivative transactions, offset by a $10.1 million gain on the sale of net lease loans.

We record derivative transactions in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This accounting standard requires a periodic assessment of the hedging effectiveness and ineffectiveness. To the extent that hedge transactions are ineffective, the associated income or expense is recognized on our statement of operations in the current reporting period. The recognition of this income or expense may create volatility in earnings. We have retained an expert in hedging strategies and compliance to assist us with our hedge transactions.

Historically, we have settled our hedge transactions in cash. To the extent that hedge transactions result in cash losses, our liquidity may be negatively affected. This may affect, among other things, our ability to make required distributions. While a REIT may utilize these types of derivative instruments, such derivative instruments could generate income that is not qualifying income for purposes of the 95% REIT gross income tests unless such instruments are used to hedge interest rate risk with respect to its liabilities incurred to acquire or carry real estate assets. As a consequence, we may only engage in such instruments to hedge such risks within the constraints of maintaining our status as a REIT. We do not enter into derivative contracts for speculative purposes or as a hedge against changes in credit risk.

Once the offering is complete, we anticipate that we will continue to use risk management strategies for the net lease assets we originate or acquire. However, the business risks being managed will change to some degree. Our historic business practice involved hedging of assets during the holding period between asset origination and sale. To the extent that our prior derivative and other risk management transactions were properly designated as accounting hedges, these transactions were accounted for as fair value hedges under SFAS 133. In the future, our intent is to be primarily a long-term holder of the assets, and as such, our hedging activities will primarily involve hedging our long-term financing related to our assets. These hedge transactions will be accounted for as cash flow hedges under SFAS 133. Our future hedging activities will likely make use primarily of interest rate swaps, structured to match the duration of our expected issuances of long-term debt financing. In general, we also expect to hedge our liabilities against changes in underlying interest rates until the related assets have been financed on a long-term basis. We will structure these hedge transactions so that changes in the cost of our long-term debt capital due to interest rate movements are largely offset by opposing changes in the values of the related hedge items. Some assets, including mezzanine loans and structured securities, may not be hedged at all. We do not use the derivative and short sales of U.S. government and agency obligations that are part of our hedge and other risk management strategy for trading or speculative purposes and we only enter into contracts or hedging arrangements with major financial institutions.

Inflation

Some of our net lease assets will have fixed rent increases or increases that are tied to increases in the Consumer Price Index (or other measures) that will serve to mitigate the adverse effect of inflation. We may be adversely affected by the assets that do not contain indexed or fixed escalation characteristics. In addition, most of the net leases that will back our assets require the tenant to pay operating expenses, including real estate taxes and insurance. We believe the presence of these clauses will reduce our exposure to increases in costs and operating expenses related to inflation.

Quantitative and Qualitative Disclosures About Market Risk

Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices or other market factors. We will be exposed to market risk primarily from changes in interest rates, credit spreads, tenant credit ratings and equity prices. We attempt to mitigate certain of these risks by entering into hedge and other risk management transactions during the short-term and fixed-rate financings for the long-term. There can be no assurance, however, that such mitigation strategies will be completely or even partially successful. The level of our exposure to market risk is subject to factors beyond our control, including political risk (including terrorism), monetary and tax policy, general economic conditions and a variety of other associated risks.

Interest Rate Exposure

Substantially all of our assets have exposures to long-term interest rate movements, primarily the yields on long-term U.S. Treasuries. This includes our mortgage loans, real estate equity investments and real estate securities. Our hedge and other risk management transactions will also have exposures to movements in interest rates. Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on interest-bearing assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in interest rates can also affect our net income from net leased real estate, which is the difference between the rental income earned and the interest expense on the liabilities associated with the properties. Changes in the level of interest rates may also affect, among other things, our ability to originate or acquire mortgage loans and securities, real estate properties, and the value of our mortgage loans and other assets.

While our strategy is to utilize interest rate swaps, caps and long-term fixed-rate financing in order to limit the effects of changes in interest rates on our operations, there can be no assurance that our profitability or liquidity will not be adversely affected during any period as a result of changing interest rates. Our hedging transactions using derivative instruments also involve certain additional risks, including counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparties to our derivative arrangements are major financial institutions with high credit ratings with which we may also have other financial relationships. As a result, we do not anticipate that any of these counterparties will fail to meet their obligations. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging activities.

Credit Spread Curve Exposure

Our mortgage loans and real estate securities are subject to spread risk. The majority of these assets are fixed-rate securities, which are valued based on a market credit spread over the rate payable on fixed-rate U.S. Treasuries of like maturity. In other words, their value is dependent on the yield demanded on such securities by the market based on their credit relative to U.S. Treasuries. Changes in the general credit markets can lead to changes in the required yield on these assets, which would result in a higher or lower value for our mortgage loans and real estate securities. If the required market yields increase as a result of these general credit-market changes, the value of our fixed-rate assets would decline relative to U.S. Treasuries. Conversely, if the required market yields decrease as a result of these general credit-market changes, the value of our fixed-rate assets would increase relative to U.S. Treasuries. These changes in the market value of our fixed-rate asset portfolio may affect the equity on our balance sheet or our results of operations directly through provisions for losses on mortgage loans or through unrealized losses on available-for-sale securities. These value changes may also affect our ability to borrow and access capital.

Furthermore, shifts in the U.S. Treasury yield curve, which represents the market’s expectations of future interest rates, would also affect the yield required on our fixed-rate assets. This would have similar effects on the fair value of our fixed-rate assets, our financial position and results of operations to a change in general credit spreads.

Tenant Credit Rating Exposure

Our mortgage loans, real estate equity investments and real estate securities are subject to risks due to credit rating changes of the tenants under the related net lease obligations. The credit quality of a particular net lease asset is highly dependent on the credit rating of the related tenant obligor of the net lease. Deterioration in the tenant’s credit rating can lead to changes in the required yield on the related asset, which would result in a lower value for our net lease assets. This would have similar effects on the fair value of our fixed-rate assets, our financial position and results of operations to a change in general credit spreads. In addition, precipitous declines in the credit rating of a particular tenant prior to our obtaining long-term financing may significantly impede or eliminate our ability to finance the asset.

Fair Values

For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, we derive or estimate fair values using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise. Changes in assumptions or estimation methodologies can have a material affect on these estimated fair values. The fair values indicated below are indicative of the interest rate and credit spread environment as of December 31, 2003, and do not take into consideration the effects of subsequent interest rate, credit spread fluctuations, or changes in the ratings of the tenants under related net leases.

We held the following interest rate sensitive instruments at December 31, 2003 (dollars in thousands):

	Carrying Amount	Notional Amount	Weighted Average Effective Interest Rate	Maturity Date	Fair Value
Assets:
Mortgage loans held for sale(1)	$71,973	$72,370	6.4%	Various	$73,208
Securities held for sale(2)	40,054	55,873	6.9%	2019-2030	40,054
Structuring fees receivable(2)	5,223	N/A	8.2%	2010-2020	5,223
Liabilities:
Repurchase agreement obligations(3)	88,087	88,087	2.2%	Short-term	88,087
Derivative liabilities(4)	484	39,400	N/A	N/A	484

(1)	This portfolio of mortgage loans bears interest at fixed-rates. We have estimated the fair value of this portfolio of loans based on sales of loans with similar credit and structural characteristics where available, and management’s estimate of fair values where comparable sales information is not available. The maturity dates for the mortgage loans range from 2007 through 2023.
(2)	This portfolio of securities held for sale and structuring fees receivable consists of CMBS and structuring fees receivable. CMBS represent subordinate interests in securitizations previously completed by us. Structuring fees receivable represent cash flows receivable by us from the sale of loans to third-party purchasers. The notional values for these CMBS are shown at their respective face amounts. Fair value for the CMBS are based on third-party quotations, where obtainable, or our estimate of fair value, based on yields of comparably rated securities in the commercial mortgage-backed securities market. Fair value for the structuring fees receivable is shown at our amortized cost for these items. For the listed securities held for sale, we receive current monthly interest coupon payments. No current payments of principal are being received. Scheduled principal payments, excluding the CREST security which was sold after year-end, begin in 2019.
(3)	These repurchase agreements bear interest at floating rates, and we believe that for similar financial instruments with comparable credit risks, the effective rates approximate market value. Accordingly, the carrying amounts outstanding are believed to approximate fair value.
(4)	These instruments represent hedging and risk management transactions involving U.S. Treasury and agency lock agreements. They have been valued by reference to market quotations for the underlying securities.

Scheduled maturities of interest rate sensitive instruments as of December 31, 2003 are as follows:

Expected Maturity Dates

(dollars in thousands, notional amounts where applicable, otherwise carrying amounts)

	2004	2005	2006	2007	2008	thereafter
Mortgage loans held for sale	$7,959	$9,262	$10,282	$10,811	$2,228	$31,828
Securities held for sale	326	478	1,376	1,539	4,719	47,435
Structuring fees receivable	797	563	609	659	713	1,882
Repurchase agreement obligations	—	—	—	—	—	—
Derivative liabilities	—	—	—	—	—	—

The expected maturity dates shown for mortgage loans and securities held for sale, and structuring fees receivable are based on the contractual terms of the underlying assets. These assets, based on our current operating strategy are held available for sale. As such, our liabilities with respect to repurchase agreement obligations and derivatives are short-term in nature and, accordingly, are listed in the current period. The material assumptions used to determine fair value are included in footnotes 1 through 4 in the immediately preceding table.

Certain Related Party Transactions

As of December 31, 2003, Wachovia Affordable Housing Community Development Corporation, an affiliate of both Wachovia Bank, N.A. and Wachovia Capital Markets, LLC, held a 26.67% interest in CLF, LLC, and upon completion of this offering, Wachovia Investors, Inc. will own approximately 4.1% of our common stock on a fully diluted basis. We maintain a relationship with Wachovia Bank for two secured credit facilities, which we utilize in part to finance our loans. Wachovia has also issued a $2.85 million letter of credit on our behalf. Wachovia acts as a loan servicer for us, and we are active sellers of loans to Wachovia. Interest expense paid to Wachovia for the year ended December 31, 2003 was $838,110. Loans with a face amount of approximately $59 million were sold to Wachovia during the year ended December 31, 2003. While we believe that these transactions were all arms length transactions, our business could be affected if the relationship were to be discontinued.

During 2001, we originated a net lease loan on a property net leased to Qwest Communications and owned in part by certain senior management members of our company. In connection with our origination of the loan, we also received the right to receive an advisory fee of approximately $66,000 a month until November 2010 out of rent payments by the underlying tenant. The lease is a bondable lease, and the failure of the property owners to perform responsibilities under the lease (if any) does not entitle the tenant to any reduction in rent or termination of the lease. The carrying value of this receivable as of December 31, 2003 is $4.2 million.

During 2001, certain senior management members of our company purchased the equity interest in a property from one of our predecessors. A mortgage loan on the property, previously originated by us, was sold during August 2003 for a gain of approximately $64,000, and we do not have any continuing interest in the property or the mortgage loan.

In April 2003, we sold a security representing our residual ownership interest in a loan to individuals (including certain of our executive officers) within our 401(k) Plan for $366,053.

For more detail on the above transactions and on other transactions in which we and an affiliate of ours have had an interest, please see “Formation Transactions” and “Certain Relationships and Related Transactions.”

OUR COMPANY

Overview

We are a specialty finance company that has focused since 1994 on financing and investing in commercial real estate that is net leased primarily to single tenants with investment grade credit ratings.

We were formed in October 2003 to continue the business of our predecessor, CLF, LLC. Following this offering, our executive officers, directors and their affiliates will own an aggregate of 3,245,942 shares, or approximately 12.9%, of our common stock on a fully diluted basis (4,266,193 shares, or approximately 17.0%, when considered together with an affiliate of Wachovia Capital Markets, LLC). This concentration of our company’s ownership may adversely affect the ability of new investors to influence our company’s policies.

Upon completion of this offering, we intend to finance and invest at all levels of the capital structure of net lease properties, including equity investments in real properties that are subject to long-term net leases and debt investments and mezzanine investments secured by mortgages or other collateral on net lease properties. We have substantial experience in the net lease market. Since 1996, we have originated, structured and closed approximately $2.5 billion in net lease transactions, involving more than 500 properties with more than 75 credit tenants, substantially all of which were subsequently sold. Following this offering, we intend to retain these net lease assets rather than sell them. We believe that our investment track record has been excellent on these transactions. This belief is based on the fact that for those investments where we have retained the asset or sold the asset through securitizations, there have been no defaults or delinquencies. For those remaining transactions where we have sold the asset to various third parties, to our knowledge, there have been no defaults or delinquencies. We intend to qualify as a REIT for federal income tax purposes. To our knowledge, we will be one of the few publicly-traded specialty finance companies, if not the only publicly-traded specialty finance company, focused solely on investing in net lease transactions across the capital structure.

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by expanding our financing and investment activity in the net lease market. We estimate that the total amount of net lease transactions in the United States is approximately $15 billion to $20 billion per year. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores and home improvement stores.

Investment yields on credit tenant net lease assets have traditionally exceeded those on comparably rated unsecured bonds (based on our experience in financing credit tenant net lease assets since 1996). We believe that these two investments are comparable as they are each subject to the same credit risk (the failure of the underlying tenant or bond issuer). In addition, credit tenant net lease investments present a lower overall risk than unsecured bonds. Upon the bankruptcy or default of the issuer, an unsecured bond investor has only an unsecured claim for defaulted principal and interest. As a credit tenant net lease investor, we have the following rights that increase the likelihood of our recovery in the event of bankruptcy or default of the underlying tenant:

•	the tenant may assume the lease in bankruptcy, giving us the right to continued rental payments;

•	we have an unsecured claim on the defaulted rents;

•	in the event we own the property, we can sell or re-lease it;

•	in the event we have made a loan on the property, we have a mortgage on the property which generally permits us to foreclose and sell or re-lease the property (in the case of our corporate credit note, our lien will be subordinate to the real estate note holder’s and therefore, we will have less ability to foreclose and sell or re-lease the property); and

•	if the borrower maintains the mortgage payments, we have the right to receive them.

We focus on investing in and financing properties that are net leased to: (i) high credit quality tenants, generally large public companies with investment grade or below investment grade ratings from either or both of

Moody’s Investors Service and Standard & Poor’s Corporation, and (ii) governmental, quasi-governmental and not-for-profit entities. The following tenants are representative of those underlying our historical and expected future net lease investments: Walgreen Co., Home Depot, Inc., CVS Corporation, LaSalle Bank National Association, Xerox Corporation, Federal Express Corporation and the United States Postal Service. These tenants reflect the diversity of industries in which we have provided or expect to provide financing, the range of credit quality and size of the underlying tenants and the range of size of investment we have made or expect to make, and include some tenants of properties for which we currently have loans outstanding. A significant majority of our net lease investments have been and will continue to be in properties net leased to investment grade tenants, although at any particular time our portfolio may not reflect this. As of December 31, 2003, approximately 45.5% of our assets involved properties leased to, or leases guaranteed by, companies with a below investment grade credit rating or without any publicly available credit rating.

Upon completion of this offering, we will be internally managed and self-administered. Our senior management team has worked together for almost 10 years and has been an innovator in the net lease marketplace. We believe we were the first lender to originate and securitize a rated transaction of commercial mortgage loans on properties with long-term, single-tenant net leases to a diverse group of credit tenants. This first securitization was completed in 1997. We also have played a lead role in working with the rating agencies to develop and implement lease enhancement mechanisms that have improved the ability to finance net lease properties based on the tenant’s credit. Many of these mechanisms are now market standard. We have participated in four securitizations aggregating approximately $1.5 billion. In addition, we have structured or sold in excess of $1.0 billion of loans on a whole-loan basis or in small structured loan pools. Following this offering, we will likely no longer structure gain-on-sale securitizations.

Historically, we have sold substantially all of the loans we originated. Following this public offering, we intend to retain ownership of a significant portion of our assets, and finance those assets primarily through long-term fixed-rate financing structures. Many of our net lease assets and securities investments are expected to be term financed through the use of collateralized debt obligations, or CDOs. We may use long-term mortgage debt to finance our equity net lease investments. We believe that the use of long-term fixed-rate debt should allow us to reduce our exposure to interest rate fluctuations and refinancing risk while enhancing our returns on our investments.

About Net Leases and Net Lease Loans

We generally classify net leases by three categories: bondable, triple-net and double-net. Under a bondable lease, the tenant is responsible for all aspects of the property and its operation during the term of the lease, including any liability for casualty and condemnation events. Under a bondable lease, all base rent is payable by the tenant without any right of abatement or offset under any circumstances. The tenant also indemnifies the landlord against liabilities arising from the tenant’s use or occupancy of the property. The tenant can only terminate the lease upon a condemnation, in which case the tenant must offer to purchase the property for at least the then outstanding unpaid principal balance of the loan, plus accrued interest.

A triple-net lease has the same characteristics as a bondable lease except that the tenant may have a right to terminate the lease or abate rent due to a casualty (usually in the last few years) or to condemnation of a portion or all of the property.

A double-net lease has the same characteristics as a triple-net lease except that the landlord has certain on-going obligations with respect to the property, such as maintenance and repair, as well as replacement obligations for roof, structure and parking. The landlord’s failure to perform those obligations could give the tenant a right to abate rent or terminate the lease.

Historically, our participation in net lease transactions has consisted primarily of originating and accumulating mortgage loans secured by first liens on commercial properties net leased to single tenants with investment grade credit ratings, and subsequently selling those loans in pools or individually at a gain.

Net lease loans are mortgage loans made to owners of commercial properties leased to tenants under net leases. A net lease loan is secured by a first mortgage on a commercial real property subject to a long-term net lease to a tenant, and by a collateral assignment of the lease and all rents due under the lease. Under a net lease loan, the principal credit underlying the loan is neither that of the borrower nor the liquidation value of the applicable real estate, but rather the credit of the tenant.

In contrast, the underwriting analysis for conventional real estate lending relies heavily on the liquidation value of collateral securing the loan and, therefore, loan proceeds are generally limited to amounts significantly lower than the appraised value of the mortgaged property. Even where a mortgaged property is net leased to a credit tenant, commercial mortgage lenders typically underwrite their loans based on an assessment of the liquidation value of the mortgaged property (taking into account the anticipated cash flows from the lease as appropriate) if:

•	the tenant has significant rights to terminate the lease or abate rent; or

•	a portion of the loan balance is projected to remain outstanding at the end of the lease term or the lease payments are otherwise expected to be insufficient to pay all interest on and fully amortize the principal balance of the loan.

Consequently, the original principal balance of typical commercial mortgage loans is limited by a requirement to maintain a property liquidation value significantly in excess of the loan balance.

Historically, full leverage net lease loans were only available when the underlying net lease was a bondable lease, because the tenant’s ability to terminate or abate rent under a bondable lease is non-existent or extremely limited. Properties subject to triple-net or double-net leases were traditionally financed as conventional real estate loans because of tenant termination or abatement rights. However, our specialized lease enhancement mechanisms substantially mitigate the risk of a potential interruption in the rental stream so that triple-net and double-net leases can be evaluated as if they were bondable leases. A properly structured net lease investment and net lease with appropriate lease enhancements can be expected to receive a rating from one or more of the rating agencies or from the National Association of Insurance Commissioners equivalent to the unsecured debt rating of the underlying tenant. The expected receipt of that rating increases the amount that may be borrowed, as compared to a conventional real estate loan.

Lease Enhancement Mechanisms

We have developed lease enhancement mechanisms designed to provide insurance protection for, or a mitigant against, an otherwise solvent tenant’s exercise of any rights it may have to abate rent or terminate the lease. By doing so, we believe we reduce the risks inherent in our net lease investments. Our lease enhancements are generally prepaid by the borrower and, therefore, the costs of the enhancements do not reduce our returns on the underlying asset. To the extent we are required to pay for these lease enhancement mechanisms, they would reduce our returns on the underlying asset.

Our lease enhancement mechanisms consist primarily of an integrated set of specialized insurance policies, loan documents and various borrower and expense reserve accounts. The specialized insurance policies are generally non-cancellable for the term of the lease, are written for the benefit of the holder of the mortgage and have been designed to protect against risks such as:

•	rent abatement or lease termination as a result of a casualty or condemnation event under the underlying net lease; or

•	under our net lease loans that have an amortization period that extends beyond the initial term of the underlying net lease, failure of the borrower to pay the balance of the mortgage outstanding at the expiration of that initial term (insurance policies that protect against this risk are considered to be residual value insurance).

If a casualty or condemnation event occurs, the lease enhancement insurance policies will generally pay off the underlying loan if the tenant terminates the lease, or may cover any shortfall between the tenant’s rent and the underlying debt service payment if the tenant abates the rent. If at the conclusion of the loan term and the lease term, there is an outstanding balance due under the loan and the borrower defaults in its obligation to pay off the outstanding balance, the insurance company will pay the holder of the mortgage such amount.

The reserve funds (combined with specialized borrower recourse provisions where appropriate) mitigate the risk of rent abatement or lease termination by the tenant due to failure of performance by the landlord, and generally are established to support the landlord’s maintenance and other obligations under the underlying net lease, such as roof repair or replacement or parking lot maintenance. Reserve fund amounts are generally greater than the expected obligation and are held as additional security under the loan. The reserve funds are established by us and are held by the loan servicer.

We will examine the benefits and costs of applying the lease enhancement mechanisms in light of our analysis of the risks under the associated net lease. We anticipate that in certain transactions where we believe the cost of applying a lease enhancement mechanism is greater than the perceived benefit of that enhancement mechanism, we may not put such a lease enhancement mechanism in place.

We pioneered the development of many of these lease enhancement mechanisms. In addition, we continue to design creative new financing programs which enable us to offer borrowers a wide array of net lease financing programs to best meet their needs.

Our History

Since our inception in 1994, our business plan has focused on principal lending utilizing a gain-on-sale model, reflecting our limited capital base. Prior to 2000, we historically operated by:

•	originating and accumulating large, diverse pools of long-term net lease loans, financing them during the accumulation period through borrowings under our short-term secured warehouse lines of credit; and

•	selling those loans in structured, rated CMBS securitizations once a critical mass of loans had been accumulated.

In late 2000, due in large part to unfavorable conditions in the net lease loan conduit market, we broadened our execution strategy and began to sell our loans in whole-loan form and in small structured transactions directly to institutional investors, in addition to selling them to third-party securitization programs. We further expanded our offerings of net lease loan products in an effort to address market preferences and reduce the risks of holding loans until they can be securitized or sold. In addition to offering long-term credit tenant loans secured by first mortgages on properties leased to credit tenants, with fully-amortizing terms or insured balloon maturities, we developed a 10-year credit tenant loan product (patent pending) designed to take advantage of the liquidity and pricing certainty provided by the CMBS and CDO markets. Securities sold in the CMBS market generally are secured by pools of commercial real estate loans. The collateral in the pools is originated and sold outright to the securitization vehicle and generally is fixed during the term of the securities. Securities sold in the CDO market generally are secured by broader categories of debt obligations such as corporate bonds. The collateral in these pools is originated and sold outright or financed through the securitization vehicle, and may be substituted by different collateral.

Our 10-year credit tenant loan product was designed to create a credit tenant lease type loan for the borrower, but with a 10-year term. Over the past four to eight years, the CMBS and CDO markets have evolved into highly liquid multi-billion dollar annual markets. Both markets have defined criteria for collateral that issuers of CMBS and CDOs and the investors in those securities find to be favorable for the collateral pools that support the securities. The 10-year loan program was created to take advantage of these markets by creating a 10-year real estate note that has the favorable collateral characteristics that CMBS participants are looking for, such as significant debt service coverage and loan to value ratios. The corporate credit note (one of two notes from a 10-year credit tenant loan), by being 10-year fully amortizing and dependent on credit cash flows, provides diversity and favorable yield characteristics when placed in a CDO. Because these markets are efficient and liquid and our product has historically worked well in both, we are able to make efficient pricing assumptions upon origination of the loan. We commenced originating 10-year credit tenant loans under this proprietary program in 2002 and have sold and securitized a number of the loans in CMBS conduits run by Wachovia Bank, N.A., Bank of America, N.A., and LaSalle Bank and CDOs run by Wachovia Bank, N.A. and General Motors Acceptance Corp.

While we are currently profitable, our growth potential and origination efforts have been constrained by the fact that we have been limited to:

•	originating and acquiring only those loans that we believe we can resell promptly after origination or acquisition;

•	originating loans on economic terms such that our sale of the loans results in an immediate gain;

•	originating loans that fit the very narrow set of parameters of the whole loan/private placement market;

•	originating loans that do not require us to retain a subordinate tranche; and

•	originating loans of a size and credit quality that can be financed through our secured warehouse facilities.

We believe these constraints have significantly limited our participation in the net lease market. We intend to use the capital raised in this offering to transition from our historical business model, designed to generate gains on sales of assets, to a portfolio investment model. This will allow us to steadily expand our business and profitability over the long-term by financing and investing at all levels of the capital structure of net lease assets.

Our Competitive Strengths

Experienced management team.    Our chief executive officer, Paul H. McDowell, our president, William R. Pollert, and our senior vice president, chief financial officer and treasurer, Shawn P. Seale, founded our company in 1994 and have since managed our business. Our chairman, Lewis S. Ranieri, joined us in 1995 in connection with Hyperion’s investment in our company. Over the years, we have added key senior management personnel, including our senior vice president and chief investment officer, Robert C. Blanz, in 1999, who has significant rating agency experience as a former senior executive with Standard & Poor’s.

Market expertise.    We have recognized expertise in the net lease marketplace and the specialized lease enhancement mechanisms that we developed are now market standard. These lease enhancement mechanisms are designed to mitigate or eliminate the risks associated with the termination or abatement of rent under a net lease for reasons other than the bankruptcy of the underlying tenant, and include specialized insurance policies that protect against casualty and condemnation events, residual value insurance policies and reserve funds. We have worked extensively with Moody’s and Standard & Poor’s to develop rating criteria for net lease financing, and we continue to provide ongoing advice and assistance to these rating agencies on net lease financing issues. We have also, from time to time, made equity investments in net lease properties and invested in securities backed by net lease assets, which are two areas in which we plan to expand our investing activities following this offering.

Origination and underwriting capabilities.    We have an experienced in-house team of originators and underwriters that originate, structure, underwrite and close our transactions. In addition, we have developed an extensive national network of borrowers, tenants, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and originate a variety of net lease financing and investment opportunities. We also have an in-depth understanding of the real estate and credit risks unique to net lease financing and investment. Each investment we make is subject to a comprehensive due diligence review and the approval of our investment committee prior to funding. Our investment committee consists of five of our senior executive officers.

Securitization expertise.    We have substantial experience in securitizing net lease assets. We have in the past structured outright sales of pools of our loans to securitization vehicles, commonly referred to as “gain-on-

sale” securitizations. We will likely no longer structure gain-on-sale securitizations. We do intend to use a form of securitization that is treated as a “financing” for tax and accounting purposes. We will retain ownership of the securitized assets through a trust or other bankruptcy remote subsidiary and finance those assets with long-term fixed-rate debt. Many of the net lease assets we acquire will have long-term fixed payments. By matching those fixed net lease payments with long-term fixed rate debt, changes in prevailing interest rates, credit spreads and the credit quality of the tenant during the term of the debt obligation will not increase our financing costs for those assets and should allow us to reduce our refinancing risk and earn consistent returns on our investments.

Financing relationships.    We benefit from our relationships with major financial institutions, including Wachovia Bank, N.A., a significant investor in, and secured warehouse lender to, our company, and Bank of America, N.A., a secured warehouse lender to our company since 1996. In addition, since 1995 we have purchased specialized insurance policies that are part of our lease enhancement mechanisms from various insurance companies, including American International Group, that are integral to our ability to provide net lease financing structures to a wider range of borrowers.

Our Strategy

Our principal business objective is to generate attractive risk-adjusted investment returns by financing and investing in a broad range of net lease assets. We intend to pursue a fully-integrated origination and investment approach that will allow us to participate in all major segments of the net lease market, including debt, equity, mezzanine and other net lease investments. We plan to expand our existing net lease business, create a diversified portfolio of net lease assets, offer new products to the industry and expand into related businesses.

We plan to achieve our objectives by focusing on the following core business strategies:

Expanding Net Lease Lending Business.    We intend to continue to build on our strong market presence and expanding borrower base to grow origination volume of our existing net lease loan products. Among other things, we expect to expand the availability of our proprietary 10-year credit tenant loan product, which is tailored to properties leased to lower investment grade tenants and near investment grade tenants, as well as to shorter-term leases. Our existing loan products include:

•	Long-Term Credit Tenant Loans. We offer traditional long-dated fully amortizing or insured balloon loans secured by first mortgages on properties subject to long-term net leases, primarily to investment grade tenants. As of December 31, 2003, our portfolio contained $29.6 million of long-term credit tenant loans. We expect this type of loan to continue to be our primary loan product. While none of the tenants underlying our long-term credit tenant loans as of December 31, 2003 had a below investment grade credit rating, we have historically made and expect to continue to make long-term credit tenant loans on properties net leased to below investment grade tenants. These assets will continue to constitute a small percentage of our long-term credit tenant loan assets. We also intend to begin offering floating rate loans. We believe this approach will be more profitable and enable us to significantly increase market share over the intermediate and long-term than continuing to rely primarily on the execution of whole-loan sales and sales of pass-through certificates. Our financing goal is to generate interest income from the loans in excess of the interest costs on the indebtedness, in order to generate stable returns over the intermediate to long-term.

•

10-Year Credit Tenant Loans.    For loans secured by net leases to investment grade tenants or below investment grade tenants, or shorter-term leases, we have developed a 10-year credit tenant loan product, for which we have a patent pending. These loans are bifurcated into two notes, a real estate and a corporate credit note. The real estate note, which represents 70% to 80% of the entire loan amount, conforms to commercial mortgage-backed securities, or CMBS, market requirements and is typically sold to a CMBS conduit promptly following origination. Both notes have a 10-year term, but the real estate note typically has a 20- to 30-year amortization schedule coupled with a balloon payment, while the corporate credit note is fully amortizing. While both notes are secured by the first mortgage on the underlying real property and an assignment of payments under the lease, in the event of a default, the real estate note has been assigned the first priority to recover on the real estate (and a second priority claim against the lease assignment) and the corporate credit note the first priority to recover on the lease assignment (and a second priority claim against the underlying real estate). This results in the corporate credit note generally having greater exposure to a tenant bankruptcy. We typically retain the corporate credit note in our portfolio and our claims against the lease assignment and underlying real estate are pledged as collateral to support our financing. We generally apply lease enhancement mechanisms to support the corporate credit note, but may not if we determine it is not necessary to reduce the risk of rent abatement or lease termination or cost-efficient to do so. Following this offering, we expect to continue to sell the real estate note to CMBS conduits and retain for our portfolio the corporate credit note. Longer term, we intend to finance the corporate credit note through CDO structures or other long-term indebtedness. Following this offering, we also intend to offer our 10-year credit tenant loans to more below investment grade tenants. As of December 31, 2003, our portfolio contained $11.4 million of corporate credit notes.

•	Recapitalized Loans. We plan to continue and expand our business of opportunistically acquiring existing loans for recapitalization. This process often involves refinancing or replacing an existing loan that may have been originated at a time when prevailing interest rates were significantly higher. In structuring a new transaction, we frequently underwrite a new loan or restructure the existing loan to current interest rates while at the same time making amendments to the loan or borrowing structure as are necessary to comply with current securitization or institutional investor standards. We intend to retain these recapitalized loans in our portfolio or, in some instances, sell them in whole-loan form or through securitization. After the proceeds of this offering are fully invested and we reach our expected borrowing level, we anticipate that recapitalized loans will constitute approximately 5% to 15% of our assets. Our expected borrowing level is 70% to 80% of our assets. As of December 31, 2003, our portfolio contained $31.4 million of recapitalized loans. Over the past 24 months, we have acquired from institutional portfolio lenders, such as life insurance companies, or otherwise originated relatively large net lease loans which we have subsequently recapitalized and sold. For example, we have recapitalized loans secured by net leases on the Hercules Corporation headquarters in Wilmington, Delaware ($51 million), the Adolphus Hotel in Dallas, Texas ($61 million) and a large General Motors office building in Detroit, Michigan ($53 million).

Acquiring Real Properties Net Leased to Credit Tenants.    We intend to acquire and own commercial properties subject to net leases to credit tenants. In the course of executing our net lease business, we have frequently encountered opportunities to purchase net leased properties from developers, and other owners or tenants of net leased properties. From time to time, we have purchased net lease properties with the intent to resell. However, our ability to aggressively pursue real estate acquisition opportunities has been restricted by our limited capital. As a result, property purchases have not been a core part of our business. Following this offering, we expect that the purchase of net leased properties will become one of the core components of our business. After the proceeds of this offering are fully invested and we reach our expected borrowing level, we anticipate that net lease real estate will constitute approximately 30% to 50% of our assets. Management has broad authority to modify this range without stockholder approval. We will draw on our extensive experience in the net lease business to evaluate tenant credit quality, lease structures and the commercial properties subject to net leases. We believe the skills we currently utilize to underwrite net lease loans are substantially the same skills needed to make equity investments in net lease properties.

Selectively Developing Net Lease Properties.    We intend to expand our participation in the development of net lease properties through joint ventures with experienced developers. We expect to achieve higher yields by participating earlier in the development process, rather than by acquiring or financing a comparable completed property in the marketplace. Generally, our development-oriented investments will be in the form of subordinated, mezzanine or senior debt or equity. We believe these investments will give us an advantage in making the permanent loan on the property, or purchasing our joint venture partner’s interest at completion. We have entered two development joint ventures under which we expect to fund approximately 10% to 20% of the expected total development costs of several Walgreens net lease properties over the next two years. We have not yet funded any investment under these joint ventures, but have approved one transaction with an initial investment of approximately $120,000 and aggregate investment of up to $500,000. These investments will be funded from cash on hand or cash from operations. Because our investments will be small and we will be entitled to a preferred return, we have agreed to structure these investments as mezzanine loans, meaning that while we will have a security interest in the outstanding ownership interests of the entity that owns the property, another lender will likely have a first priority mortgage on the underlying property. Our loan will also be guaranteed by the individual owning the entity that owns the property. However, our security interest and guaranty will in effect be junior, with respect to the property, to any first priority mortgage on the property. We expect that at completion, the properties will be financed by us on a long-term basis or sold. We expect that at completion, the properties will be sold and we will be entitled to a portion of the net proceeds of the sale, if any, after deducting various costs associated with the development of the property. We may, but are not obligated to, purchase the property at completion at then market prices. Our obligation to fund a transaction under these joint ventures is subject to our normal underwriting process, including the approval of our investment committee. We intend to enter into more joint ventures to fund the development of other credit tenant properties.

Acquiring Structured Interests in Net Lease Assets.    We intend to acquire structured interests in net lease assets from time to time. These investments may include CMBS or CDOs issued by our company or others, interest-only classes of CMBS and subordinate, mezzanine and equity interests in encumbered net lease assets. We do not have a policy that limits the amount or percentage we may invest in any asset or any type of asset. After the proceeds of this offering are fully invested and we reach our expected borrowing level, we anticipate that these types of real estate securities will constitute approximately 5% to 20% of our assets. Management has broad authority to modify this range without stockholder approval. We believe we are well positioned to evaluate these investments due to our expertise with net lease assets. We presently hold some subordinate interests in the securitized pools of net lease loans that we previously sold in CMBS transactions. Following this offering, we intend to acquire CMBS bonds from these existing pools of our past net lease loan securitizations. These types of subordinate interests in encumbered asset pools, and interest-only classes of CMBS or CDOs, bear losses on the underlying collateral before the more senior securities that we do not own, and therefore, entail greater risk but generally afford a higher yield, than the more senior securities.

Selectively Continuing Gain-on-Sale Transactions.    On a limited and opportunistic basis, we intend to continue acquiring and promptly reselling net lease assets for an immediate gain. We intend to conduct this gain-on-sale business through a taxable REIT subsidiary.

Leveraging.    We intend to finance our assets primarily through long-term fixed-rate financings. The use of CDO structures and other term securitization structures, as well as traditional mortgage debt, should allow us to enhance returns on our assets, while reducing our exposure to interest rate fluctuations and refinancing risk, and allowing us to earn consistent returns on our investments. Overall, we expect our leverage to average 70% to 80% of our assets. Borrowing requires us to pledge our assets as security for the financing and therefore exposes us to loss of some or all of our assets if we fail to meet our required debt service.

Providing Financial Advisory Services.    While maintaining our REIT tax status, we intend to grow our fee-based net lease financial advisory services whereby we advise participants in the net lease market, including developers, owners and tenants of, and institutional investors in, net lease assets. For example, in each of 2001 and 2002, we received $350,000 of advisory fees in connection with a $160 million Walgreens portfolio sale-leaseback transaction. We plan to devote greater resources to marketing our advisory services (funded from cash on hand or cash from operations) and expect that as a result of this and our ability to offer a broader range of products under our new business plan, that we will experience increased demand for our advisory services. In addition, we expect our advisory business to help us identify new investment opportunities in the future. We intend to conduct our financial advisory business through a taxable REIT subsidiary.

Introducing Value-Added, Innovative Products.    We intend to develop new financing products and identify investment opportunities. As part of our product development strategy, we seek to design products to assist us in developing relationships with borrowers and credit tenants earlier in the construction, acquisition and borrowing cycle as a means of expanding and better controlling our asset originations. We also look for ways to expand our existing products. For example, we intend to offer floating rate loans to our borrowers. The advantage of a floating rate loan is that the borrower may secure a lower rate, as short-term interest rates are generally lower than longer term rates. The disadvantage is that the borrower remains exposed to changes in underlying interest rates while the payments under the net lease are fixed. We believe that the increased financial flexibility we will have as a result of this offering will enable us to continue developing new and enhancing existing products, tailored to meet specific market needs, which carry higher margins than our base net lease loan products.

Maintaining Flexibility Through Portfolio Model.    We will pursue an on-balance sheet portfolio investment strategy, rather than our historical originate-and-sell strategy to provide us with greater flexibility in all areas of our business to finance and acquire net lease assets that meet our risk-adjusted return criteria.

In addition to the core strategies we have outlined above, we intend to explore acting, either directly or through a taxable REIT subsidiary, as a primary servicer, subservicer or special servicer of our asset portfolio in the future. This would afford us greater control over the performance of our portfolio. We presently outsource the servicing of our net lease loan assets.

Credit Facilities

We utilize secured warehouse credit facilities, also commonly referred to as repurchase agreements, to finance our loans and mortgage securities. We currently have secured warehouse facilities with Bank of America, N.A. and Wachovia Bank, N.A. We have maintained facilities with Bank of America or its predecessor NationsBank, N.A. since 1996 and with Wachovia Bank since 2001. Our current aggregate borrowing limit under these agreements is $300 million, provided certain conditions described below are met.

Under the terms of the Bank of America credit facility, we sell commercial mortgage loans to Bank of America in exchange for funds to finance net lease properties. Simultaneously with the sale of the loan, Bank of America sells a call option to us granting us the right to repurchase the commercial mortgage loans from Bank of America. In addition, we have the option to purchase Bank of America originated commercial mortgage loans and contribute those loans to the credit facility. The unpaid balances on the commercial mortgage loans subject to the call option accrue interest at a variable rate at LIBOR plus 1.50%. The interest rate was 2.62% as of December 31, 2003. Bank of America determines the market value of the commercial mortgage loans subject to the call option on a bi-weekly basis. If the principal balances of the commercial mortgage loans exceed the market value of the loans, Bank of America may demand payment from us sufficient to restore the difference.

As part of this facility, Bank of America also may agree to finance our CMBS investments. Each such CMBS financing matures after 30 days, but may be renewed by Bank of America. Upon maturity of the financing, all related borrowings and interest thereon must be repaid. The interest rate on CMBS borrowings is based on the credit rating of the underlying bonds, and was LIBOR plus 0.80% as of December 31, 2003.

As of December 31, 2003, we had $26.7 million of commercial mortgage loans outstanding and $2.1 million of CMBS borrowings under our Bank of America credit facility. These borrowings were secured by commercial mortgage loans with a principal balance of $29.6 million and CMBS with a face amount of $5.0 million.

We may borrow up to $200 million under this credit facility, provided we meet certain cash and equity requirements (described below), we pay a fee of $50,000 for increases above $100 million and $150 million, the commercial mortgage loans then subject to the facility meet certain performance criteria and the collateral satisfies certain conditions, such as diversity among the tenants and among the industries of the tenants under the net leases. This facility, however, is an uncommitted credit facility: Bank of America must agree to purchase each commercial mortgage loan that we propose to be subject to the facility. If we exercise our call option to repurchase less than all of the commercial mortgage loans subject to the facility, we work with Bank of America to determine which commercial mortgage loans we will repurchase from the facility. In addition, Bank of America has the right to substitute the commercial mortgage loans subject to the call option with materially similar commercial mortgage loans it originates, provided that Bank of America’s right of substitution terminates upon the closing of this offering. At the time we exercise our call option, we maintain the ultimate authority to determine whether or not the substituted commercial mortgage loan is reasonable, and we have the discretion to rescind exercise of the call option for any substituted commercial mortgage loan.

During the term of the Bank of America facility, we covenant to maintain at least $1 million of cash on hand and maintain minimum equity of at least the greater amount of $20 million and 8% of our assets, which assets include the commercial loans that collateralize the credit facility. The credit facility, including the call option, is terminable upon 120 days written notice by either Bank of America or us. Upon Bank of America’s disposition or securitization of the commercial mortgage loans subject to the credit facility on the termination date, Bank of America must remit to us the amount, if any, by which the gross proceeds of such disposition or securitization exceed the costs of such transaction, any amounts owed by us under the facility at the time of termination and the imputed exercise price for those assets. This facility, including the call option, terminates on March 1, 2005, but may be extended by us, at Bank of America’s reasonable discretion, until March 1, 2006, provided we pay a fee of .15% of our borrowing limit and we meet certain asset performance and market value tests.

We have two credit facilities with Wachovia Bank. Our total borrowings with Wachovia Bank under these facilities may not exceed $100 million, including any undrawn balances under letters of credit issued by Wachovia Bank at our direction. The first agreement relates to the financing of CMBS bonds held by us and the second relates to the financing of commercial mortgage loans held by us (primarily corporate credit notes under our 10-year credit tenant loan program).

Under the Wachovia Bank facilities, we sell the assets, either CMBS bonds or commercial mortgage loans, to Wachovia Bank pursuant to an agreement to repurchase those assets from Wachovia on demand by either party. These facilities are uncommitted as Wachovia Bank must agree to each asset financed under either one of the facilities. As with the Bank of America facility, both Wachovia Bank facilities provide if at any time the aggregate adjusted repurchase prices of the assets under the facility are greater than the market value of the respective assets subject to the facility, then Wachovia Bank may require us to contribute additional cash or cash equivalents to satisfy the difference. The Wachovia Bank facilities are terminable at will by either Wachovia Bank or us, provided that the facilities remain in effect with respect to any assets subject to the facilities at the time of termination, but not beyond any applicable repurchase date.

As of December 31, 2003, aggregate borrowings under the CMBS facility were $24.6 million and were secured by CMBS bonds with a face amount of $50.0 million. This facility is nonrecourse to us. Borrowings under this agreement generally accrue interest at a variable rate at LIBOR plus 2%. As of December 31, 2003, two separate interest rates were in effect for financings under this facility. CMBS bonds with a face amount of $29.6 million and an aggregate funding amount of $6.2 million were financed at LIBOR plus 2%, or 3.12%. CMBS bonds with a face amount of $20.4 million and an aggregate funding amount of $18.4 million were financed at LIBOR plus 0.30%, or 1.42%. This facility matures on March 31, 2005 but may be terminated earlier by Wachovia Bank.

Aggregate borrowings under the Wachovia Bank commercial mortgage loan facility were $34.7 million as of December 31, 2003 and were secured by mortgage loans with a principal balance of $42.8 million. Borrowings under this agreement accrue interest at a variable rate at LIBOR plus 1%. The interest rate was 2.12% as of December 31, 2003. At each instance that the aggregate balance under this facility exceeds $40 million, Wachovia Bank has the option to sell any or all of the assets subject to the facility, provided that Wachovia Bank must give us the right of first refusal to purchase the assets. This facility matures on March 31, 2005 but may be extended by us until March 31, 2006 upon our payment of a fee in the amount of 0.25% of the total purchase prices paid by Wachovia Bank for the assets then subject to the facility. This facility may be terminated at any time by Wachovia Bank.

As of December 31, 2003, we were in compliance with the terms of the agreements with our secured lenders. We believe that our relationship with our lenders is excellent. Upon completion of this offering, we expect to modify and expand our secured credit facilities to reflect our business plan, including modifying the types of permitted collateral, increasing our available borrowing limits, lowering the interest rates we pay and extending the maturity dates of these facilities. We, however, cannot make any assurance that we will be successful in doing so.

Existing Loans

Our portfolio of existing loans as of December 31, 2003 is summarized in the following table. As discussed above under “Our Strategy—Expanding Net Lease Lending Business—10-Year Credit Tenant Loans,” our corporate credit note is one of two notes which we create as part of our 10-year credit tenant loan product.

Tenant	Location	Ratings (S&P/ Moody’s)(1)	Business Category	Square Feet	Property Type	Coupon(2)		Lease Expiration	Loan Maturity	Original Principal Balance (in thousands)(3)	Principal Balance as of December 31, 2003 (in thousands)(3)	Loan to Realty Value(4)
Long-Term Credit Tenant Loans
CVS Corporation	Bluefield, WV	A/A2	Retail Drug	10,125	Retail Store	8.00%		1/2021	1/2021	1,439	1,381	81%
CVS Corporation	Sunbury, PA	A/A2	Retail Drug	10,125	Retail Store	7.50%		1/2021	1/2021	1,829	1,737	83%
CVS Corporation	Washington, DC	A/A2	Retail Drug	7,985	Retail Store	8.10%		1/2023	1/2023	2,781	2,628	80%
United States Postal Service	Scammon Bay, AK	NR(5)	Post Office	2,080	Post Office	7.05%		10/2021	10/2021	1,015	1,015	78%
University of Connecticut	Farmington, CT	NR(6)	Medical	100,000	Medical Office	6.34%		11/2029	11/2024	22,800	22,800	92%

										29,863	29,561
Corporate Credit Notes

Albertson’s, Inc.	Los Angeles, CA	BBB/Baa2	Retail Grocer	16,475	Retail Store	6.50%		7/2028	9/2013	437	430	87%
Albertson’s, Inc.	Norwalk, CA	BBB/Baa2	Retail Grocer	14,696	Retail Store	6.33%		10/2028	12/2013	470	470	78%
Best Buy Co., Inc.	Wichita Falls, TX	BBB-/Baa3	Retail - Electronics	30,038	Retail Store	6.15%		5/2016	11/2012	743	686	84%
Best Buy Co., Inc.	Olathe, KS	BBB-/Baa3	Retail - Electronics	48,744	Retail Store	5.40%		10/2017	6/2013	1,779	1,719	89%
CVS Corporation	Commerce, MI	A/A2	Retail Drug	10,880	Retail Store	5.85%		4/2025	5/2013	501	482	91%
CVS Corporation	Garwood, NJ	A/A2	Retail Drug	11,970	Retail Store	6.12%		6/2025	8/2013	879	858	89%
CVS Corporation	Knox, IN	A/A2	Retail Drug	10,125	Retail Store	7.60%		6/2023	12/2011	322	276	77%
CVS Corporation	Kennett Square, PA	A/A2	Retail Drug	12,150	Retail Store	6.40%		1/2025	10/2012	857	784	92%
CVS Corporation	Rutherford College, NC	A/A2	Retail Drug	10,125	Retail Store	6.12%		1/2025	10/2013	346	342	85%
CVS Corporation	Rockingham, NC	A/A2	Retail Drug	10,125	Retail Store	6.12%		8/2024	10/2013	435	430	84%
PerkinElmer, Inc.	Beltsville, MD	BB+/Ba2	Global Technology	65,862	Light Industrial	7.35%		11/2021	12/2011	707	605	88%
PerkinElmer, Inc.	Daytona, FL	BB+/Ba2	Global Technology	34,196	Light Industrial	7.35%		11/2021	12/2011	321	274	84%
PerkinElmer, Inc.	Phelps, NY	BB+/Ba2	Global Technology	32,700	Light Industrial	7.35%		11/2021	12/2011	299	256	93%
PerkinElmer, Inc.	Warwick, RI	BB+/Ba2	Global Technology	95,720	Light Industrial	7.68%		12/2021	1/2012	939	810	90%
Staples, Inc.	Odessa, TX	BBB-/Baa2	Retail Office Supplies	23,942	Retail Store	6.41%		6/2015	9/2012	408	372	87%
Verizon South, Inc.	Dothan, AL	A+/A1	Communications	28,930	Office/Industrial	6.18%		9/2019	9/2009	548	532	88%
Walgreen Co.	Delray Beach, FL	A+/Aa3	Retail Drug	15,120	Retail Store	6.20%		1/2021	1/2013	595	555	81%
Walgreen Co.	Riverside, CA	A+/Aa3	Retail Drug	12,804	Retail Store	6.10%		10/2026	12/2013	571	571	79%
Walgreen Co.	Waterford, MI	A+/Aa3	Retail Drug	14,490	Retail Store	5.50%		1/2023	6/2013	953	917	90%

										12,111	11,369
Recapitalized Loans

Natural Gas Pipeline Company of America	Oak Brook, IL	NR(7)	Natural Gas Transportation & Storage	201,189	Office	5.97%		5/2008	6/2007	15,244	14,956	60%
Xerox Corporation(8)	El Segundo, CA	BB-/B1	Office Equipment	338,091	Office	4.71	%(9)	11/2007	11/2007	16,483	16,483	33%

										31,727	31,440

Totals										$73,701	$72,370

(1)	Ratings represent publicly available long-term corporate credit rating or long-term senior unsecured debt ratings as of December 31, 2003.
(2)	We originated the loans at a discount to the stated face amount, which results in a lower carrying value and a greater effective yield to us than the stated coupon. This increased effective yield is most pronounced in the corporate credit notes. The weighted average discount (based on original principal balance) on all loans in our portfolio as of December 31, 2003 is 1.0%.
(3)	All amounts are rounded to the nearest thousand. Sums may not equal totals due to rounding.
(4)	All percentages have been rounded to the nearest whole percentage. Loan to Realty Value is the ratio of the principal balance of the loan as of December 31, 2003 to the appraised value of the real estate that secures the loan at the time of the loan. The Loan to Realty Value for each corporate credit note includes the principal balance of the portion of the loan we have sold.
(5)	The United States Postal Service (“USPS”) has no public rating from either S&P or Moody’s. The USPS is an independent establishment of the executive branch of the United States government.
(6)	On December 2, 2003, we originated a mortgage loan secured by a property located in Farmington, Connecticut, leased by The University of Connecticut Health Center (“UCHC”), which is a constituent unit of the University of Connecticut. The financial obligations of the UCHC are binding on the State of Connecticut.
(7)	Natural Gas Pipeline Company of America (“NGPL”) is a wholly-owned subsidiary of Kinder Morgan, Inc. (“Kinder Morgan”) and accounts for a significant component of the business of Kinder Morgan. The tenant is unrated but Kinder Morgan is rated BBB/Baa2 by S&P and Moody’s, respectively. This loan is not guaranteed by Kinder Morgan and Kinder Morgan is not otherwise required to repay the loan in the event of NGPL’s default. According to the Form 10-K for the year ended December 31, 2003, filed by Kinder Morgan with the Securities and Exchange Commission, during the 2003 fiscal year, NGPL and its affiliates represented approximately 71% of Kinder Morgan’s operating revenues and approximately 42% of Kinder Morgan’s aggregate earnings from its various business segments and other investments.
(8)	Xerox Corporation files financial information with the Securities and Exchange Commission.
(9)	The coupon is 4.71% through and including December 31, 2004 after which the coupon will be reset monthly at LIBOR plus 3.25%.

Ratings

The following are the explanations of the ratings provided by Standard and Poor’s and Moody’s. Ratings of BBB- and Baa3, respectively, and above are considered investment grade.

Standard and Poor’s Ratings

AAA: The highest rating assigned by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is extremely strong.

AA: Differs from the highest-rated obligations only in small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.

A: Somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.

BBB: Exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

BB: Less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

B: More vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

PLUS (+) OR MINUS (–): Shows relative standing within the major rating categories.

Moody’s Ratings

Aaa: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as “gilt edged.” Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Moody’s applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

Structured Interests in Net Lease Assets

Our structured interests in net lease assets as of December 31, 2003 are summarized in the following table.

		As of December 31, 2003
Security Description(1)	CUSIP No.	Ratings (S&P)	Face Amount (in thousands)(2)	Carry Value (in thousands)(2)	Coupon	Yield(3)
NLFC 1999-LTL-1, Class D	63859CCK7	BBB	$5,000	$4,206	6.5%	8.3%

BSCMS 1999 CLF1, Class E	07383FCC0	BB	3,326	2,182	7.1%	11.7%

BSCMS 1999 CLF1, Class F	07383FCD8	B-	2,494	848	7.1%	22.5%

CMLBC 2002-CMLB-1, Class H	201736AM7	BB	11,907	7,208	6.3%	11.2%

CMLBC 2002-CMLB-1, Class J	201736AN5	B	7,144	3,351	6.3%	14.2%

CMLBC 2002-CMLB-1, Class K	201736AP0	NR	4,766	1,125	6.3%	28.0%

CREST 2001-1A, Class A(4)	22608PAA2	AAA	20,397	20,468	1.7%	1.6%

Other			839	666

Total			$55,873	$40,054

(1)	The interests represent investments in a class of a prior commercial mortgage loan securitization. Class designations are generally descriptive of the security and its relative priority within the securitization (with letters generally reflecting descending priority).
(2)	All amounts are rounded to the nearest thousand. Sums may not equal totals due to rounding.
(3)	Represents the yield to maturity, computed using the effective interest method, based on our carry value.
(4)	This security was sold in January 2004 for no gain or loss. While we owned the security, we received interest payments.

Structuring Fees Receivable

As of December 31, 2003, our net lease assets also included approximately $5.2 million of structuring fees receivable from various borrowers on net lease loans we previously originated and then sold. These structuring fees represent cash flows we have the right to receive subsequent to the sale of the loans. We are entitled to receive a monthly income stream out of lease payments on the properties. As of December 31, 2003, all structuring fee payments were current.

Loan Pipeline

Our pipeline includes potential loans in various stages of review. We receive requests for net lease financing on a daily basis and generally have from 50 to 100 potential transactions in different stages in our loan qualification, pricing and due diligence process at any given time. Once we have reviewed and determined a lease to be financeable under our program, we will, at the borrower’s request, issue a term sheet which briefly outlines the pricing and terms under which we propose to finance the property. Upon acceptance of the term sheet by the borrower, we issue a form of application which sets forth the detailed terms of the transaction. Once the borrower signs an application and delivers it to us with a deposit and the application is accepted, we consider such loans to be loans under commitment or committed loans, subject to our due diligence process and final approval by our investment committee. We generally close a committed loan four to eight weeks after the application is signed. At any time from the date of acceptance of the application until closing, the borrower may lock in the interest rate on the loan by payment of an additional fee. While we may decline an application upon completion of our underwriting process, or the prospective borrower may forfeit its deposit and withdraw the application prior to closing, we believe, based on our experience, that the substantial majority of these committed loans result in closed loans. Furthermore, it has been our experience that once we commit to make a net lease loan and lock in an interest rate (receiving a rate-lock fee), closing of that loan is relatively assured. We believe, also based on our experience, that a significant portion of loans in the application stage and a lesser percentage of loans in the term sheet stage will move into the category of committed loans. Since we receive requests for loan financing daily, our loan pipeline frequently changes as new potential transactions are added and others are removed.

As of December 31, 2003, we had $15.2 million of loans under commitment subject to our due diligence process and $54.9 million of loans for which we had an application outstanding. We also had in excess of $550.0 million of potential loans for which we had issued term sheets to the prospective borrower or its representative.

Our loans under commitment subject to our due diligence process and final approval by our investment committee, as of December 31, 2003, are summarized in the following table. Although based on our experience loans under commitment are usually funded, we cannot assure you that we will close and fund any of these potential loans.

			As if closed on December 31, 2003
Tenant	Ratings (S&P/ Moody’s)(1)	Number of Loans	Maturities	Coupon(2)	Proposed Loan Amount (in thousands)(3)	Lease Expiration	Loan-to- Value Ratio(4)
Long-Term Credit Tenant Loans
County of Los Angeles, CA	A+/A1	1	1/2028	6.77%	$6,963	2/2013(6)	97.8%(7)
CVS Corporation	A/A2	2	1/2024 / 1/2026	6.94% / 6.96%	4,076	2/2025 / 1/2026	83.7% / 88.9%
United States Postal Service	NR(5)	1	1/2024	7.36%	876	1/2024(8)	79.7%(9)

		4			11,916
10-Year Credit Tenant Loans
CVS Corporation	A/A2	1	1/2014	6.67%	3,236	11/2021(8)	86.1%(9)

Totals		5			$15,153

(1)	Ratings represent publicly available long-term corporate credit rating or long-term senior unsecured debt rating as of December 31, 2003. Ratings of BBB- and Baa3, respectively, and above are considered investment grade.
(2)	We expect to originate the loans at a discount to the stated face amount, which will result in a lower carrying value and a greater effective yield to us than the stated coupon. This increased effective yield is most pronounced in the corporate credit notes. The actual coupon rate will be set at or near the loan closing and will likely vary from the rate listed.
(3)	All amounts are rounded to the nearest thousand. Sums may not equal totals due to rounding.
(4)	Based on appraisal value.
(5)	The United States Postal Service (“USPS”) has no public rating from either S&P or Moody’s. The USPS is an independent establishment of the executive branch of the United States government.
(6)	The current lease has nine years remaining. However, negotiations are in process to replace the current lease with a new financeable net lease which will have a 25 year term.
(7)	We used a 7% capitalization rate to estimate the appraised value.
(8)	This is an estimate based on the expected commencement date of the lease.
(9)	We used an 8% capitalization rate to estimate the appraised value.

Origination Network

Our principal source of origination is our national network of independent mortgage brokers. We have established and maintained relationships with over 1,500 individual mortgage brokers at over 200 mortgage brokerage companies and commercial banks. These brokers operate offices throughout the United States and maintain close working relationships with the borrowers they represent and are generally compensated by the borrower. In general, we originate loans primarily through brokers and we provide these brokers with training and information regarding our products. Although these brokers are not required to originate loans exclusively through us, we closely track the volume of loans generated by each of these brokers.

Mortgage brokers working with net lease financing products need specialized knowledge and skills not generally required for traditional real estate financing activities. We dedicate significant resources to training mortgage brokers in all aspects of net lease financing and routinely meet with mortgage brokers to discuss the latest developments in net lease financing. As part of our efforts to educate our origination network about net lease financing, we provide bimonthly newsletters, brochures and other written material intended to keep brokers up to date on the latest underwriting requirements for net lease financings and net leases, lease enhancements, and changes in tenant credit ratings, as well as providing information on our latest innovative financing programs.

We maintain a comprehensive marketing, advertising and public relations program that supports our origination efforts. The objective of the program is to establish and build our name recognition and credibility as a specialty finance company and to promote our specialized net lease financing programs. We believe, based upon our experience and responses from customers, that we have been successful in achieving our objectives of market awareness and prominence in the net lease market.

In addition to our training and marketing support of mortgage brokers, our executives and staff periodically assist mortgage brokers in originating loans by meeting with potential borrowers to explain various aspects of our net lease loan program, and by assisting in structuring transactions to meet the borrower’s requirements.

Based upon responses from mortgage brokers as well as our experience, we believe that our ongoing marketing efforts, combined with comprehensive training programs, are key factors not only in creating and maintaining relationships with productive mortgage brokers but also in improving their productivity. Furthermore, we believe that we have streamlined our loan approval processes and centralized loan underwriting as well as many transactional and structuring matters to make the origination of our net lease loans efficient for mortgage brokers. As a result, we believe these mortgage brokers can focus on identifying possible additional borrowers for net lease loans and facilitating the loan closing process, rather than focusing solely on underwriting each loan.

In addition to our ability to originate loans for our principal business lines, we believe that our independent broker network can be utilized without significant further training to expand existing products and help us develop new products and identify investment opportunities as described above.

Closing Process

From the time we begin to consider a net lease investment until the investment is closed, the prospective transaction undergoes a variety of defined steps and procedures. In connection with the closing process, we will typically need to rely on certain third parties not under our control, including tenants, borrowers, sellers, warehouse lenders, brokers, outside counsel, insurance companies, title companies, environmental consultants, engineering consultants and other product or service providers. Our personnel carefully manage the closing process and have developed a streamlined set of procedures, checklists and relationships with many of the third-party providers with whom we do business on an on-going basis. As set forth below under “Underwriting Process,” each transaction goes through a multi-stage underwriting process with reviews by our investment committee both at commitment and immediately prior to closing. Transaction underwriting and the documentary process surrounding it is supported by the use of standardized transaction documents, including closing checklists and loan documents, and is further supported by proprietary underwriting and pricing software. All of our transactions are closed by our in-house closing and underwriting staff, many of whom have more than five years of experience with us. That staff seeks to close our transactions four to eight weeks after the application is signed, while at the same time maintaining our underwriting standards.

Underwriting Process

Once a prospective net lease financing opportunity or investment (including an acquisition of real property) is identified, the potential transaction undergoes a comprehensive underwriting and due diligence process that is overseen by our investment committee, which consists of five of our senior executive officers. The focus of our asset underwriting falls into three primary areas:

•	credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position in the industry;

•	lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; and

•	a real estate review and analysis.

The credit quality of the tenant under the net lease is at the core of the underwriting of a net lease transaction. Prior to entering into any net lease transaction, our underwriter, assisted by our chief investment officer and chief financial officer as necessary, conducts a review of the tenant’s credit quality. This review may include reviews of publicly available information, including any public credit ratings, audited financial statements, debt and equity analyst reports, and reviews of corporate credit spreads and stock prices. While we have no defined minimum credit rating or balance sheet size for tenants, we anticipate that a significant majority of the tenants will be public corporations with credit ratings provided by the national statistical rating organizations such as Standard & Poor’s and Moody’s Investors Service and will be investment grade in credit quality. For those tenants that either carry no rating or carry ratings that are below investment grade, we may conduct additional due diligence, including additional financial reviews of the tenant by us or a third-party provider, interviews with management of the tenant and, if practicable, and a more comprehensive review of the business segment and industry in which the tenant operates. In addition, with respect to the underlying collateral, we may conduct, or engage a third-party provider to conduct, a more comprehensive review of the real estate, including evaluating alterative uses for the real estate and the costs associated with converting to such alternative uses as well as examining the surrounding real estate market in greater detail.

Assuming that the credit of the tenant under the net lease is satisfactory, a thorough review is then conducted into the quality of the lease, focusing primarily on those provisions of the lease that would permit the tenant to terminate or abate rent prior to the conclusion of the initial lease term. If the lease provides for any abatement or termination rights or landlord’s obligations, those provisions are isolated and appropriate forms of lease enhancements are applied, including as necessary, specialized insurance, reserves or debt service coverage covenants. In addition, each lease is reviewed by outside counsel and a lease summary is provided to our underwriter for use in underwriting the transaction.

Finally, we conduct a thorough review with respect to the quality of the real estate subject to the net lease. In the case of a loan to property owners, this due diligence includes a review of the background and financial capabilities of the owner. In all cases, the property is also reviewed from a traditional real estate perspective, including quality of construction and maintenance, location and value of the real estate and technical issues such as title, survey and environmental. As necessary, appraisals and environmental and engineering reports are obtained from third-parties and reviewed by our underwriters and legal counsel.

In the case of structured transactions, the underwriter, assisted by our chief investment officer, chief financial officer, general counsel and other internal and outside advisors, as necessary, thoroughly evaluate the credit, the legal and financial structures and the collateral quality underlying the transaction.

In addition to our review of the quality of any individual transaction, our investment committee also:

•	evaluates our current portfolio, including consideration of how the subject transaction affects asset diversity and credit concentrations in the tenant, industry or credit level;

•	determines whether we can implement appropriate legal and financial structures, including our ability to control the asset in a variety of circumstances;

•	evaluates the leveraged and unleveraged yield on the asset and how that yield compares to our target yields for that asset class and our analysis of the risk profile of the investment; and

•	considers our ability to finance the asset under our existing credit structures and whether we can match-fund the asset.

We use integrated systems such as customized software and models to support our decisions on pricing and structuring investments.

Before issuing any form of commitment and again before the closing of any transaction, each transaction must be approved by our investment committee. Mr. Ranieri is not a member of our investment committee and does not participate in our day-to-day operations. Our investment committee consists of our chief executive officer, president, chief financial officer, chief investment officer and general counsel. The committee meets frequently and on an as-needed basis to evaluate potential net lease investments. In addition, following completion of this offering, we expect to form an investment oversight committee of our board of directors which will approve all transactions in excess of $50 million. A majority of the investment oversight committee of our board of directors will be independent directors.

Our underwriting standards are specifically tailored to our investments. As we develop new products, we may emphasize different criteria than we currently emphasize. We also may modify our underwriting standards.

We believe that our standardized underwriting and origination procedures and integrated systems will enable us to manage a large and increasing volume of transactions while maintaining underwriting quality and high levels of service to customers. Our investments require little ongoing management except lease administration, and we believe that we can grow our business without significant expansion of our cost base. As our origination and acquisition volume grows, we expect to continue to improve cost efficiency by modestly expanding our internal loan and asset acquisition closing support staff and relying less on outside service providers.

Risk Management Strategy

We believe that exposure to changes in underlying interest rates can have a profound effect on the value (and hence profitability) of our net lease assets while they are held in our portfolio prior to long-term financing. Accordingly, we have employed a risk management strategy to mitigate the effects of movements in underlying interest rates on the value of our net lease loans. We have done so by having derivative and other risk management positions that react in a corresponding but opposite manner to offset changes in the value of our fixed-rate assets due to changes in underlying U.S. Treasury interest rates and, to a lesser degree, swap spreads. For example, as underlying interest rates fall, the value of our fixed-rate loans increases while the value of our derivative and other risk management position declines. Conversely, as underlying interest rates rise, the value of our fixed-rate loans falls while the value of our derivative and other risk management position increases.

In connection with our risk management activities, we primarily enter into derivative and other risk management transactions whereby the value of the derivative transaction is pegged to the short sale of an underlying security, generally U.S. Treasury and agency lock transactions, short sales of U.S. government and agency obligations and interest rate swap transactions. By entering into risk management transactions against our long-term portfolio of fixed-rate assets, we are able to offset changes in interest rates and, to a lesser degree, changes in spreads. We set the duration of our derivative and other risk management transactions to match that of the related assets. We may look to use other hedging and other risk management techniques, including credit default swaps, to mitigate our credit risk.

We intend generally to continue to seek to manage our interest rate exposure taking into account the cost of such hedging and other risk management transactions and the limitations on hedging and other risk management transactions imposed by the REIT tax rules.

Competition

We are subject to significant competition in seeking net lease assets. We compete with other specialty finance companies, insurance companies, commercial banks, investment banks, savings and loan associations, mortgage bankers, mutual funds, institutional investors, pension funds, other lenders, governmental bodies and individuals and other entities, including REITs. We may face new competitors and, due to our focus on net lease properties located throughout the United States, and because many of our competitors are locally and/or regionally focused, we will not encounter the same competitors in each region of the United States. Many of our competitors for net lease assets may have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. We may also incur costs on unsuccessful acquisitions that we will not be able to recover.

Employees

As of December 31, 2003, we had 22 employees. Our entire staff is expected to be employed by the company upon completion of this offering and the formation transactions. We have an experienced staff, many of the members of which have been previously employed by the real estate departments from major financial institutions, law firms and Standard & Poor’s. We believe that our relations with our employees are good. None of our employees are unionized.

Offices

We presently lease office space at 110 Maiden Lane, New York, New York 10005. This lease expires on May 31, 2006. We also maintain a sales office in Laguna Hills, California.

Legal Proceedings

From time to time, we are involved in legal proceedings in the ordinary course of business. We are not currently involved in any pending litigation.

FORMATION TRANSACTIONS

The formation transactions include the following transactions, which will occur immediately prior to or upon closing of this offering:

•	The members of CLF, LLC will separately contribute all of the outstanding limited liability company interests of CLF, LLC to CLF, Inc., in exchange for an aggregate of 3,968,800 shares of common stock of CLF, Inc.

•	Upon the completion of these contributions, CLF, Inc. will own all of the equity interests in CLF, LLC and CLF, LLC will continue its business as a subsidiary of CLF, Inc.

•	CLF, Inc. will issue 20,000,000 shares of common stock in this offering.

The aggregate number of shares of our common stock that the members of CLF, LLC will receive in the formation transactions is 3,968,800. These shares will be allocated among the members as follows:

Number of Shares
Hyperion CLF LLC(1)	2,295,566
LSR Capital CLF LLC(2)	510,126
Wachovia Investors, Inc.(3)	1,020,251
CLF Management I, LLC(4)	142,857

3,968,800

(1)	Hyperion CLF LLC is a wholly-owned subsidiary of Hyperion Partners II L.P. Our chairman, Lewis S. Ranieri, is the chairman and president, a director and the majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.
(2)	Mr. Ranieri is the managing member and sole equity owner of LSR Capital CLF LLC.
(3)	An affiliate of Wachovia Bank, N.A. and Wachovia Capital Markets, LLC.
(4)	Owned entirely by the following employees of our company: Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz, Michael J. Heneghan and Gary E. Landriau.

The actual allocation of the 3,968,800 shares among the members of CLF, LLC has been determined by the formula provided in the limited liability company agreement of CLF, LLC. Pursuant to the formula, the allocation depended on the aggregate value of the consideration to be received by the members, which depended, in turn, on the initial public offering price of our common stock. The number of shares expected to be issued to CLF Management I, LLC constitutes approximately 3.6% of the total consideration received by the members. Generally, CLF Management I, LLC is entitled to a portion of the consideration not to exceed $1,500,000, and the remaining members share the balance in accordance with their membership profit percentages. The total shares received by the members (3,968,800) was determined based on an assumed market value of CLF, LLC of $39,688,000 prior to completion of this offering. This value represented 121% of the book value of CLF, LLC as of September 30, 2003, and was determined through negotiations, not conducted at arm’s length, among the members and the representatives of the underwriters for this offering. We did not obtain any independent third-party appraisals of the value of CLF, LLC.

On November 17, 2003, we issued 139,134 shares of common stock to certain of our current and former employees.

As a result of the formation transactions, including this offering (and including grants of shares that we intend to make under our stock plan), our directors and executive officers and the current owners of CLF, LLC, as a group, will own 17.4%, and the purchasers of common stock in this offering, as a group, will own 81.7% of the outstanding common stock of our company upon completion of this offering. In particular, Hyperion CLF

LLC, LSR Capital CLF LLC and our chairman, Mr. Ranieri, together will own 11.6%; Wachovia Investors, Inc. will own 4.2%; and our executive officers and directors (including Mr. Ranieri’s direct holdings and indirect holdings through Hyperion CLF LLC and LSR Capital CLF LLC) together will own 13.3%. The remaining 0.9% of our company will be owned by certain of our current and former employees.

We will record the contribution of our predecessor’s (CLF, LLC’s) historical balance sheet as of the closing date of this offering, including the assets, assumption of liabilities and deficits at their historical amounts.

Following this offering, we expect to convert CLF, LLC to a limited partnership in which we will be the initial limited partner and our wholly-owned subsidiary will be the sole general partner. Additional limited partners may be added in the future. We will conduct substantially all of our future business operations through this operating partnership.

Following completion of this offering and the formation transactions, our company will be organized as follows:(1)

(1)	Ownership percentages are based on the number of shares of our common stock that will be outstanding immediately upon completion of this offering, including 383,766 shares that we intend to grant under our stock plan.
(2)	Mr. Ranieri is the managing member of, and sole capital contributor to, LSR Capital CLF LLC.
(3)	Reflects indirect ownership. Mr. Ranieri is the chairman and president, a director and majority stockholder of Hyperion Funding Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.

(4)	Includes certain current and former employees of CLF, LLC that are not executive officers of our company.
(5)	Excluding shares to be held by our chairman, Mr. Ranieri, through LSR Capital CLF LLC or Hyperion CLF LLC. Including shares to be held through those entities, our executive officers and directors will own 13.3%, and Mr. Ranieri will own 11.6%, respectively, of our company upon completion of the offering and the formation transactions.
(6)	We intend to convert CLF, LLC to a limited partnership following the offering. Our wholly-owned subsidiary will be the sole general partner and we will be the sole initial limited partner. Additional limited partners may be added in the future.

MANAGEMENT

Executive Officers and Directors

We will be internally managed and self-administered upon completion of this offering and the formation transactions. We will be subject to the direction and oversight of our board of directors. Upon completion of this offering, our board of directors will be composed of seven directors, a majority of whom will be independent directors under the rules of the New York Stock Exchange.

Our directors will serve one-year terms and thus be subject to election annually. Upon completion of this offering, the following individuals will serve as our executive officers and directors. Ages are as of December 31, 2003.

Name	Age	Title
Lewis S. Ranieri	56	Chairman of the Board
Paul H. McDowell	43	Chief Executive Officer and Director
William R. Pollert	60	President and Director
Shawn P. Seale	41	Senior Vice President, Chief Financial Officer and Treasurer
Robert C. Blanz	46	Senior Vice President and Chief Investment Officer
Michael J. Heneghan	45	Senior Vice President and General Counsel
Michael E. Gagliardi	46	Director*
Stanley Kreitman	72	Director*
Jeff F. Rogatz	42	Director*
Howard A. Silver	49	Director*

*	These four individuals have agreed to become our directors upon completion of this offering, and are considered to be independent directors.

Lewis S. Ranieri has served as chairman of the board of directors of CLF, LLC since November 2001, and chairman of our board of directors since November 2003. He also served as chairman of our predecessor, CLF, LP, from 1995 until November 2001. Mr. Ranieri is the founder and prime originator of Hyperion Partners L.P. and Hyperion Partners II L.P. (collectively “Hyperion”). Hyperion is an investment fund that invests in the financial services and real estate industries. He also serves as chairman, chief executive officer and president of Ranieri & Co., Inc., a private investment advisor and management corporation, which he founded in 1988. He is also chairman of Five Mile Capital Partners LLC, a sponsor and manager of private investment funds. Mr. Ranieri is also chairman and a member of the board of directors of Hyperion Capital Management, Inc., a registered investment adviser. He also served as chairman of Bank United Corp. and as a director of Bank United, from its inception in 1988 until its merger with Washington Mutual in February 2001. Prior to forming Hyperion Partners L.P., Mr. Ranieri had been vice chairman of Salomon Brothers, Inc. (“Salomon”) and worked for Salomon from July 1968 to December 1987 and was one of the principal developers of the secondary mortgage market. He serves as chairman, trustee and/or a member of the board of directors of Computer Associates International, Inc., Franklin Bank Corp., Reckson Associates Realty Corp., and American Financial Realty Trust.

Paul H. McDowell is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as chief executive officer since March 2001, and as senior vice president, general counsel and secretary from 1994 until February 2001. He has served on the board of directors of CLF, LLC since November 2001 and our board of directors since November 2003. He is also a member of our investment committee. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide rage of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a BA from Tulane University in 1982.

William R. Pollert is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as president since 1994, and chief executive officer from 1994 to March 2001. He has served on the board of directors of CLF, LLC since November 2001 and our board of directors since November 2003. He is also a member of our investment committee. From 1993 until 1995, Mr. Pollert was the president and chief executive officer of Equitable Bag Co., Inc., a leading manufacturer of custom bag products for non-food retailers and specialty packaging. From 1986 to 1993, Mr. Pollert held a variety of senior management positions at Triarc Companies, Inc. (which owned Arby’s, RC Cola, Graniteville and National Propane); Trian Group L.P.C.; Avery, Inc. (which owned Uniroyal Chemical Co.); and Triangle Industries, Inc. (which owned American National Can Co., Brandt, Inc., Triangle Wire & Cable, Inc. and Rowe International, Inc.). The senior management positions included chief executive officer or chief operating officer of several of the companies owned by Triarc, Trian, Avery and Triangle. Triarc, Trian, Avery, Triangle and Equitable Bag Co., Inc. were at one time or are controlled by Nelson Peltz and Peter May. From 1973 to 1985, Mr. Pollert held a variety of senior management positions at International Paper Company, ending as vice president of the consumer packaging business and a member of its executive operating committee. Mr. Pollert received a Ph.D. in management and organization sciences from the University of Florida in 1971, an MBA in finance from Columbia University in 1967, and a BA from Lehigh University in 1965.

Shawn P. Seale is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as senior vice president, chief financial officer and treasurer since 1994. He has served on the board of directors of CLF, LLC since November 2001 and our board of directors since November 2003. He will resign from our board of directors immediately prior to completion of this offering. He is a member of our investment committee. From 1988 until 1995, Mr. Seale was a founder, vice president and treasurer of Taylor Consulting Group, Inc., a corporate consulting group in Atlanta. At the Taylor Consulting Group, Mr. Seale provided a wide range of financial valuation and financial analysis services to a diverse mix of public and private companies, including Coca-Cola. From 1985 to 1988, Mr. Seale worked as a management and finance consultant at Ernst & Whinney (a predecessor to Ernst & Young). Mr. Seale is a certified public accountant. Mr. Seale received a BS from the Massachusetts Institute of Technology in 1985.

Robert C. Blanz has been continuously employed by us or our predecessor companies since October 1999, including as our senior vice president since October 1999 and our chief investment officer since October 2003. Mr. Blanz manages our underwriting, loan securitization and whole-loan placement activities. From April 1997 until October 1999, he was a director in the real estate structured finance department at Standard and Poor’s and rated two of our four securitizations. Before moving to Standard & Poor’s, he was vice president in the real estate principal transactions group at Dean Witter. Mr. Blanz is a member of our investment committee. He is also a certified public accountant. Mr. Blanz received an MBA from Columbia University in 1996 and a BS from the State University of New York in 1980.

Michael J. Heneghan has been continuously employed by us or our predecessor companies since 1997, including as our senior vice president and general counsel since October 2001. From 1993 to 1997, he worked as an attorney in the real estate department at the law firm Cadwalader, Wickersham & Taft. He is a member of our investment committee. Mr. Heneghan received his JD from Fordham University School of Law in 1992 and his BS from Georgetown University in 1981.

Michael E. Gagliardi will join our board of directors upon completion of this offering. Since 1999, Mr. Gagliardi has served as chief executive officer of TCA Holdings, an asset management company. Mr. Gagliardi is a member of the board of directors of The Atlantic, a registered investment advisor. The Atlantic provides investment, finance and advisory services to an international client base. Mr. Gagliardi was a founding partner of

Wasserstein Perella Emerging Markets (“WPEM”) (now Dresdner Kleinwort Wasserstein) and served as its chief executive officer from 1993 through 1999. Prior to founding WPEM, Mr. Gagliardi was director of Emerging Markets at UBS (formerly Swiss Bank Corporation). Mr. Gagliardi has served on the board of directors of the Emerging Market Traders Association and the board of trustees advisory council at Fairfield University. Mr. Gagliardi received a MBA from Pace University in 1983 and received a BS from Fairfield University in 1979.

Stanley Kreitman will join our board of directors upon completion of this offering. Since 1993, Mr. Kreitman has served as chairman of Manhattan Associates, a merchant banking company. From 1972 to 1992, Mr. Kreitman served as the president of United States Banknote Corporation (“USBC”), a company which provides a variety of printing services such as currency production for foreign governments and the printing of stock certificates. Mr. Kreitman currently serves as chairman of the board of trustees for the New York Institute of Technology. Mr. Kreitman also serves as chairman or member of the board of directors of Signature Bank, Crime Stoppers of Nassau County, New York College of Osteopathic Medicine and Police Athletic League. In addition, Mr. Kreitman holds directorship positions with Medallion Financial Corp., CCA Industries Inc., KSW Mechanical Services and Geneva Financial Corp., all public companies. Mr. Kreitman received an honorary doctorate of laws from the New York Institute of Technology in 1998, and a BS from NYU in 1954.

Jeff F. Rogatz will join our board of directors upon completion of this offering. Mr. Rogatz is founder and president of Ridgeway Capital LLC (“Ridgeway Capital”), a real estate investment and advisory firm that invests in office, industrial and retail leased assets in the Mid-Atlantic area and provides advisory services to various clients including several publicly-traded real estate investment trusts. Prior to founding Ridgeway Capital in 2001, Mr. Rogatz was chief financial officer of Brandywine Realty Trust (“Brandywine”), a New York Stock Exchange listed real estate investment trust. Prior to joining Brandywine in 1999, Mr. Rogatz was a managing director and head of the REIT practice for Legg Mason Wood Walker, Incorporated. Mr. Rogatz is a member of the National Association of Real Estate Investment Trusts, Urban Land Institute and the International Council of Shopping Centers. Mr. Rogatz is a board member and Trustee of the Friends of Woodlawn Library, Inc. Mr. Rogatz received an MBA in finance with honors from the College of William and Mary in 1987 and received a BS from the University of Virginia in 1983.

Howard A. Silver will join our board of directors upon completion of this offering. Since 1998, Mr. Silver has served as a director, president and chief operating officer of Equity Inns, Inc. (“Equity Inns”), a NYSE listed real estate investment trust. Mr. Silver joined Equity Inns in May 1994 and, prior to holding these positions, served in various capacities for Equity Inns, including as executive vice president of finance, secretary, treasurer and chief financial officer. Equity Inns owns a geographically diverse portfolio of 94 hotels in 34 states. From 1992 until 1994, Mr. Silver served as chief financial officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. Mr. Silver has been a certified public accountant since 1980 and was employed, from 1987 to 1992, by Ernst & Young LLP and, from 1978 to 1986, by Coopers & Lybrand L.L.P. Mr. Silver graduated cum laude from the University of Memphis with a BS in accountancy in 1976.

Committees of the Board of Directors

Upon completion of this offering, our board of directors will have the following three committees. We will appoint three directors to each committee, all of whom will be independent within the meaning of applicable NYSE listing standards and rules. Following completion of this offering, we expect to form an investment oversight committee of our board of directors, which will consist of three directors, a majority of which will be independent within the meaning of applicable NYSE listing standards and rules.

Audit Committee.    One of the three members of the audit committee will serve as the chairperson and will be an audit committee financial expert, as defined in applicable SEC and NYSE rules. Upon completion of this offering, we will adopt an audit committee charter, which will define the audit committee’s primary duties to be to:

•	serve as an independent and objective party to monitor our compliance with legal and regulatory requirements, review our financial reporting processes and internal control systems and the performance generally, of our internal audit function;

•	monitor performance of our internal audit function;

•	oversee the audit and other services of our independent accountants and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent accountants, who will report directly to the audit committee;

•	provide an open means of communication among our independent accountants, management, our internal auditing function and our board;

•	review any disagreements between our management and the independent accountants regarding our financial reporting; and

•	prepare the audit committee report for inclusion in our proxy statement for our annual meetings.

Our audit committee charter will also mandate that our audit committee approve all audit and permissible non-audit services conducted by our independent accountants.

Compensation Committee.    We will adopt a compensation committee charter which will define the compensation committee’s primary duties to be to:

•	establish guidelines and standards for determining the compensation of our executive officers;

•	make recommendations regarding compensation plans;

•	review and recommend to our board of directors compensation for our executive officers and directors;

•	administer and implement our stock plan;

•	determine the number of shares underlying, and the terms of, restricted stock awards to be granted to our directors, executive officers and other employees pursuant to these plans; and

•	prepare a report on executive compensation for inclusion in our proxy statement for our annual meetings.

Nominating and Corporate Governance Committee.    We will adopt a nominating corporate governance committee charter which will define the nominating and corporate governance committee’s primary duties to be to:

•	identify individuals qualified to become members of our board of directors and recommend director candidates for election or re-election to our board;

•	review the board size and composition, committee composition and make recommendations regarding tenure and classification of directors; and

•	develop, recommend and oversee our corporate governance principles.

Investment Oversight Committee.    Following formation, the primary function of the investment oversight committee will be to approve the terms and conditions of all investments we make in excess of $50 million.

Compensation of Directors

The members of our board of directors who are also our employees do not receive any additional compensation for their services on our board. Each of our non-employee directors, other than our chairman, is eligible to receive, upon election to our board, a grant of 2,000 shares of our common stock under our stock plan. One-third of these shares will be fully vested upon grant and the remaining two-thirds will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. We will also pay our non-employee directors an annual retainer of $20,000, with an additional $5,000 to each committee chair, other than the audit committee chair who will receive an additional $7,500. We have agreed to grant the chairman of our board of directors 25,000 shares of our common stock upon completion of this offering, 10,000 of which will be fully vested upon grant and 15,000 of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. We will also pay our chairman an annual retainer of $150,000. The directors will be entitled to vote and receive dividends with respect to such shares prior to vesting.

Non-employee directors will also receive $1,000 for each board meeting attended in person, $500 for each board meeting attended by teleconference and $500 for each committee meeting attended. We will reimburse reasonable travel expenses of non-employee directors incurred in connection with their board and committee meeting attendance.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, three of the members of our board of directors, Messrs. McDowell, Pollert and Seale, were officers or employees of our company but did not participate in board deliberations concerning executive officer compensation. During that period, none of the members of our board, nor any of our executive officers, served as a member of the governing body or compensation committee of any entity that had one or more executive officers serving as a member of our board.

Upon completion of this offering, the members of the compensation committee of the board of directors will be independent directors. None of these directors, nor any of our executive officers, will serve as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board.

Executive Compensation

The table below sets forth, for the fiscal year ended December 31, 2003, the cash compensation earned by our chief executive officer, our president and each of our three other most highly paid executive officers, collectively referred to as the named executives.

SUMMARY COMPENSATION TABLE

	Annual Compensation		All Other Compensation
Name and Principal Position	Salary	Bonus
Paul H. McDowell Chief executive officer	$261,822	$190,000	$69,928	(1)
William R. Pollert President	160,372	153,000	28,000	(2)
Shawn P. Seale Senior vice president, chief financial officer and treasurer	215,417	173,000	28,000	(2)
Robert C. Blanz Senior vice president and chief investment officer	151,625	215,000	17,500	(2)
Michael J. Heneghan Senior vice president and general counsel	166,121	200,000	28,000	(2)

(1)	Includes amounts contributed by us to the named executive’s 401(k) Plan account ($22,400) and the amount forgiven ($47,528) on a loan.
(2)	Amount contributed by us to the named executive’s 401(k) Plan account.

Employment Agreements

We intend to enter into employment agreements with each of the named executives upon the completion of this offering. The initial term of each employment agreement commences on the closing of this offering and expires on December 31, 2006. Each agreement automatically extends for one additional year each December 31, unless either party provides written notice to the other party at least 90 days prior to December 31.

The employment agreements provide the following annual base salaries: Mr. McDowell, $300,000, Mr. Pollert, $200,000, Mr. Seale, $265,000, Mr. Blanz, $200,000, and Mr. Heneghan, $170,000. Salaries will be reviewed annually by the compensation committee of our board of directors. Salaries may be increased by the compensation committee and will be increased each year to reflect increases in the cost of living. In addition to salaries, bonuses may be granted in the discretion of the compensation committee, and there will be no maximum limit on the bonus awardable to any executive in any given year but during the initial term, the annual bonus will not be less than: Mr. McDowell, $150,000, Mr. Pollert, $75,000, Mr. Seale, $85,000, Mr. Blanz, $100,000 and Mr. Heneghan, $80,000. These agreements provide that the executive officers agree to devote substantially all of their business time to our operations (other than Mr. Pollert who will devote the substantial majority of his business time to our operations).

The employment agreements permit us to terminate an executive’s employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	the executive’s conviction of, or a plea of guilty or nolo contendere to, a felony;

•	the executive’s intentional failure to substantially perform reasonably assigned material duties;

•	the executive’s willful misconduct in the performance of the executive’s duties; or

•	the executive’s breach of any non-competition or non-disclosure agreement in effect between the executive and us, including such agreements in the employment agreement.

In addition, each executive has the right under his employment agreement to resign for or without “good reason.” “Good reason” is defined in the employment agreements to include a reduction in base salary, a demotion, a material reduction in duties, a requirement for the executive to be based at a location other than the New York, New York metropolitan area, or any material breach of the employment agreement by us, which demotion, material reduction or material breach has not been cured by us within 30 days after written notice by the executive. Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements provide that the executive officers will be eligible to receive the same benefits, including participation in our retirement and welfare plans, as other similarly situated employees, and such other benefits as our board of directors may, from time to time, establish. In addition, we will endeavor to provide each executive with a whole life insurance benefit of at least: Mr. McDowell, $2,000,000, Mr. Pollert, $1,000,000, Mr. Seale, $1,500,000, Mr. Blanz, $750,000 and Mr. Heneghan, $500,000, and a disability insurance benefit providing for income replacement of at least 95% of base salary, subject to such insurance being available at a reasonable cost.

Pursuant to the terms of the employment agreements, when an executive’s employment ends for any reason, we will pay accrued and unpaid salary, bonuses and benefits already determined, and other accrued obligations. We have agreed to pay severance equal to the executive’s base salary for one year if we choose not to extend the agreement. In addition, if we terminate the executive’s employment without cause or if the executive resigns for good reason, we will be obligated to pay the executive:

•	severance equal to (a) three times the executive’s base salary (for Messrs. McDowell and Seale) or two times the executive’s base salary (for the other executives) plus (b) three times the executive’s average bonus for the three preceding years (for Messrs. McDowell and Seale) or two times the executive’s average bonus for the three preceding years (for the other executives), payable in a lump sum;

•	a pro rata portion of the executive’s incentive pay for the year in which the termination occurs; and

•	payment of premiums for group health coverage during the 24-month period after termination of employment or cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued.

If the executive’s employment is terminated on account of death or disability, we will pay a pro rata portion of his incentive pay for the year in which the termination occurs. In addition, under the restricted share award agreements we will deliver upon completion of this offering, in the event we terminate an executive’s employment other than for cause or on account of the executive’s disability or death, or if the executive terminates his employment for good reason, all of the executive’s unvested restricted share awards will become fully vested. To receive the severance, the executive must execute a release of claims. Under the employment agreements, an executive’s incentive pay is deemed to be the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date.

In the event of a change in control of our company, all outstanding options, restricted shares and any other equity rights will become fully vested and exercisable for each executive officer and each executive will be entitled to enhanced severance benefits irrespective of when his employment terminates or if his employment terminates by us without cause or by him for good reason after the change in control. The employment agreements provide that the executives will be entitled to receive severance benefits if there is a change of control during the term of their employment agreements, and within 12 months after the change of control, their employment is terminated without cause or they resign with good reason. They will also be entitled to benefits under the agreements if their employment is terminated without cause while we are negotiating a transaction that could result in a change of control or if they are terminated without cause and a change of control occurs within three months following their termination. In that event, the executives are entitled to receive any accrued but unpaid salary and bonuses plus a severance benefit. The severance benefit is computed in the same manner as under a termination without cause or a resignation for good reason. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into or consolidate with another entity, unless the holders of our voting shares immediately prior to the merger or consolidation have at least 50% of the combined voting stock of the surviving entity of the merger or consolidation;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	if directors who constitute our initial board of directors following completion of the offering cease for any reason to constitute a majority of our directors, unless the nomination of the successor to any such director is approved by a majority of our directors in office immediately prior to such cessation.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

The employment agreements also provide that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with us by working with or investing in any business or enterprise which is substantially similar to our business during the term of his employment. The agreements also provide that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of our customers, encourage any of our customers to reduce their patronage of us, or solicit or hire any of our employees.

The Stock Plan

In connection with our reorganization as a REIT, we established a stock plan for the purpose of attracting and retaining our executive officers, employees, directors and other persons and entities that provide services to us. The stock plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares, stock appreciation rights and incentive awards.

Administration of the stock plan is carried out by the compensation committee of our board of directors (or our board of directors prior to completion of this offering). The compensation committee may delegate its authority under the stock plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the compensation committee or its delegate.

Our officers and employees and those of our affiliates are eligible to participate in the stock plan. Our directors and other persons and entities that provide services to us are also eligible to participate in the stock plan.

The maximum number of shares of common stock available for issuance under the stock plan will be equal to 975,000 shares, which amount shall, if the underwriters for this offering exercise their over-allotment option to purchase additional shares, be increased to an amount equal to 3.9% of the number of outstanding shares of common stock on a fully-diluted basis and after exercise of the underwriter’s over-allotment option (rounded up to the nearest thousand). This limitation, and the terms of outstanding awards, will be adjusted as our board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events.

The stock plan provides for the grant of (i) options intended to qualify as incentive stock options under section 422 of the Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. We will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. We may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

The administrator will select the participants who are granted options and, consistent with the terms of the stock plan, will prescribe the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed 10 years. Options generally will be nontransferable except in the event of the participant’s death but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership.

No participant may be granted incentive stock options that are first exercisable in a calendar year for common stock having a total fair market value (determined as of the option grant) exceeding $100,000. In addition, no participant may be granted options in any calendar year for more than 300,000 shares.

The administrator also will select the participants who are granted stock awards and, consistent with the terms of the stock plan, will establish the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial measures that the administrator may designate. Our stock plan provides that all stock awards under the plan after completion of this offering will vest (i) on an annual basis over no less than a three year period commencing on the one-year anniversary of the date of the award or (ii) over a period of at least one year from the date of the award if the restrictions lapse or expire based on the attainment of performance objectives. No participant may be granted stock awards in any calendar year for more than 200,000 shares.

The stock plan also authorizes the grant of performance shares (i.e., the right to receive a future payment, based on the value of the common stock, if certain conditions are met). The administrator will select the participants who are granted performance share awards and will establish the terms of each award. The conditions established for earning a performance share award may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial measures that the administrator may designate. The period in which a performance share award may be earned will be at least three years except that the period will be at least one year in the case of an award that is subject to requirements based on one or more of the foregoing performance criteria. To the extent that a performance award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock. No participant may be granted more than 200,000 performance shares in any calendar year.

The administrator also will select the participants who receive stock appreciation rights under the stock plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock. No participant may be granted more than 300,000 stock appreciation rights in any calendar year.

The stock plan also permits the grant of incentive awards to participants selected by the administrator. An incentive award is a cash bonus that is payable if certain objectives are achieved. The objectives will be prescribed by the administrator and will be stated with reference to performance criteria based on funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial measures that the administrator may designate. The period in which performance is measured will be at least one year. No participant may be granted incentive awards in any calendar year that exceed the lesser of (i) 500% of the participant’s base salary (prior to any salary reduction or deferral election) as of the date of grant or (ii) $2,000,000.

No awards may be granted under the stock plan after the day before the tenth anniversary of the date the plan is adopted by the board of directors. The board of directors may amend or terminate the stock plan at any time, but an amendment will not become effective without the approval of our stockholders if that approval is required under applicable law or the rules and regulations of the New York Stock Exchange. No amendment or termination of the stock plan will adversely affect a participant’s rights under outstanding awards without the participant’s consent.

Upon completion of this offering, an aggregate of 226,064 shares of common stock will be granted to our directors and executive officers pursuant to our stock plan as follows. In addition, upon completion of this offering, an aggregate of 157,702 shares of common stock will be granted to certain other of our key employees pursuant to our stock plan.

Number of shares (1)
Lewis S. Ranieri	25,000
Paul H. McDowell	49,625
William R. Pollert	49,286
Shawn P. Seale	49,286
Robert C. Blanz	26,172
Michael J. Heneghan	18,695
Michael E. Gagliardi	2,000
Stanley Kreitman	2,000
Jeff F. Rogatz	2,000
Howard A. Silver	2,000

Directors and executive officers as a group	226,064

(1)	Except with respect to Mr. Ranieri, all shares will be fully vested as to one-third of the number of shares upon grant and the remaining two-thirds will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. With respect to Mr. Ranieri, 10,000 shares will be fully vested upon grant and the remaining 15,000 shares will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Prior to vesting, the holders will be entitled to vote and receive dividends with respect to such shares.

401(k) Plan

We have established the Capital Lease Funding 401(k) Plan, referred to as the 401(k) Plan. The 401(k) Plan is a defined contribution plan intended to qualify under section 401 of the Code. All of our employees who are at least 21 years old are eligible to participate on the first day of the first payroll period following three months of employment. Participants may make pre-tax contributions to the 401(k) Plan of between 1% and 100% of their eligible earnings, subject to a statutorily prescribed annual limit. We may at our discretion make matching contributions to the 401(k) Plan in amounts to be determined annually by our compensation committee. Each participant is fully vested in his or her contributions and in any discretionary matching contributions made to his or her account. Contributions by the participants or by us to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Any contributions by us are generally deductible by us when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock by (i) each of our directors, (ii) each of the named executives, (iii) all of our directors and executive officers as a group and (iv) each holder of five percent or more of our common stock, upon completion of this offering and the formation transactions. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Beneficial Ownership Prior to the Offering			Beneficial Ownership After the Offering
Name	Shares		Percentage	Shares		Percentage
Lewis S. Ranieri	—		—	2,830,692	(1)	11.6%
Paul H. McDowell	20,052		14.4%	104,676	(2)	*
William R. Pollert	21,549		15.5%	102,978	(3)	*
Shawn P. Seale	26,640	(4)	19.1%	108,069	(4)(5)	*
Robert C. Blanz	7,633		5.5%	56,662	(6)	*
Michael J. Heneghan	6,884		4.9%	34,865	(7)	*
Michael E. Gagliardi	—		—	2,000	(8)	*
Stanley Kreitman	—		—	2,000	(8)	*
Jeff F. Rogatz	—		—	2,000	(8)	*
Howard A. Silver	—		—	2,000	(8)	*
Hyperion CLF LLC (9)	—		—	2,295,566		9.4%
Directors and executive officers as a group	82,758	(4)	59.5%	3,245,942	(1)(4)	13.3%

*	Represents less than 1% of the outstanding common stock.
(1)	Includes 25,000 shares of common stock to be issued under our stock plan upon completion of this offering, 10,000 of which will be fully vested upon grant and 15,000 of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Prior to vesting, Mr. Ranieri will be entitled to vote and receive dividends with respect to such shares. Also includes 510,126 shares of common stock beneficially owned by LSR Capital CLF LLC and 2,295,566 shares of common stock beneficially owned by Hyperion CLF LLC.
(2)	Includes 49,625 shares of common stock to be issued under our stock plan upon completion of this offering, one-third of which will be fully vested upon grant and the remaining two-thirds of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Also includes 34,999 shares of common stock owned by the named executive through CLF Management I, LLC.
(3)	Includes 49,286 shares of common stock to be issued under our stock plan upon completion of this offering, one-third of which will be fully vested upon grant and the remaining two-thirds of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Also includes 32,143 shares of common stock owned by the named executive through CLF Management I, LLC.
(4)	Includes 7,021 shares owned by named executive’s spouse as to which beneficial ownership is disclaimed.
(5)	Includes 49,286 shares of common stock to be issued under our stock plan upon completion of this offering, one-third of which will be fully vested upon grant and the remaining two-thirds of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Also includes 32,143 shares of common stock owned by the named executive through CLF Management I, LLC.
(6)	Includes 26,172 shares of common stock to be issued under our stock plan upon completion of this offering, one-third of which will be fully vested upon grant and the remaining two-thirds of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Also includes 22,857 shares of common stock owned by the named executive through CLF Management I, LLC.
(7)	Includes 18,695 shares of common stock to be issued under our stock plan upon completion of this offering, one-third of which will be fully vested upon grant and the remaining two-thirds of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Also includes 9,286 shares of common stock owned by the named executive through CLF Management I, LLC.
(8)	All shares will be issued under our stock plan upon completion of this offering, and will be fully vested with respect to one-third of the number of shares upon grant, with the remaining shares vesting in two equal annual installments commencing on the first anniversary of the closing of this offering.
(9)	The principal address of Hyperion CLF LLC is 50 Charles Lindbergh Blvd., Suite 500, Uniondale, NY 11553.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

In connection with the contribution of all of the outstanding limited liability company interests of CLF, LLC to CLF, Inc. in the formation transactions, we will issue a total of 3,968,800 shares of common stock as follows:

Number of Shares
Hyperion CLF LLC	2,295,566
LSR Capital CLF LLC	510,126
Wachovia Investors, Inc.	1,020,251
CLF Management I, LLC	142,857

Total	3,968,800

The allocation has been determined by the formula contained in the limited liability company agreement of CLF, LLC. Pursuant to the formula, the allocation depended on the aggregate value of the consideration to be received by the members, which depended, in turn, on the initial public offering price of our common stock. Generally, CLF Management I, LLC is entitled to a percentage of the consideration not to exceed $1,500,000, and the remaining members share the balance in accordance with their membership profit percentages. The total shares received by the members (3,968,800) was determined based on an assumed market value of CLF, LLC prior to completion of this offering.

Hyperion CLF LLC is a wholly-owned subsidiary of Hyperion Partners II L.P. Our chairman, Lewis S. Ranieri, is the chairman and president, a director and the majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.

Mr. Ranieri is the managing member and sole equity owner of LSR Capital CLF LLC.

Wachovia Investors, Inc. is an affiliate of Wachovia Bank, N.A. William C. Green and David Worley, managing directors of Wachovia Capital Markets, LLC (one of the underwriters of this offering and an affiliate of Wachovia Bank, N.A., Wachovia Investors, Inc. and Wachovia Affordable Housing Community Development Corporation), have served on the board of directors of CLF, LLC since November 2001 and will resign from such board upon completion of this offering.

As of December 31, 2003, Wachovia Affordable Housing Community Development Corporation owned a 26.67% membership interest in CLF, LLC. Wachovia Affordable Housing Community Development Corporation will remain a member of CLF, LLC until immediately before completion of this offering, whereupon it will transfer all of its membership interest to Wachovia Investors, Inc.

As of December 31, 2003, CLF, LP owned a 60.0% interest in CLF, LLC. CLF, LP subsequently distributed this interest to Hyperion CLF, LLC, a wholly-owned limited liability company of CLF, LP’s parent, Hyperion Partners II L.P. No consideration was exchanged and the distribution was made in connection with the dissolution of CLF, LP.

CLF Management I, LLC is owned by the following employees of our company: Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz, Michael J. Heneghan and Gary E. Landriau.

Secured Warehouse Credit Facilities and Letter of Credit with Wachovia

We have two financing agreements with Wachovia Bank, N.A., which is an affiliate of one of our underwriters, Wachovia Capital Markets, LLC. Our total borrowings with Wachovia Bank under these agreements may not exceed $100 million. The first agreement relates to the financing of CMBS bonds held by us and the second relates to financing of mortgage loans held by us (primarily corporate credit notes under our 10-year credit tenant loan product). Aggregate borrowings under the first agreement were $24.6 million as of December 31, 2003, and were secured by CMBS bonds from our past securitizations with a face amount of $50.0 million. This facility is nonrecourse to us. Borrowings under this agreement generally accrue interest at a variable rate, set monthly, at LIBOR plus 2%. As of December 31, 2003, two separate interest rates were in effect for financings under this facility. CMBS bonds with a face amount of $29.6 million and an aggregate funding amount of $6.2 million were financed at LIBOR plus 2%, or 3.12%. CMBS bonds with a face amount of $20.4 million and an aggregate funding amount of $18.4 million were financed at LIBOR plus 0.30%, or 1.42%. This facility matures on March 31, 2005 but may be terminated earlier by Wachovia Bank.

Aggregate borrowings under the second Wachovia Bank agreement were $34.7 million as of December 31, 2003, and were secured by mortgage loans with a principal balance of $42.8 million. Borrowings under this agreement accrue interest at a variable rate, set monthly, at LIBOR plus 1%. The interest rate was 2.12% as of December 31, 2003. This facility matures on March 31, 2005 but may be extended by us until March 31, 2006 upon our payment of a fee. The facility may be terminated at any time by Wachovia Bank.

We expect to use a portion of the proceeds from this offering to repay borrowings under our Wachovia Bank secured credit facilities. See “Our Company—Credit Facilities” for a more detailed description of these credit facilities.

In February 2000, we delivered a $2.85 million letter of credit to the trustee under one of our prior securitizations. The letter of credit is issued by Wachovia Bank.

Loan Sales to Wachovia and Loan Servicing and Transfer Agency by Wachovia

Since January 1, 2002, we have sold approximately $102.8 million in principal face amount of net lease loans originated by us to Wachovia Bank, N.A. pursuant to various mortgage loan purchase and sale agreements. Although we intend to retain a significant portion of our assets after the completion of this offering, we plan to continue to sell the first note included in our 10-year credit tenant loan product, through a taxable REIT subsidiary, to Wachovia Bank and we may, from time to time, sell other assets to Wachovia Bank or its affiliates. In addition, Wachovia Bank acts as servicer for our net lease loan assets and will likely continue to do so and will also act as the transfer agent for our common stock.

Qwest Communications Assignment of Rents

Paul H. McDowell, our chief executive officer and a member of our board of directors, William R. Pollert, our president and a member of our board of directors, Shawn P. Seale, our senior vice president, chief financial officer and treasurer, and Robert C. Blanz, our senior vice president and chief investment officer, collectively own a 50% interest in a computer data center in the Sacramento, California area that is net leased to Qwest Communications. The group owns the data center through a limited partnership. In February 2001, we originated a net lease loan to the limited partnership in the amount of approximately $42 million. At that time, management’s ownership interest in the limited partnership was 25%. In February 2001, we sold the loan to Wachovia Bank, N.A., and the limited partnership agreed to pay us an advisory fee from the rent payable by Qwest in the amount of approximately $66,000 a month until November 2010. An affiliate of the limited partnership is also a party to a management agreement with Qwest for the operation of the data center, and another affiliate of the limited partnership subleases a portion of the leased building from Qwest at a nominal amount. No failure to perform under the management agreement or sublease entitles Qwest to any rent abatement or termination under the lease.

Crab Creek Capital LLC

Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan collectively own approximately 40% of Crab Creek Capital LLC. During 2001 and 2002, Crab Creek purchased approximately $2.2 million of CMBS in the open market from two of our prior securitizations. These bonds include some or all of the bottom bond classes from the respective securitizations. Crab Creek owns all of the Class G bonds from the NationsLink 1999-LTL1 transaction, and as such is the controlling class representative for that transaction. We also hold bonds from these same securitization transactions.

Crab Creek Properties, LLC

William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan collectively own 80% of Crab Creek Properties, LLC, which is the sole beneficial owner of a Rite Aid property held through a trust that had been owned by us. Crab Creek acquired the trust interest from us in 2001 for approximately $2.3 million. In 1998, we had originated a $2.2 million net lease loan with the trust as borrower. In August 2003, we recognized a gain of approximately $64,000 when we sold the net lease loan into a Wachovia commercial loan securitization. At the time of the loan sale, the loan had a principal amount outstanding of approximately $2.2 million.

Transactions with our 401(k) Plan

In April 2003, we sold a security representing our residual ownership interest in a loan on a property leased by Sterling Jewelers to individuals within our 401(k) Plan for $366,053, including certain of our executive officers.

Loans to Executive Officers

Since January 1, 2000, we have made unsecured loans to certain of our executive officers to finance purchases of personal residences. These loans are summarized in the following table. There are no amounts currently outstanding under these loans.

Borrower	Date Incurred	Interest Rate	Largest Amount Outstanding since January 1, 2000
Paul H. McDowell	January 19, 2000	9.0%(1)	$145,630
William R. Pollert	February 28, 2003	7.5%	$154,500
Michael J. Heneghan	December 2, 2002	7.5%	$200,000

(1)	Represents the approximate average rate during the period the loan was outstanding.

Amount due from CLF, LP

CLF, LLC has an amount due on its balance sheet from CLF, LP of approximately $41,000 as of December 31, 2003. This receivable was originated in connection with our November 2001 recapitalization, when CLF, LP retained cash due to us as part of the transfer of CLF, LP’s assets to us. The receivable was increased in 2002 when CLF, LP received cash of $150,000 from a September 11th-related grant it had applied for on behalf of our business. CLF, LP paid us this grant during 2003. We have received payments on this receivable since its origination. In addition, from time to time, we have made incidental advances to CLF, LP not exceeding $60,000 annually.

Transactions with Hyperion Partners II L.P.

As noted above, our chairman, Lewis S. Ranieri, is the chairman and president, a director and majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P.

While we have entered into the following transactions with Hyperion Partners II L.P. or other affiliates of Mr. Ranieri during 2000 through 2003, we have not acquired and do not expect to acquire any investments from Hyperion Partners II L.P. or any other affiliate of Mr. Ranieri, and we do not intend to invest as a co-participant with Hyperion Partners II L.P. or any other affiliate of Mr. Ranieri.

During 2001 and 2002, we provided financial advisory services to Metromedia Fiber Network, Inc., and paid Ranieri & Co. LLC (an affiliate of Hyperion Partners II L.P.) a share of our fees as sub-advisor. We received an aggregate of approximately $582,000, approximately $150,000 of which was paid to Ranieri & Co. LLC.

In 2000 and 2001, we issued unsecured demand notes with an interest rate of 20% to Hyperion Partners II L.P. in the aggregate of $6.325 million and $1.975 million, respectively. We repaid the notes in 2001.

In 2000, Hyperion Partners II L.P. agreed to guarantee our repurchase obligations with respect to 12 mortgage loans with Rite Aid Corporation, with an aggregate balance of approximately $34.7 million. We agreed to reimburse Hyperion Partners II L.P. for certain costs incurred as a result of guarantee. In 2002, Hyperion Partners II L.P. incurred costs of approximately $130,000, which we paid in 2003. The guarantee was terminated during 2002.

In May 2000, we sold our ownership interest in our wholly-owned subsidiary, CLF SPEI, L.P. (“SPE I”), which held various bonds, to Hyperion Partners II L.P. for a purchase price of $2.7 million. In December 2000, we sold certain bonds held by another wholly-owned subsidiary, CLF SPEII, L.P. (“SPE II”) to an affiliate of Hyperion Partners II L.P., for a purchase price of $1.95 million. In connection with both sale transactions, we retained an option to repurchase the bonds for the sale price. In June 2001, we repurchased the SPE I bonds for $2.7 million and sold them to a third party. In November 2001, we repurchased the SPE II bonds for $1.95 million.

In March 2000, we sold four property trusts to Hyperion Partners II L.P. for net proceeds of approximately $1.63 million.

Other Arrangements with Hyperion Partners II L.P.

Under the terms of our credit facility with Bank of America, we sell the commercial mortgage loans we finance through the facility to Bank of America, but simultaneously purchase from the bank a call option granting us the right to repurchase the loans. In the event of our default under the facility, an affiliate of Hyperion Partners II L.P. has the right to exercise our call option.

Benefits to Affiliates and Certain Other Parties

Our chairman and our executive officers will receive the following consideration in connection with this offering.

Upon completion of this offering, our executive officers will enter into employment agreements providing for salary, bonus and other benefits. Lewis S. Ranieri will be paid an annual retainer of $150,000 for serving as chairman of our board of directors.

Transaction	Affiliated Party	Consideration(1)
Purchase of common stock	Paul H. McDowell	$210,546	(2)
	William R. Pollert	226,265	(2)
	Shawn P. Seale	206,000	(2)
	Robert C. Blanz	80,147	(2)
	Michael J. Heneghan	72,282	(2)

Grant of common stock	Lewis S. Ranieri	$262,500	(3)
	Paul H. McDowell	521,063	(3)
	William R. Pollert	517,503	(3)
	Shawn P. Seale	517,503	(3)
	Robert C. Blanz	274,806	(3)
	Michael J. Heneghan	196,298	(3)

Issuance of common stock in formation transaction	Lewis S. Ranieri	$29,459,766	(4)
	Paul H. McDowell	367,490	(5)
	William R. Pollert	337,502	(5)
	Shawn P. Seale	337,502	(5)
	Robert C. Blanz	239,999	(5)
	Michael J. Heneghan	97,503	(5)

(1)	All shares of common stock are valued at the initial public offering price.
(2)	Represents the value of shares of common stock purchased directly from us for cash of $.10 per share in a private transaction on November 17, 2003. With respect to Mr. Seale, excludes $73,720 in consideration attributable to shares purchased by Mr. Seale’s wife. Including those shares, the consideration to be received by Mr. Seale in connection with the purchase of common stock directly from us would be $279,720.
(3)	Represents the value of the shares of common stock to be granted under our stock plan upon completion of this offering. Mr. Ranieri will receive 25,000 shares of our common stock, 10,000 of which will be fully vested upon grant and 15,000 of which will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. One-third of the shares granted to our executive officers will be fully vested upon grant and the remaining two-thirds will vest in two equal annual installments commencing on the first anniversary of the closing of this offering. Prior to vesting, the holders will be entitled to vote and receive dividends with respect to such shares.
(4)	Includes the value of 2,295,566 shares to be issued to Hyperion CLF LLC and 510,126 shares to be issued to LSR Capital CLF LLC. Hyperion CLF LLC is a wholly-owned subsidiary of Hyperion Partners II L.P. Mr. Ranieri is the chairman and president, a director and the majority stockholder of Hyperion Funding Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P. Mr. Ranieri is the managing member of, and sole capital contributor to, LSR Capital CLF LLC.
(5)	Includes the value of the affiliated party’s percentage share of the shares of common stock to be issued to CLF Management I, LLC as follows: Mr. McDowell, 24.5%; Mr. Pollert, 22.5%; Mr. Seale, 22.5%; Mr. Blanz, 16.0%; and Mr. Heneghan, 6.5%.

Affiliates of Wachovia Capital Markets, LLC, one of our underwriters, will receive the following consideration in connection with this offering:

•	upon completion of the offering, Wachovia Investors, Inc. will own approximately 4.1% of our common stock on a fully diluted basis (having a value of $10.7 million based on the initial public offering price);

•	Wachovia Bank, N.A. will continue as one of our warehouse lenders and will receive approximately $59.3 million, or approximately 30.7%, of the net proceeds of this offering in repayment of loans made under our secured warehouse credit facilities prior to this offering; and

•	Wachovia Bank, N.A. will be appointed our transfer agent and will continue to act as servicer of our net lease assets and will be entitled to payment of fees for acting in such capacities.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised, from time to time, at the discretion of our board of directors, without a vote of our stockholders. We cannot assure you that any of our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

Upon completion of this offering, we will not have any acquired real property on our balance sheet and do not expect to have committed to make any real property acquisitions. We plan to invest directly in real estate in the future, principally in net leased commercial real estate. Our executive officers will identify and negotiate acquisition opportunities. For information concerning the investing experience of these individuals, please see the sections entitled “Our Company—Overview,” “—Our History” and “—Our Competitive Strengths” and “Management.”

We intend to conduct substantially all of our real estate investment activities through CLF, LLC and other subsidiaries. Our primary investment objectives are to enhance stockholder value over time by generating attractive returns on invested capital, consistently paying attractive distributions to our stockholders and achieving long-term appreciation in the value of our investments.

We currently have no limitations on the amount or percentage of our total assets that may be invested in any one asset. Additionally, we have no limits on the concentration of investments in any location, to any tenant or in any facility type.

Additional criteria with respect to our investments is described above in “Our Company—Our Strategy.”

Investments in Mortgages, Structured Financings and Other Lending Policies

We intend to originate, and purchase, first mortgages, mezzanine loans or other types of structured financings for net lease properties that will satisfy our credit and investment return requirements. Our mortgages will not be insured or guaranteed by any government or third party, beyond any lease enhancement policy we may have in respect of the related lease.

We will consider structured financings for certain projects that demonstrate acceptable cash flow and coverage ratios. We will seek to both originate and purchase structured financings that will allow us to place capital in short-term or long-term investments. We have not adopted any policies with respect to the terms of our structured financings and will not be constrained by our established target level for yields. Certain criteria with respect to our structured financing investment opportunities is described in “Our Company—Our Strategy.”

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties. We also may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities other than as we have described in this section.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors, in addition to the joint ventures referenced above to fund the development of Walgreens net leased properties. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. We have not established limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we intend that our investments in securities will not require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

On a limited and opportunistic basis, we intend to continue acquiring and reselling net lease assets for a gain-on-sale. We also plan to continue to sell the first note included in our 10-year credit tenant loan product to CMBS conduits promptly following origination. We will conduct these sales through our taxable REIT subsidiaries. In addition, as described in this prospectus, subject to REIT qualification and prohibited transaction rules, we will dispose of portfolio assets, from time to time, if our management determines that a sale of an asset would be in our interest based on the price being offered for the asset, the economics of the underlying net lease, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

We do not have a policy limiting the amount we may borrow. We expect our leverage to average 70% to 80% of our assets. We may obtain lines of credit for general corporate purposes, which may include the following:

•	funding of investments;

•	funding of structured finance investments;

•	payment of declared distributions to stockholders;

•	working capital needs;

•	payment of corporate taxes; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we manage our assets;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of assets we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular assets, and our company as a whole, to generate cash flow sufficient enough to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to cause us to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property or other assets. Existing stockholders will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

We anticipate adopting a dividend reinvestment plan, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash distributions. Stock would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of Interest Policy

Effective upon closing of this offering, we intend to adopt policies to reduce potential conflicts of interest. Generally, we expect that our policy will provide that any transaction in which any of our directors, officers or employees has an interest must be approved by a vote of a majority of our disinterested directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.

The Maryland General Corporation Law provides that a contract or other transaction between a corporation and any of that corporation’s directors, or any other entity in which that director is also a director or has a material financial interest, is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

DESCRIPTION OF COMMON STOCK

We were formed under the laws of the State of Maryland, and the rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following summary of the material terms of our common stock does not purport to be complete. We have filed copies of our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Stock

Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share. Upon completion of this offering, 24,491,700 shares of common stock will be issued and outstanding and no preferred stock will be issued and outstanding. In addition, 591,234 shares of common stock have been reserved for issuance under our stock plan. As permitted by the MGCL, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Voting Rights of Common Stock

Subject to the provisions of our charter restricting the transfer and ownership of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock that we may issue in the future, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The holders of a plurality of the outstanding common stock, voting as a single class, can elect all of the directors.

Distributions, Liquidation and Other Rights of Common Stock

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter restricting transfer of our stock.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all shares of common stock have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series, from time to time, in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest or our stockholders. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Issue Additional Common Stock and Preferred Stock

We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of the NYSE. The listing requirements of the NYSE require stockholder approval of certain issuances of 20% or more of the then outstanding voting power or the outstanding number of shares of common stock. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest or our stockholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to help us to satisfy the requirements set forth in the preceding paragraph, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value or in number, whichever is more restrictive, of our outstanding shares of stock. In addition, our charter prohibits any person or persons acting as a group from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% in value or in number, whichever is more restrictive, of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

In addition to these ownership limits, our charter prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code;

•	any transfer of shares of our stock if that would result in our stock being beneficially owned by fewer than 100 persons; and

•	any transfer of shares of our stock that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust, as described below, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described in the first sentence of the paragraph directly above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our failing to qualify as a REIT. As a condition of exemption, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

If any transfer of our shares of stock occurs which, if effective, would result in our shares of stock being owned by fewer than 100 persons, would cause us to be “closely held” under the Code, would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the transfer of which otherwise would cause such person to violate the charter limitations (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will constitute issued and outstanding shares of our stock. The Prohibited Owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. The Prohibited Owner will have no voting rights with respect to shares of stock held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its discretion, will have the authority to:

•	rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

•	the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise) the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust.

Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of capital stock must give written notice to us, within 30 days after the end of each taxable year, of the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with additional information as we may request to determine the effect of the owner’s beneficial ownership on our REIT status and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each of our stockholders, whether or not an owner of 5% or more of our capital stock, must provide us with information as we may request to determine our REIT status and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

These ownership and transfer limitations in our charter could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Other Matters

The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER

AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to Maryland law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of our directors may be established only by our board of directors. Upon completion of this offering, we will have seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of our board of directors, provided that the number of directors may not be less than the number required by Maryland law and that the tenure of office of a director may not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by our stockholders. Any director elected to fill a vacancy serves for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors, each of which is elected to a one-year term. Holders of common stock have no right to cumulative voting in the election of directors. At each annual meeting of stockholders, the holders of a plurality of the common stock are able to elect all of the directors.

Removal of Directors

Under Maryland law and our charter, a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships (described below under “—Other Anti-Takeover Provisions”), precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer, issuance or transfer by us of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors. However, our board of directors may, by resolution, opt into the business combination statute in the future.

Should our board opt into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and delivery of an acquiring person statement. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Other Anti-Takeover Provisions

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in our board the exclusive power to fix the number of directorships and (c) require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the request of the holders of a majority of outstanding shares to call for a special stockholders meeting.

Our bylaws also provide that only our board of directors may amend or repeal any of our bylaws or adopt new bylaws.

Merger; Amendment of Charter

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Limitation of Liability and Indemnification

Our charter limits the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter authorizes us to obligate ourselves and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, trustee, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding to which they are made a party by reason of their service in these or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

Insofar as the above provisions permit indemnification of directors, officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the prior approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice procedures set forth in our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice provisions set forth in our bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our board may rescind the resolution opting out of the business combination statute or repeal the bylaw opting out of the control share acquisition statute. If the business combination provisions or control share provisions become applicable to our company, those provisions, in addition to the provisions in our charter regarding removal of directors and the restrictions on the transfer of shares of capital stock and the advance notice provisions of our bylaws, may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

PARTNERSHIP AGREEMENT

In the formation transactions, the current members of CLF, LLC will contribute all of the outstanding membership interests of Capital Lease Funding, LLC to CLF, Inc. in exchange for shares of common stock. Upon completion of these transactions, CLF, LLC will be a wholly-owned subsidiary of our company.

We expect to convert CLF, LLC to a limited partnership following the offering. CLF, Inc. will be the initial limited partner and we have formed a subsidiary which will be the sole general partner. This limited partnership will serve as our operating partnership and, like many other publicly-owned real estate investment trusts, we expect to conduct substantially all of our business through this partnership, or its subsidiaries, following the offering.

We may admit additional limited partners to the partnership in the future, particularly in connection with the acquisition of net leased real estate. We may issue units of partnership interest in the partnership to the sellers of real estate. The issuance of these partnership units can help sellers defer recognition of taxable gain which would otherwise be payable upon the sale of a property to us. We believe that offering sellers the ability to acquire these partnership units will enhance our ability to acquire net based properties because of the tax advantages to sellers.

There can be no assurance that we will issue any units of partnership interest in the future. We expect that the agreement of limited partnership for our operating partnership will contain the following terms which we believe are customarily found in the operating partnership agreements of other publicly traded real estate investment trusts.

Management

As the sole general partner of the operating partnership, we will have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the operating partnership’s line of business and distribution policies.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners;

•	as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units will be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners (other than our company or its subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders for a share of our common stock.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement is amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (1) a wholly-owned subsidiary or (2) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

Capital Contribution

We will contribute to our operating partnership substantially all the net proceeds of this offering as our initial capital contribution in exchange for all of the initial partnership interests. Other parties in the future that contribute assets to our operating partnership will become limited partners and will receive partnership units based on the fair market value of the assets at the time of such contributions. The partnership agreement will provide that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we will be obligated to contribute the proceeds of any offering of shares of stock as additional capital to the operating partnership. We will be authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, the limited partners will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, shares of common stock on a one-for-one basis. The number of shares of common stock issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limits in our charter;

•	result in our shares of our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or a subsidiary’s real property, within the meaning of section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

We may, in our sole and absolute discretion, waive any of these restrictions.

The redemption rights may be exercised by the limited partners at any time after an initial holding period; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to assets that are owned by us directly rather than by the operating partnership or its subsidiaries.

Distributions

The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. We expect the operating partnership to use the “traditional method” under section 704(c) of the Code for allocating items with respect to contributed property for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The operating partnership will continue for a term of 50 years or more, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Pursuant to the partnership agreement, we will be the tax matters partner of the operating partnership and have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 31, 2003, we had 14 stockholders. Upon completion of this offering, we will have outstanding 24,491,700 shares of common stock.

Of these shares, the 20,000,000 shares sold in this offering, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act of 1933, as amended, and the 157,702 shares granted to certain of our key employees upon completion of this offering, will be freely transferable without restriction or further registration under the Securities Act. The remaining 4,333,998 shares and any shares purchased by affiliates in this offering will be “restricted shares” as defined in Rule 144 or control shares that would typically be sold pursuant to the Rule 144 safe harbor.

Hyperion CLF LLC, LSR Capital LLC, Wachovia Investors, Inc. and CLF Management I, LLC, and each of our executive officers, our directors and the persons who will become our directors upon completion of this offering have agreed under written “lock-up” agreements not to sell any common stock for 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation. See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding common stock; or

•	the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Sales of Restricted Shares

We expect that, beginning one year after the issuance of common stock to the members of CLF, LLC in the formation transactions, 3,968,800 shares of common stock, including 2,948,549 shares held by our affiliates, will become eligible for sale under Rule 144, subject to the volume and other resale restrictions of that rule. In addition, 139,134 shares that we issued to certain of our current and former employees before this initial public offering will become eligible for sale under Rule 144, subject to its restrictions, on November 17, 2004.

We have agreed not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation, subject to specific limited exceptions. See “Underwriting.”

Registration Rights

We have agreed with the members of CLF, LLC who will receive the 3,968,800 shares of our common stock in our formation transactions that we will file a shelf registration statement with the SEC on the first anniversary of the closing of this initial public offering, and thereafter use our best efforts to have the registration statement declared effective, covering the continuous resale of their 3,968,800 shares. In addition, during the period beginning 180 days after the closing of this offering and until the shelf registration is filed and effective, we have agreed that we will file a registration statement upon the request of the CLF, LLC members, if they request the registration of at least a majority of the shares then subject to the registration rights. We are not obligated, however, to effect more than one such demand registration in any 12-month period or more than three total. Upon such request, we will use our best efforts to have the registration statement declared effective. Beginning 180 days after the closing of this offering and until such time as the shelf registration is filed and effective, the CLF, LLC members will have incidental or “piggyback” registration rights with respect to the 3,968,800 shares, subject to any volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised.

We have also agreed to allow members of our management team to include shares of our common stock that they then own on any registration statement we file to satisfy the registration rights we granted to the CLF, LLC members.

We will bear expenses incident to the registration rights, including the expenses of one counsel to the persons exercising the registration rights, but excluding any underwriting commissions, out-of-pocket expenses of such persons (other than the counsel fees) or transfer taxes relating to the sale of the registered securities.

Upon effectiveness of any registration statement pursuant to the rights we have granted, whether a shelf registration, a demand registration or a registration with respect to which piggyback registration rights are exercised, the CLF, LLC members and members of our management team may sell the shares covered by the registration statement in the secondary market without being subject to the volume or other limitations of Rule 144.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

This section summarizes the federal income tax issues that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Stockholders” below).

The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

We currently have in effect an election to be taxed as a pass-through entity under subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”), but intend to revoke our S election on the day prior to the closing of this offering. We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year beginning on the date of revocation of our S election and ending on December 31, 2004. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering of our common stock, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year beginning on the day prior to the closing of this offering and ending December 31, 2004, assuming that we complete the elections and other procedural steps described in this discussion of “Federal Income Tax Consequences of Our Status as a REIT” in a timely fashion, we will be organized in conformity with the requirements for qualification as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service (“IRS”) or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on items of tax preference.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the calendar year,

•	95% of our REIT capital gain net income for the calendar year, and

•	any undistributed income required to be distributed from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we are issuing common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Common Stock—Restrictions on Ownership and Transfer.”

Qualified REIT Subsidiaries.    A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. We expect to convert Capital Lease Funding, LLC to a limited partnership following the offering. Prior to the admittance of third-party limited partners, our operating partnership will be treated as a disregarded entity. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.    A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed a TRS which will engage in activity that could jeopardize our REIT status if engaged in by us and will earn income that would not be qualifying income if earned directly by us. See “—Taxable REIT Subsidiaries.”

Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the federal income tax laws if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity, or portion of an entity, consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We may make investments or enter into financing and securitization transactions that give rise to us being considered to be, or owning an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that is treated as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification generally would, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Requirements for Qualification—Distribution Requirements.”

Our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most tax-exempt stockholders, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

If we were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as an ordinary corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect our compliance with the REIT gross income and asset tests. We currently do not own, and do not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from servicing fees, loan origination fees, financial advisory fees and structuring fees receivable are not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our nonqualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits of any person. Any participating or percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, any participating or percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we expect to receive will not be based on the lessees’ income or sales, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not expect to own any stock or any assets or net profits of any lessee directly. In addition, our charter prohibits transfers of our common stock that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our common stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

As described above, we may own up to 100% of the stock of one or more TRSs. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) the TRS is a qualifying TRS (among other things, it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated), (ii) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (iii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we generally cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We will not perform any services other than customary ones for our lessees. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to rent, our lessees are required to pay certain additional charges. To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that charges described in clause (ii) do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test.

Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision generally will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the principal amount of the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans that we originate generally will not be secured by a direct interest in real property. Instead, our mezzanine loans generally will be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that most or all of any mezzanine loans that we extend will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test.

We also may originate construction or development loans. As stated above, in order to determine whether the interest income from a loan is qualifying income for purposes of the gross income tests, we generally compare the loan amount, or the highest principal amount of a loan outstanding during a taxable year, to the loan value, or the fair market value of the real property securing the loan as of the date we agree to originate or acquire the loan. However, in the case of a construction or development loan, the loan value is equal to the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan, determined as of the date we agree to originate the loan. If we do not make the construction loan but commit to provide long-term financing following completion of construction, the loan value is determined by using the principles for determining the loan value for a construction loan. In addition, if the mortgage on the real property is given as additional security (or as a substitute for other security) for the loan after our commitment to extend the loan is binding, the loan value is equal to the fair market value of the real property when it becomes security for the loan (or, if earlier, when the borrower makes a binding commitment to add or substitute the property as security).

The interest, original issue discount, and market discount income that we receive from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, to the extent that any mezzanine loans that we extend do not qualify for the safe harbor described in the preceding paragraph, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test.

Fee Income.    We may receive various fees in connection with our mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees generally will be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties, origination fees, and financial advisory fees, are not qualifying income for purposes of either income test. To the extent necessary, one of our TRSs will conduct loan servicing and financial advisory functions that generate fee income that is not qualifying income. In this case, the income earned by our TRS from these services will not be included for purposes of the REIT gross income tests.

Dividends.    Our share of any dividends received from any corporation (including a TRS but not another REIT) in which we own an equity interest will be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect, from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our loans through one of our taxable REIT subsidiaries.

It is our current intention that any securitizations that we may undertake following this offering with regard to our mortgage loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our mortgage loans only in non-REMIC transactions.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, in each case multiplied by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. At least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Of our investments not included in the 75% asset class:

First, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Second, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Third, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fourth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the first and second asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership). For this purpose, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors and (iii) the issuer is either an individual or a partnership in which the REIT owns at least a 20% profit interest or the only securities of the issuer held by the REIT or its taxable REIT subsidiary are straight debt.

We believe that all or substantially all of the real property, mortgage loans, and mortgage-backed securities that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan (determined as described under “Income Tests—Interest” above), a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. In addition, any mezzanine loan that we extend generally will be secured by ownership interests in an entity owning real property. We anticipate that most or all of such mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test. See “—Income Tests.” However, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities for purposes of the 10% value test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 or as “straight debt” securities only to the extent that such loans will not cause us to fail the asset tests described above. Furthermore, to the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the first and second asset tests with respect to those debt securities.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS will not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the immediately preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such calendar year,

•	95% of our REIT capital gain income for such calendar year, and

•	the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the distributed amount for that preceding calendar year. The “grossed up required distribution” for any calendar year is the sum of the taxable income of the REIT for the calendar year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the distributed amount. The distributed amount is the sum of (i) the deduction for dividends paid during that calendar year, (ii) amounts on which the REIT is required to pay corporate tax, and (iii) the excess, if any, of the distributed amount for the preceding taxable year over the grossed up required distribution for that preceding taxable year. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or subordinated structured interests in net lease assets are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	Although several types of non-cash income are excluded in determining the annual distribution requirement, we may incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

•	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, a taxable “U.S. stockholder” must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15%, 20%, or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as a preference item.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year. A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases substantially identical common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring from May 7, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15%, 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which may require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of our excess inclusion income would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay or are treated as having paid the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that requires the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either

•	at least one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, foreign, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary dividend paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year.

A non-U.S. stockholder will not incur U.S. tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder will receive a credit against its U.S. federal income tax liability for the amount we withhold.

A non-U.S. stockholder generally will not incur tax under FIRPTA on gains from the disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of our stock if the common stock is “regularly traded” on an established securities market. Because the common stock will be regularly traded on an established securities market, a stockholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of the common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any lodging or health care facilities or provides rights to any brand name under which any lodging or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on the above-market amount of certain payments from a TRS to us or the amount by which certain payments from us or our tenants to a TRS are less than an arm’s-length amount.

We expect to form a TRS after the closing of this offering to engage in any gain-on-sale transactions and provide financial advisory and other services. We believe that all transactions between us and our TRS will be conducted on an arm’s-length basis. However, the IRS could disagree.

OTHER TAX CONSEQUENCES

Tax Aspects of our Investment in the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the operating partnership that we expect to form by converting CLF, LLC into a limited partnership following this offering. See “Partnership Agreement.” The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Tax Classification.    Prior to the time that third-party limited partners are admitted to the operating partnership, the operating partnership will be treated as a disregarded entity for federal income tax purposes. After such time, we will be entitled to include in our income our distributive share of the operating partnership’s income and to deduct our distributive share of the operating partnership’s losses only if the operating partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. The remainder of this discussion applies only in the event that the third-party limited partners are admitted to the operating partnership. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The operating partnership intends to be classified as a partnership for federal income tax purposes and it will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns, directly or indirectly, an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. We believe that the operating partnership will qualify for the private placement exclusion.

We do not intend to request a ruling from the Internal Revenue Service that the operating partnership will be classified as a partnership for federal income tax purposes. If for any reason the operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Income Tests” and “—Requirements for

Qualification—Asset Tests.” In addition, any change in the operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the operating partnership’s taxable income.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation are acting as the representatives of the underwriters. Friedman, Billings, Ramsey & Co., Inc. will act as sole bookrunning manager, and Friedman, Billings, Ramsey & Co., Inc. and Wachovia Capital Markets, LLC will act as joint-lead managers. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus in the amount set forth below:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.	9,494,000
Wachovia Capital Markets, LLC	7,050,000
RBC Capital Markets Corporation	2,256,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	200,000
CMG Institutional Trading, LLC	200,000
Roth Capital Partners, LLC	200,000
Flagstone Securities, LLC	200,000
McGinn, Smith & Co., Inc.	200,000
Stifel, Nicolaus & Company, Incorporated	200,000

Total	20,000,000

Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to an additional 3,000,000 shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discount we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$10.50	$210,000,000	$241,500,000
Underwriting discount to be paid by us	$.735	$14,700,000	$16,905,000
Proceeds, before expenses, to us	$9.765	$195,300,000	$224,595,000

We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain expenses it incurs in connection with this offering, in an amount not exceeding $375,000. In addition, we have provided Friedman, Billings, Ramsey & Co., Inc. with a right of first refusal until the first anniversary of the closing of this offering to act as financial advisor or sole lead underwriter or placement agent in connection with public or private equity securities offerings by us, subject to our right to retain Wachovia Capital Markets, LLC as a co-lead underwriter or placement agent.

Hyperion CLF LLC, LSR Capital LLC, Wachovia Investors, Inc. and CLF Management I, LLC, and each of our executive officers, our directors and the persons who will become our directors upon completion of this offering have agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the SEC (except a registration statement on Form S-8 relating to our stock plan), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation. We may, however, make grants of stock options or stock awards under our stock plan and issue shares upon exercise of those options and we may issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other investments. Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements. In considering any request to release shares subject to a lock-up agreement, Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC and RBC Capital Markets Corporation will consider the financial hardship of the person requesting the release and the possible impact of the release of the shares on the market price of our common stock.

The underwriters propose to offer our common stock directly to the public at $10.50 per share and to certain dealers at this price less a concession not in excess of $0.44 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. In connection with this offering, we expect to incur expenses of approximately $2.0 million.

At our request, the underwriters have reserved up to 2.25% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, executive officers or persons who will become our directors upon completion of this offering purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by an underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Some of the underwriters and their affiliates have provided us with investment banking, financial advisory or commercial banking services for which they received customary compensation, and any of the underwriters and their affiliates may provide us with additional investment banking, financial advisory, or commercial banking services in the future, for which they may also receive customary compensation.

Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, has provided us with debt financing in the past, currently provides us with two secured warehouse lines of credit, has issued an outstanding letter of credit on our behalf, will serve as the transfer agent for our common stock and, through an affiliate, acts as the servicer for our net lease loan assets. Wachovia Bank, N.A. has also purchased many of our net lease loan assets. A portion of the net proceeds of this offering will be used to pay down our warehouse lines of credit. An affiliate of Wachovia Bank, N.A. and Wachovia Capital Markets, LLC is a member of CLF, LLC and will be a stockholder in our company, and two managing directors of Wachovia Capital Markets, LLC have served on the board of directors of CLF, LLC since November 2001. These directors will resign upon consummation of this offering. Please see “Certain Relationships and Related Transactions” for additional details concerning our ongoing relationships with Wachovia Bank, N.A.

Friedman, Billings, Ramsey & Co., Inc. has in the past, and may in the future, serve as underwriter to issuers where Lewis S. Ranieri, the chairman of our board of directors, is a director and stockholder.

The underwriters may sell common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

Our common stock has been authorized for listing on the NYSE under the symbol “LSE.” In connection with the listing of our common stock on the NYSE, the underwriters have undertaken to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the value and historical performance of our net lease assets;

•	the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other web-site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have been advised by the underwriters that:

•	They have not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995.

•	They have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by them in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to our company.

•	They have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

•	In order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), the shares of common stock offered hereby shall only be offered in The Netherlands, as part of their initial distribution or by way of reoffering, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that it must be made clear both upon making the offer and in any documents or advertisements in which a forthcoming offering of such shares is publicly announced (whether electronically or otherwise) that such offer is exclusively made to such Professional Investors.

•	The shares of common stock offered hereby may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 291/1992, of 27 March, on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto.

•	This prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares of common stock in Spain.

•	They have undertaken that they will comply with all applicable securities laws and regulations in each jurisdiction in which they purchase, offer, sell or deliver the shares of common stock offered hereby or possess or distribute this prospectus or any other offering material and will obtain any consent, approval or permission which is required by them for the purchase, offer or sale by them of shares of common stock under the laws and regulations in force in any jurisdiction to which they are subject or in which they make such purchases, offers or sales in all cases at their own expense.

EXPERTS

The consolidated financial statements of Capital Lease Funding, LLC (the successor to Capital Lease Funding, L.P.) and subsidiaries at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and registration statement of which this prospectus is a part have been audited by Ernst & Young LLP, independent auditors, and the information under the captions “Summary Selected Historical Financial Information” and “Selected Historical Financial Information” for each of the five years in the period ended December 31, 2003, appearing in this prospectus and registration statement of which this prospectus is a part have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their reports thereon. Such consolidated financial statements and selected historical financial information are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Capital Lease Funding, Inc. at December 31, 2003 appearing in this prospectus and registration statement of which this prospectus is a part has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered by this prospectus. Certain legal matters related to this offering will be passed upon for the underwriters by Alston & Bird LLP, Raleigh, North Carolina.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act of 1933, as amended, with respect to our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to our company and our common stock to be sold in this offering, we refer you to the registration statement, including the exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the copy of the contract that has been filed.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file and make available to our stockholders annual reports containing financial statements audited and reported on by independent public accountants, proxy statements, quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information and other documents. Financial information contained in all reports to investors will be prepared on an accrual basis of accounting in accordance with generally accepted accounting principles. In addition, our annual proxy statement will be mailed to stockholders accompanied by or preceded by an annual report no later than 120 days following the end of our fiscal year. Our quarterly report on Form 10-Q will be filed with the SEC within 45 days after the end of the first three fiscal quarters unless a shorter period is required by the rules and regulations of the SEC. Copies of any document we file, including the registration statement and exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. Copies of any document we file with the registration statement can also be obtained from the public reference room of the SEC upon payment of prescribed fees. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which you can electronically access our SEC filings.

INDEX TO FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

Report of Independent Auditors

To the Board of Directors and Stockholders of

Capital Lease Funding, Inc.

We have audited the accompanying balance sheet of Capital Lease Funding, Inc. (the “Company”) as of December 31, 2003. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Capital Lease Funding, Inc. at December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

February 6, 2004

CAPITAL LEASE FUNDING, INC.

Balance Sheet

As of December 31, 2003

December 31, 2003
Assets
Cash	13,913

Total Assets	$13,913

Liabilities and Stockholders’ Equity

Liabilities	$—
Stockholders’ Equity:
Common stock, $0.01 par value, 10,000,000 authorized, 139,134 shares outstanding	1,391
Additional paid in capital	12,522

Total Stockholders’ Equity	13,913

Total Liabilities and Stockholders’ Equity	$13,913

See notes to balance sheet.

CAPITAL LEASE FUNDING, INC.

(A Maryland Corporation)

Notes to Balance Sheet

December 31, 2003

1.    Organization and Basis of Presentation

Capital Lease Funding, Inc. (the “Company”) was incorporated in the State of Maryland on October 31, 2003. The Company was formed for the purpose of acquiring substantially all of the assets, liabilities and existing business operations of Capital Lease Funding, LLC. The Company expects to treat the acquisition as a reorganization of companies under common control, with no change in the cost basis of the assets and liabilities contributed. Upon completion of the acquisition transactions, the Company expects to invest in real estate mortgage loans, real estate securities and other real estate assets. Other than its formation, the Company has not conducted any activities.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the balance sheet.

2.    Summary of Significant Accounting Policy

Stock Based Compensation

Under the provisions of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations. APB 25 requires compensation cost to be measured as the excess, if any, of the fair value of the Company’s stock less the amount, if any, that the employee is required to pay.

On November 17, 2003 the Company sold 139,134 of fully-vested, restricted shares to certain current and former employees for $.10 per share. The Company recorded no compensation expense in connection with the issuance of the 139,134 restricted shares since the fair value of the stock was equal to the $.10 per share and any appreciation in the fair value of the restricted stock is contingent upon the acquisition transactions taking place (see Note 1). Upon completion of the public offering, the difference between the public offering price per share and the price at which these individuals purchased the shares will be recognized as an expense in the income statement.

Report of Independent Auditors

To the Members of

Capital Lease Funding, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of Capital Lease Funding, LLC (the successor to Capital Lease Funding, LP) and subsidiaries (the “Company”), as of December 31, 2003 and 2002 and the related consolidated statements of income, members’ capital and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Lease Funding, LLC and subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2001 the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by Statement of Financial Accounting Standards No. 138, “Accounting for Derivative Instruments and Certain Hedging Activities.”

/s/ ERNST & YOUNG LLP

New York, New York

February 6, 2004

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2003 and 2002

	December 31,
	2003	2003	2002
	Pro Forma	Historical	Historical
	unaudited
(in thousands)
Assets
Cash and cash equivalents	$6,536	$6,522	$5,386
Mortgage loans held for sale	71,757	71,757	77,716
Securities held for sale	40,054	40,054	20,348
Structuring fees receivable	5,223	5,223	4,794
Hedge account margin deposit	500	500	2,810
Prepaid expenses and other assets	1,040	1,040	—
Amounts due from affiliates and members	44	44	426
Receivables and other assets	422	422	504
Furniture, fixtures and equipment (net of depreciation)	211	211	292

Total Assets	$125,787	$125,773	$112,276

Liabilities and Members’ Capital/Stockholders’ Equity

Accounts payable and accrued expenses	$2,635	$2,635	$2,034
Borrower deposits and escrows	175	175	691
Due to servicer and dealers	347	347	407
Repurchase agreement obligations	28,765	28,765	51,894
Repurchase agreement obligation due to affiliates and members	59,322	59,322	24,222
Amounts due to affiliates and members	—	—	130
Derivative liabilities	484	484	4,848
Notes payable	—	—	275

Total Liabilities	91,728	91,728	84,501

Commitments and contingencies	—	—	—
Members’ capital/Stockholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $.01 par value, 500,000,000 shares authorized, 4,107,934 shares issued and outstanding	41
Additional paid-in capital	31,930
Accumulated other comprehensive income	2,088
Members’ capital		34,045	27,775

Total members’ capital/stockholders’ equity	34,059	34,045	27,775

Total Liabilities and Members’ Capital/Stockholders’ equity	$125,787	$125,773	$112,276

See notes to consolidated financial statements.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2003, 2002 and 2001

	Year ended December 31,
(in thousands, except per share amounts)	2003	2002	2001
Revenues:
Interest income from mortgage loans and securities	$7,317	$8,092	$9,313
Gain-on-sales of mortgage loans and securities	11,652	10,051	21,565
Other revenue	151	343	321

Total revenues	19,120	18,486	31,199

Expenses:
Interest expense	1,219	2,142	5,882
Interest expense to affiliates and members	838	659	1,273
Loss on derivatives and short sales of securities	3,129	7,729	11,954
General and administrative expenses	7,187	6,966	7,794
Loan processing expenses	114	158	232

Total expenses	12,487	17,654	27,135

Net income (loss)	$6,633	$832	$4,064

Pro forma earnings per share (unaudited):
Net income (loss) per share, basic and diluted	$1.61	$.20	$.99
Weighted average number of shares outstanding, basic and diluted	4,108	4,108	4,108

See notes to consolidated financial statements.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members’ Capital

For the years ended December 31, 2003, 2002 and 2001

(in thousands)	Capital Lease Funding, LP	Wachovia Affordable Housing Community Development Corporation	LSR Capital CLF LLC	CLF Management I LLC	Accumulated Other Comprehensive Income	Total
Members’ capital at December 31, 2000	$5,428	$—	$—	$—	$—	$5,428
Net income for the year ended December 31, 2001	3,226	559	279		—	4,064
Member contributions	—	10,000	5,000		—	15,000
Unrealized gain on securities held for sale	—	—	—		574	574

Members’ capital at December 31, 2001	8,654	10,559	5,279	—	574	25,066
Net income for the year ended December 31, 2002	499	222	111		—	832
Unrealized gain on securities held for sale	—	—	—		1,877	1,877

Members’ capital at December 31, 2002	9,153	10,781	5,390	—	2,451	27,775
Net income for the year ended December 31, 2003	3,980	1,769	884	—	—	6,633
Unrealized gain on securities held for sale	—	—	—	—	(363)	(363)

Members’ capital at December 31, 2003	$13,132	$12,550	$6,275	$—	$2,088	$34,045

See notes to consolidated financial statements.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	Year ended December 31,
(in thousands)	2003	2002	2001
Operating activities
Net income (loss)	$6,633	$832	$4,064
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	150	121	110
Gain-on-sale of mortgage loans and securities	(11,652)	(10,051)	(21,565)
Change in provision for loss on mortgage loans and securities	(1,917)	(83)	—
Loss on derivatives and short sales of securities	3,129	7,729	11,954
Changes in operating assets and liabilities:
Proceeds from sale of mortgage loans	159,916	154,326	440,465
Net principal advanced to borrowers	(141,185)	(137,572)	(196,505)
Funds used in hedging and risk management activities	(4,219)	(7,866)	(5,739)
Receivables and other assets	82	220	622
Loan origination costs	(61)	(354)	(462)
Securities held for sale	(20,175)	(4,363)	16,953
Structuring fees receivable	(429)	437	(5,120)
Amounts due from dealers for short sales of securities	—	12,402	89,600
Short sale of securities	—	(11,266)	(97,660)
Prepaid expenses and other assets	(1,040)	—	—
Accounts payable and accrued expenses	602	(245)	103
Borrower deposits and escrows	(515)	(195)	(2,706)
Due to servicer and dealer	(62)	(298)	(57)

Net cash provided by (used in) operating activities	(10,743)	3,774	234,057

Investing activities
Deposit on potential equity investment	—	—	(1,000)
Return of deposit on potential equity investment	—	1,000	—
Purchases of furniture, fixtures and equipment	(69)	(154)	(84)

Net cash provided by (used in) investing activities	(69)	846	(1,084)

Financing activities
Borrowing (repayments) under repurchase agreements	(23,129)	(23,515)	(229,283)
Borrowing under repurchase agreements to affiliates of member	35,100	12,973	11,249
Contributions	—	—	5,000
Repayments under notes payable	(275)	—	—
Borrowings from members	—	—	1,975
Repayments of borrowings from member	—	—	(13,250)
Changes in amounts due from (to) affiliates and member	252	(231)	44

Net cash provided by (used in) financing activities	11,948	(10,773)	(224,265)

Net increase (decrease) in cash	1,136	(6,153)	8,708
Cash and cash equivalents at beginning of period	5,386	11,539	2,831

Cash and cash equivalents at end of period	$6,522	$5,386	$11,539

Supplemental disclosure of cash flow information
Cash paid during the year for interest expense	$2,176	$2,741	$8,437
Cash paid during the year for income taxes	$89	$64	—

Supplemental disclosure of noncash operating, investing and financing activities
Due from dealers for short sales of securities	$—	$—	$12,402
Short sales of securities	$—	$—	$11,266
Securities contributed by member	$—	$—	$10,000

See notes to consolidated financial statements.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

1.    Organization

Capital Lease Funding, LLC (the “Company”), organized as a Delaware limited liability company, commenced operations on November 15, 2001. The Company was capitalized by the contribution of substantially all (certain de minimis contingent assets and liabilities related to completed securitizations, including the rights to certain residual cash flows which had a book value of $0, were excluded) of the assets and liabilities of Capital Lease Funding, L.P. (“LP” or the “Predecessor”), a Delaware limited partnership, the contribution of $10 million of securities from Wachovia Affordable Housing Community Development Corporation (“Wachovia AHCDC”) and $5 million of cash from LSR Capital CLF LLC (“Ranieri”). The Company treated the contribution as a reorganization of companies under common control, with no change in the cost basis of the assets and liabilities of the Predecessor.

The Predecessor was formed in September 1995, with CLFC HPII, Inc. and CLF Holdings, Inc. as general partners (entities controlled by Ranieri) and other investors as limited partners. The accompanying financial statements include the historical results of operations of the Predecessor prior to the contribution to the Company.

The Company’s principal activity is the origination and sale (either through securitization or whole-loan sale) of commercial mortgage loans. The Company is primarily engaged in the business of originating, underwriting and securitizing mortgage loans secured by first liens on commercial properties which are long-term net leased to investment grade and near investment grade credit tenants (“credit tenants”) and loans to owners of real property subject to credit tenant leases (“credit tenant leases”).

The Predecessor’s principal activity was the origination and securitization of commercial mortgage loans. The Predecessor was primarily engaged in the business of originating, underwriting and securitizing mortgage loans secured by first liens on commercial properties which are long-term net leased to credit tenants and loans to owners of real properties subject to credit tenant leases.

During November 2003, LP transferred its ownership interest in the Company to Hyperion CLF LLC, a wholly-owned partnership of LP’s parent, Hyperion Partners II LP.

The members of the Company and their respective interest as of December 31, 2003 are as follows:

Hyperion CLF LLC	60.00	Series A Interests
Wachovia AHCDC	26.67	Series B Interests
Ranieri	13.33	Series B Interests
CLF Management I, LLC (“Management”)	1.00	Series C Interests

Certain significant business decisions (such as a merger or sale of all the assets or the admission or redemption of a member) require the concurrence of Wachovia AHCDC.

The Company will continue until November 1, 2008, which may be extended for up to two additional three year periods upon majority vote of all directors and at least one director designated by Wachovia AHCDC and one director designated by Ranieri, subject to certain conditions.

Profits, losses and distributions are allocated to the members in accordance with the terms of the Limited Liability Company Agreement (the “Agreement”). The liability of each member is limited to the amount of capital contributions made by such member in accordance with the Agreement.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

2.    Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the assets, liabilities, and results of operations of the Predecessor prior to November 16, 2001 and the Company and its wholly-owned subsidiaries, as well as those of Bedford Capital Funding, LLC (“Bedford”), thereafter. The Company consolidates Bedford, in which it owned a 51% interest. Pursuant to the terms of the governing documents of Bedford, holders of a majority interest exercise control over Bedford. At December 31, 2002, the Company became the sole owner of Bedford through a redemption of the remaining 49% interest for $0 consideration. All significant intercompany transactions, balances and accounts have been eliminated in consolidation.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Risks and Uncertainties

In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company’s loans, leases and securities that results from a borrower’s, lessee’s or derivative counter party’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in loans and real estate or in hedging instruments due to changes in interest rates or other market factors, including the value of the collateral underlying loans and the valuation of real estate held by the Company. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

Mortgage Loans Held for Sale

Mortgage loans held for sale are secured by corporate leases (the majority of whose tenants are investment grade) and mortgages on the underlying real estate. Mortgage loans held for sale without a designated hedge are reported at the lower of cost (unpaid principal balance adjusted for unearned discount and deferred expenses) or market value. Mortgage loans held for sale with a designated hedge are reported at cost, with adjustments to cost for the change in fair value attributable to the hedged risk. Mortgage origination fees, net of direct costs in connection with closing a loan, are deferred and are reported as part of the cost of the loan balance to which they relate.

Securities Held for Sale

Securities held for sale are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses included in other comprehensive income, in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

Structuring Fees Receivable

Structuring fees receivable are initially recorded at the discounted value of expected cash receipts, and periodically evaluated for impairment. In accordance with SAB 101 fee revenue is recognized as earned when the following criteria are met: (i) evidence of an arrangement exists; (ii) services have been rendered; (iii) the fee is fixed or determinable; and (iv) collectibility is reasonably assured. The Company amortizes the receivable balance as cash is collected, allocating a portion of the cash received to principal and interest.

Securitization and Sale of Commercial Mortgage Loans

As part of the Company’s business operations, the Company sells or securitizes certain mortgage loans. The Company does not retain servicing rights for sold or securitized loans. In a securitization, the Company will derecognize assets sold, record assets received or retained and record a gain or loss on sale. The asset received is generally cash. In certain sale transactions, the Company retains a small cash flow interest in the loans being sold. The Company accounted for sales of mortgage loans in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities subsequent to March 31, 2001, and in accordance with SFAS No. 125 through March 31, 2001.

Derivative and Other Risk Management Transactions

The Company uses derivative and other risk management transactions in order to insulate its portfolio of mortgage loans held for sale and commitments from adverse changes in underlying interest rates. Specifically, the Company may enter into short sales of U.S. government and agency obligations, interest rate swap transactions, or U.S. Treasury and agency lock transactions to mitigate the effect that changes in underlying interest rates have on the fair value of its mortgage loans held for sale and commitments. These transactions may require initial margin deposits and margin calls depending on changes in interest rates and swap spreads. Such derivative and risk management transactions are entered into for purposes other than trading.

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138 (collectively, “SFAS 133”). SFAS 133 establishes accounting and reporting of derivative instruments. Specifically, SFAS 133 requires the recognition of all derivatives on the balance sheet as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the risk being hedged, as a fair value hedge, a cash flow hedge, or a hedge of a net investment in foreign operations.

The Company utilizes derivative transactions qualifying as hedging instruments under SFAS 133 to hedge the fair value of its mortgage loans held for sale. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge are recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change. Hedge accounting requires that a company document, designate, and assess the effectiveness of transactions that receive hedge accounting under SFAS No. 133. When the terms of the underlying transaction are modified, or when the underlying hedged item

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in loss on derivatives and short sales of securities in the statement of operations each period until the instrument matures or is terminated or assigned.

The Company uses interest rate swaps to effectively convert fixed-rate assets to variable rate assets. Amounts arising from the differential are recognized as an adjustment to interest income related to the earning asset. If an interest rate swap is sold or terminated and cash is received or paid, the gain or loss is deferred and recognized when the hedged asset is sold or matures.

Although the Company does not currently enter into cash flow hedges, it may do so in the future. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument will be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, will be recognized in current earnings during the period of change.

The Company also uses other risk management transactions, such as short sales of U.S. government and agency obligations, in order to mitigate its portfolio of mortgage loans held for sale and commitments from adverse changes in underlying interest rates. These short sale transactions are recognized as either assets or liabilities on the balance sheet at fair value, with changes in fair value marked-to-market through the income statement at each reporting date. While the Company believes that these short sale transactions are effective risk management transactions against the fair value of its loans held for sale portfolio, they do not qualify for hedge accounting under SFAS No. 133, since they are not considered derivatives.

Deferred Origination and Securitization Costs

In accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, the Company defers the recognition of fees and expenses associated with the origination and securitization of its commercial loans. These items include lender fee income, rate lock income, certain legal fees, insurance costs, rating agency fees and certain other expenses. Deferred fees and costs are recognized upon the sale of the mortgages.

Revenue Recognition

Interest income from mortgage loans held for sale (including mortgage loans with associated valuation reserves), and securities held for sale, and advisory fees receivable, are recognized on the accrual basis of accounting. Interest income from securities held for sale is recognized over the life of the investment using the effective interest method and recognized on the accrual basis.

Gains are recognized on the sale of mortgage loans and securities held for sale in accordance with the requirements of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

Advisory fees receivable are recognized upon the completion of the advisory services when the amount is estimable and collection is probable. The value of the receivable is based on the present value of the expected cash flows and amortized as advisory fee payments are received.

Lease Enhancement Mechanisms

The Company utilizes the following lease enhancement mechanisms:

•	casualty and condemnation insurance policies that protect the Company from any right the tenant may have to terminate the underlying net lease or abate rent as a result of a casualty or condemnation;

•	residual value insurance policies on net lease loans that have an amortization period that extends beyond the initial term of the underlying net lease that insure against the risk that the borrower defaults and the property is worth less than the balloon balance at maturity; and

•	with respect to a double net lease, borrower reserve funds that protect the Company from any rights the tenant may have to terminate the underlying net lease or abate rent as a result of the failure of the property owner to maintain and repair the property or related common areas.

Costs incurred by the Company for lease enhancement mechanisms are typically charged to the borrowers. In instances where costs are not fully absorbed by the borrower, costs are treated in accordance with SFAS No. 91, as a cost of mortgage loan origination.

Provision for Credit Losses

The Company’s accounting policies require that an allowance for estimated credit losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for credit losses on its mortgage loan and securities held for sale portfolio. Management provides a portfolio reserve based upon its periodic evaluation and analysis of the mortgage loans in portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. Valuation allowances are established for loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral on a portfolio basis. Losses are recognized through a loss provision on the balance sheet with a corresponding charge to the provision for loss on mortgage loans in the statement of operations.

Impairment of Long-Lived Assets

The Company reviews its investment in long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In August 2001, SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued. SFAS No. 144 supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The adoption of SFAS No. 144 by the Company on January 1, 2002 did not have a material effect on its results of operations or financial position.

Marketing and Advertising Costs

The Company expenses marketing and advertising costs as incurred. Marketing and advertising expense totaled $544, $414 and $515 in 2003, 2002 and 2001, respectively.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

Income Taxes

No provision for federal or state income taxes is included in the accompanying consolidated financial statements as members are individually responsible for including their share of the Company’s income or loss on their respective income tax returns.

Other Comprehensive Income

In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company recognizes the change in fair value of its securities held for sale through other comprehensive income.

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes the manner in which public businesses report information about operating segments in annual and interim financial reports issued to stockholders. The Company currently operates its business as a single segment, consisting of investments in mortgage loans and CMBS related to properties with credit tenant leases as the underlying collateral.

Accounting Pronouncements Recently Adopted

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provision of the interpretation apply prospectively to guarantees issued after December 31, 2002. Adoption of the recognition and measurement provisions did not have a material effect on the Company’s financial condition or results of operations. However, future guarantees, if any, will be recognized as a liability at their fair value.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). A variable interest entity (“VIE”) is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. FIN 46 requires a company to consolidate a VIE if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Adoption of this new accounting standard did not have a material effect on the Company’s financial condition or results of operations.

Pro Forma Information (unaudited)

The accompanying unaudited pro forma balance sheet as of December 31, 2003 is based on the historical balance sheet as of December 31, 2003 of the Company adjusted to reflect the reorganization with Capital Lease Funding, Inc., the successor of the Company (“CLF Inc.”), immediately prior to the completion of CLF Inc.’s common stock offering. The pro forma balance sheet assumes: (a) the addition of cash proceeds of $14 for the issuance of 139,134 shares to certain current and former employees of the Company, and (b) the issuance of

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

4,107,934 shares of common stock in exchange for their members’ capital of the Company in conjunction with a proposed offering (3,968,800 shares) and certain current and former employees of the Company (139,134 shares).

Pro forma earnings per share information is computed based on the net income (loss) divided by the number of shares of common stock of CLF, Inc. to be issued to (i) the owners of the Company in conjunction with a proposed offering (3,968,800 shares) and (ii) certain current and former employees of the Company (139,134 shares). There were no potentially dilutive shares of common stock outstanding.

The unaudited pro forma balance sheet and per share information is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position and results of operations would have been had the common stock offering described above occurred on December 31, 2003, nor does it purport to represent the future financial position of the Company.

3.    Cash and Cash Equivalents

The Company defines cash equivalents as highly liquid investments purchased with maturities of three months or less at date of purchase. From time to time, the Company’s account balance held at financial institutions exceeds Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to the balance on deposit in excess of FDIC insurance coverage. The Company believes that the risk of loss is not significant.

4.    Mortgage Loans Held for Sale

Mortgage loans held for sale consist of the following. The credit on these loans consists predominantly of investment grade companies with credit ratings generally ranging from AA to B.

	December 31,
	2003	2002
Principal	$72,370	$82,824
Unearned discount	(740)	(4,116)

Cost basis	71,630	78,708
Provision for valuation loss	—	(1,917)
Mark to fair value on mortgage loans being hedged	343	1,201

Carrying amount of mortgages	71,973	77,992
Deferred origination fees, net	(216)	(276)

Total	$71,757	$77,716

At December 31, 2003 and 2002, the mortgage loans carried interest rates ranging from 4.71% to 8.10% and 5.83% to 8.10%, respectively. At December 31, 2003 and 2002, the weighted average effective interest rate on the mortgage loans, as measured against our cost basis, was 6.36% and 7.42%, respectively.

The Company computes estimated fair values for its loan and securities portfolio and related hedge positions based on the present value of the expected cash flows required under the loan, security, or related asset.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

The rates used to discount the cash flows are based upon the credit characteristics of the assets, including primarily the credit rating of the tenant or bond rating of the security. Management considers terms of recent loans originated by the Company and others, and recent sales of similar securities, where obtainable. The Company’s maximum exposure to loss due to credit risk on its mortgage loans is the carrying amount of the loan.

During 2000, the Company recorded a valuation provision of $2,000 related to a group of mortgage loans with Rite Aid Corporation as the tenant under the related leases. During 2001, there was no change to the provision. During 2002, the provision was reduced by $83 due to the prepayment of a Rite Aid loan. During 2003, the provision was eliminated in connection with the sale of the remaining Rite aid loans held in portfolio. The provision for valuation loss on mortgage loans held for sale of $1,917 at December 31, 2002, is based on an orderly disposition of the Company’s mortgage loan portfolio through its normal securitization or sale channels. The aggregate principal balance of the Rite Aid loans was $25,128 at December 31, 2002. For the years ended December 31, 2003, 2002 and 2001 all scheduled principal and interest payments remained current under the term of the Rite Aid mortgage loans. Interest income earned on the Rite Aid loans for the years ended December 31, 2003, 2002 and 2001, was approximately $1,210, $1,893 and $2,030, respectively. During 2003, the Company sold Rite Aid mortgage loans with an aggregate principal amount of $24,920, and recorded a gain-on-sale of $1,756.

In connection with a securitization of mortgage loans by Commercial Mortgage Lease-Backed Securities LLC (the “Depositor”), a newly formed, wholly-owned subsidiary of the Company, the Company transferred a pool of loans with an aggregate face amount of approximately $239,900 to the Depositor during February 2001. The transaction was accounted for as a sale in accordance with SFAS No. 125. In connection with the sale, the Company realized a gain of approximately $12,100 on the sale of the loans, and recognized a loss on derivatives and short sales of securities of $10,300. The Company repaid approximately $219,400 of its repurchase agreement obligations after completion of the sale.

5.    Securities Held for Sale and Structuring Fees Receivable

Securities held for sale consist of the following:

	December 31,
	2003	2002
Face amount-CMLBC 2002-CMLB-1, Class H (rated BB)	$11,907	$11,907
Face amount-CMLBC 2002-CMLB-1, Class J (rated B)	7,144	7,144
Face amount-CMLBC 2002-CMLB-1, Class K (not rated)	4,766	4,766
Face amount-BSCMS 1999 CLF1, Class E (rated BB)	3,326	3,326
Face amount-BSCMS 1999 CLF1, Class F (rated B-)	2,494	2,494
Face amount-NLFC 1999 LTL1, Class D (rated BBB)	5,000	5,000
Face amount-BACMS 2002-2, Class V-1 (tenant is rated BBB)	331	304
Face amount-BACMS 2002-2, Class V-2 (tenant is rated BBB-)	508	466
Face amount-BACMS 2002-2, Class V-3 (tenant is rated BBB-)	—	581
Face amount-CREST 2001-1A, Class A (rated AAA)	20,397	—

Unearned discount	17,947	(18,236)

Cost basis	37,926	17,752
Unrealized appreciation on securities held for sale	2,128	2,596

Total	$40,054	$20,348

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

At December 31, 2003 and 2002, the effective interest rate (yield to maturity) on securities held for sale is 6.9% and 12.7%, respectively. The investment in CREST 2001-1A bonds was made during December 2003, and were subsequently sold during January 2003 for no gain or loss.

Structuring fees of $5,223 and $4,794 at December 31, 2003 and 2002, respectively, were earned by the Company in conjunction with the structuring and subsequent sale of certain net lease loans. Such fees are payable to the Company monthly without interest through March 2020 and, accordingly, have been discounted based on imputed interest rates estimated by management to approximate market. Structuring fees receivable are shown at their amortized cost. (See Note 10).

The scheduled maturity dates for the Company’s investments in BSCMS series range between December 2023 and May 2028. The scheduled maturity dates for the Company’s investments in CMLBC series range between January 2024 and October 2025. The scheduled maturity dates for the Company’s investments in BACMS series range between September 2019 and January 2021.

During 2001, the proceeds from sales of securities held for sale were $17,122. No gain or loss was recorded on the sale. Gains and losses are determined based upon the specific identification method. The Company sold no structuring fees receivable during 2003, 2002, or 2001.

6.    Fair Values

For certain of the Company’s financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, the Company derives or estimates fair values using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise. Changes in assumptions or estimation methodologies can have a material affect on these estimated fair values. In that regard, the derived fair value estimates may not be substantiated by comparison to independent markets, and in many cases, may not be realized in immediate settlement of the instrument. The fair values indicated below are indicative of the interest rate and credit spread environment as of December 31, 2003, and do not take into consideration the effects of subsequent interest rate, credit spread fluctuations, or changes in the ratings of the tenant obligors under related credit tenant leases.

The fair values of cash and cash equivalents, accounts receivable, accrued interest receivable, prepaid expenses and other assets, accounts payable and accrued expenses, notes payable, borrower deposits and escrows, and due to servicer and dealers approximate their carrying values due to the short maturities of these items.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2003 are as follows:

	Carrying Amount	Notional Amount	Estimated Fair Value
Assets:
Mortgage loans held for sale	$71,973	$72,370	$73,208
Securities held for sale	40,054	55,873	40,054
Structuring fees receivable	5,223	N/A	5,223
Liabilities:
Repurchase agreements	88,087	88,087	88,087
Derivative liabilities	484	39,400	484

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

The methodologies used and key assumptions made to estimate fair values are as follows:

Mortgage loans held for sale—The fair value of our fixed-rate loan is estimated with a discounted cash flow analysis, utilizing scheduled cash flows and discount rates estimated by management to approximate those that a willing buyer and seller might use.

Securities held for sale—The fair value of securities held for sale is estimated by obtaining broker quotations, where available, based upon reasonable market order indications or a good faith estimate thereof. For securities where market quotes are not readily obtainable, management may also estimate values, and considers factors including the credit characteristics and term of the underlying security, market yields on securities with similar credit ratings, and sales of similar securities, where available.

Structuring fees receivable—The fair value of structuring fees receivable is estimated with a discounted cash flow analysis, utilized scheduled cash flows and discount rates estimated by management to approximate those that a willing buyer and seller might use.

Repurchase agreements—Management believes that the stated interest rates (all of which are floating rate, based on short-term interest rates) approximate market rates (when compared to similar credit facilities with similar credit risk). As such, the fair value of the repurchase agreements is estimated to equal the carrying amounts (outstanding principal amounts) of the repurchase agreements.

Derivative obligations and short sales of securities—The fair value of the Company’s derivative obligations and short sales of securities is estimated using current market quotes.

7.    Repurchase Agreements

The Company has historically entered into repurchase agreements with various lenders to finance its inventory of mortgage loans and commercial mortgage-backed securities (“CMBS”). As of December 31, 2003, the Company had repurchase agreements in place with Bank of America, N.A. (“BA”) and Wachovia Bank, N.A. (“Wachovia”).

The repurchase agreements with BA have a maturity date of March 1, 2005, and are secured by mortgage loans and CMBS financed by the credit facility. The outstanding repurchase agreement balances accrue interest at a variable rate, set monthly. Current interest rates for advances on mortgage loans are set at the London Interbank Offer Rate (“LIBOR”) + 1.50%, and are paid on a monthly basis. Interest rates on CMBS borrowings are based on the credit rating of the underlying bonds, and were LIBOR + 0.80% at December 31, 2003 and 2002. The aggregate outstanding repurchase agreements with BA may not exceed $200,000. The Company may elect to extend the repurchase agreement with BA, subject to BA’s reasonable direction, to March 1, 2006 upon the fulfillment of certain conditions, including the payment of a fee of 0.15% of the borrowing limit under the repurchase agreements. In connection with the settlement of the repurchase obligations with BA, the Company typically settles any related gain or loss from related risk management transactions, typically U.S. Treasury and agency lock agreements.

The repurchase agreements with Wachovia are secured by mortgage loans and CMBS financed by the credit facility. The financing agreement pertaining to the financing of CMBS bonds has a maturity date of March 31, 2005. The outstanding balances accrue interest at a variable rate, set monthly, at LIBOR + 2.00%. The financing

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

agreement pertaining to the financing of mortgage loans with Wachovia has a maturity date of March 31, 2005, and is secured by the mortgage loans financed under the facility. The Company may elect to extend the financing agreement pertaining to the financing of mortgage loans with Wachovia to March 31, 2006, upon the payment of a fee of 0.25% of the total purchases prices paid by Wachovia for the mortgage loans then subject to the repurchase agreements. The outstanding balances accrue interest at a variable rate, set monthly, at LIBOR + 1.00%. The aggregate outstanding repurchase agreements with Wachovia under the mortgage loan facility may not exceed $100,000.

The repurchase agreements with BA and Wachovia are to be repaid upon sale or securitization of the mortgage loans. At maturity of the repurchase agreements, the Company may enter into new agreements. If the borrowings under the repurchase agreements exceed the market value of the mortgage loans, determined based on such factors as the debt rating of the underlying credit tenants, mortgage defaults, or other factors determined by BA and Wachovia, the banks may require either the repayment of a portion of the borrowings prior to maturity, or the delivery of additional collateral.

During 2002, the Company terminated a prior credit facility with Deutsche Bank. The Deutsche Bank facility was structured as a repurchase agreement, with terms similar to the Company’s other repurchase agreements. The Deutsche Bank facility had an aggregate borrowing limit of $125,000. The interest rate on the facility was set at a variable rate, set monthly, at LIBOR + 1.00%, with accrued interest paid on a monthly basis.

During 2001, the Company terminated a prior credit facility with Prudential Securities. The Prudential Securities facility was structured as a repurchase agreement, with terms similar to the Company’s other repurchase agreements. The Prudential Securities facility had an aggregate borrowing limit of $200,000, and was used to finance the mortgage loans originated by the Company and CMBS held by the Company. The interest rate on the facility was set at a variable rate, set monthly, at LIBOR + 0.85%, with accrued interest paid on a monthly basis. The repurchase agreements with Prudential relating to mortgage loans were repaid in their entirety during November 2000, and the related mortgage loans were refinanced under the Deutsche Bank credit facility. The repurchase agreements with Prudential relating to CMBS carried a maturity of 30 days, were repaid in their entirety during February 2001, and the related securities were simultaneously refinanced under a similar facility with First Union National Bank.

The Company also had a CMBS repurchase agreement with Bear Stearns prior to and during 2001. That agreement was also terminated during 2001, when the Company sold its CMBS financed with Bear Stearns.

Amounts related to the Company’s credit facilities are as follows:

	December 31, 2003			December 31, 2002
	BofA	Wachovia	Total	BofA	Wachovia	Total
Collateral face
Mortgage loans	$29,562	$42,808	$72,370	$58,368	$23,860	$82,228
CMBS	5,000	50,034	55,034	5,000	29,637	34,637

Total	$34,562	$92,842	$127,404	$63,368	$53,497	$116,865

Financing
Mortgage loans	$26,702	$34,734	$61,436	$49,560	$16,395	$65,955
CMBS	2,063	24,588	26,651	2,334	7,827	10,161

Total	$28,765	$59,322	$88,087	$51,894	$24,222	$76,116

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

Weighted average interest rates on the Company’s credit facilities during 2003 and 2002 are as follows:

	December 31,
	2003	2002
Bank of America-mortgage loan repurchase agreements	2.76%	3.21%
Bank of America-CMBS repurchase agreements	2.01%	2.21%
Wachovia-mortgage loan repurchase agreements	2.24%	2.81%
Wachovia-CMBS repurchase agreements	3.21%	3.77%
Deutsche Bank-mortgage loan repurchase agreements	N/A	2.84%

At December 31, 2003 and 2002, the 1-month LIBOR rate was 1.12% and 1.38%, respectively.

Interest expense incurred with respect to the repurchase agreements with Wachovia was $838, $529 and $176, for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, the Company was in compliance with the terms of the repurchase agreements with its warehouse lenders.

8.    Risk Management Transactions

During the years ended December 31, 2003, 2002 and 2001, the Company used risk management transactions consisting of U.S. Treasury and agency lock transactions, interest rate swaps, and short sales of U.S. government and agency obligations.

U.S. Treasury and agency lock transactions, and interest rate swaps are entered into with certain of the Company’s lenders to hedge against interest rate risk on our mortgage loans held for sale and commitments. The positions are carried on the balance sheet at fair value. In accordance with SFAS 133, these positions, to the extent that they have been designated and qualify as part of a hedging relationship, are treated as fair value hedges for accounting purposes. The effectiveness of these positions designated and qualified as accounting hedges is assessed against the related assets (mortgage loans held for sale), and any ineffectiveness is recognized through the statement of operations in the current period.

The Company also uses short sales of U.S. Treasury and agency obligations as part of its risk management strategy. While the Company believes that these transactions are effective from an economic standpoint, they do not qualify for hedge accounting treatment under SFAS 133. These positions are carried on the balance sheet at fair value. The related realized and unrealized gains and losses are recognized through the statement of operations in the current period.

Amounts related to open positions are as follows:

	December 31, 2003		December 31, 2002
	Notional Amount	Fair Value	Notional Amount	Fair Value
Description
U.S. Treasury lock agreements	$10,700	$189	$33,800	$(649)
U.S. Agency lock agreements	28,700	(673)	27,350	(4,199)

Total	$39,400	$(484)	$61,150	$(4,848)

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

At December 31, 2003 and 2002, the Company had hedged the following assets:

	December 31,
	2003	2002
Mortgage loans held for sale (principal amount)	$25,196	$38,562
Securities held for sale (principal amount)	331	885

Total assets hedged	$25,527	$39,447

The net loss recognized in the loss on derivatives and short sales of securities in the statement of operations in 2003 and 2002 related to hedge ineffectiveness is $14 and $277, respectively, and is recorded within loss on derivatives and short sales of securities in the statements of income.

9.    Notes Payable

Debentures payable held by Bedford totaling $275 at December 31, 2002, consist of $1 par convertible 12% subordinated debentures. Each debenture is convertible at any time, at the option of the debenture holder, into 1,200 shares of Bedford Capital Funding, Inc., a non-consolidated and unaffiliated entity of the Company. Semi-annual interest as of January 1 and July 1 is payable on January 31st and July 31st, respectively. Accrued and unpaid interest expense totals $52 at December 31, 2002. Interest expense on the debentures for the years ended December 31, 2002 and 2001 was $0 and $36, respectively, and is included in the accompanying statements of income. The notes were retired during January 2003.

10.    Related Party Transactions

Approximately $41 and $208 is due from LP as of December 31, 2003 and 2002, respectively.

In May 2000, the Predecessor sold its ownership interest in CLF SPEI, L.P. (“SPE I”) to HP, for a purchase price of approximately $2,700. As part of the consideration for this transaction, the Predecessor received an option to repurchase the bonds held by SPE I or the ownership interest in SPE I for $2,700, at any time upon demand and payment of the option price. This transaction did not meet the criteria of a sale for financial reporting purposes, and accordingly is being accounted for as a financing transaction. Consequently, the financial statements include the SPE I bonds and all revenues and expenses associated with SPE I for 2001. The Partnership recorded interest income associated with SPE I of $208 in 2001 as interest expense to affiliates and members. The bonds were repurchased from HP and resold to a third party in 2001.

In December 2000, the Predecessor sold certain bonds held by CLF SPEII, L.P. (“SPE II”) to an affiliate of HP for a purchase price of approximately $1,950. The bonds sold included approximately $3,300 of the BSCMS 1999 CLF1-Class E bonds, and approximately $2,500 of the BSCMS 1999 CLF1-Class F bonds. This transaction was treated as a financing transaction for financial reporting purposes. Consequently, the financial statements include the SPE II bonds and all revenues and expenses associated with SPE II for 2002 and 2001. The Predecessor recorded interest income associated with SPE II of $366 in 2001 as interest expense to affiliates and members. During 2001, the financing obligations to HP resulting from the SPE I and SPE II financings were repaid.

In 2000, the Predecessor entered into a guarantee arrangement with HP, whereby HP agreed to guarantee the Predecessor’s repurchase obligations with respect to twelve mortgage loans with Rite Aid Corporation, with an

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

aggregate balance of approximately $34,700 and a carrying value of $33,800. As part of the financial guarantee from HP, the Predecessor agreed to reimburse HP for certain of its costs incurred as a result of the financial guarantee. During 2002, the Company recorded a guarantee fee of $130 due to HP for the financial guarantee. The guarantee fee was paid to HP during 2003.

During 2001, certain management members of the Company purchased an equity interest in a net lease property from LP. No gain or loss was recorded on the transaction. As of December 31, 2002, the Company held a mortgage loan on that property, which carried a 6.95% interest rate. During 2003, the Company sold the mortgage loan into a Wachovia securitization and realized a gain of $64.

In February 2001, the Company originated a net lease loan on a property owned by a limited partnership in which management members have an indirect ownership interest. The loan was sold to Wachovia in February 2001, and the limited partnership agreed to pay the Company an advisory fee from the rent payable by the tenant in the amount of approximately $66 a month until November 2010. The Company recognized a gain on the sale of the mortgage loan of $4,963. An affiliate of the limited partnership is also a party to a management agreement with the tenant for the operation of the property, and another affiliate of the limited partnership subleases a portion of the leased building from the tenant at a nominal amount. No failure to perform under the management agreement or sublease entitles the tenant to any rent abatement or termination under the lease. Interest income earned on the structuring fee receivable totaled approximately $350, $383 and $320, during the years ended December 31, 2003, 2002, and 2001, respectively, and is included in interest income in the accompanying statements of income.

In 2000 and 2001, the Predecessor issued unsecured demand notes payable to HP in the aggregate of $6,325 and $1,975, respectively. The notes carried an interest rate of 20%. The notes were repaid in 2001 with proceeds from a securitization.

The Company has entered into a servicing arrangement with Wachovia. Servicing fees paid to Wachovia during the years ended December 31, 2003, 2002 and 2001 were $41, $33 and $42, respectively. The Company sells mortgage loans to Wachovia. Loans with aggregate face amounts of approximately $59,000 and $44,000 were sold to Wachovia during the years ended December 31, 2003 and 2002, respectively.

11.    Commitments and Contingencies

As of December 31, 2003, the Company was obligated under noncancelable operating lease agreements for office space and copy machines. The future minimum lease payments under these lease agreements at December 31, 2003 were:

2004	$565
2005	562
2006	241
2007	—
2008	—
Thereafter	—

$1,368

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

(A Limited Liability Company)

Notes to Consolidated Financial Statements—(Continued)

(Dollar amounts in thousands)

December 31, 2003, 2002 and 2001

Included in general and administrative expense is rent expense of approximately $510, $438 and $404, (net of sublease income of $60, $60 and $15) for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company is involved from time to time in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company’s financial position or results of operations.

The Company is obligated under a letter of credit with respect to one of its 1999 securitization transactions (BSCMS 1999-CLF1). The maximum potential amount of future required payments under the letter of credit is $2,850. The letter of credit expires on February 18, 2009. The trustee may draw the letter of credit if there are realized losses on the mortgage loans that would create a shortfall in the interest or principal on any investment grade certificate. The letter of credit may be withdrawn when the ratings of the investment grade certificates are no longer dependent upon the credit support provided by the letter of credit. As of December 31, 2003, there have been no defaults and no losses on any of the mortgage loans in the collateral pool. Letter of credit fees included in interest expense were $117, $64 and $65 in 2003, 2002 and 2001, respectively.

12.    Concentration Risks

The Company relies on its repurchase agreement with Bank of America and Wachovia to provide the majority of its cash for loan fundings. Deterioration in the financial condition of these financial institutions could have a negative impact on the Company’s ability to continue funding loans. However, management is confident that alternative funding sources could be obtained with substantially similar terms. As of December 31, 2003, Bank of America carried an A+ rating and Wachovia carried an A rating, each from Standard & Poor’s.

13.    401K Plan

The Company has a 401(k) Savings/Retirement Plan (the “401(k) Plan”) in place to cover eligible employees of the Company. The 401(k) Plan permits eligible employees of the Company to defer a portion of their annual compensation, subject to certain limitations imposed by the Internal Revenue Service Code. The employee’s elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. For the years ended December 31, 2003, 2002 and 2001, the Company made matching contributions of $272, $266 and $234, respectively.

14.    Other Comprehensive Income

The components of other comprehensive income are as follows:

	2003	2002	2001
Net income	$6,633	$832	$4,064
Unrealized change in fair value on securities held for sale	(363)	1,877	574

Other comprehensive income	$6,270	$2,709	$4,638

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Schedule of Mortgage Loans on Real Estate

December 31, 2003

(amounts in thousands)

Schedule IV

Description	Location	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(1)	Principal Amount of loans subject to delinquent principal or interest
B Notes
Albertson’s	Los Angeles, CA	6.500%	Sep 2013	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	$430	$380	$—
Albertson’s	Norwalk, CA	6.330%	Dec 2013	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	470	463	—
Best Buy	Wichita Falls, TX	6.150%	Nov 2012	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	686	643	—
Best Buy	Olathe, KS	5.400%	Jun 2013	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	1,719	1,626	—
CVS	Rockingham, NC	6.120%	Oct 2013	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	430	417	—
CVS	Knox, TN	7.600%	Dec 2011	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	276	275	—
CVS	Kennett Square, PA	6.400%	Oct 2012	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	784	748	—
CVS	Commerce, MI	5.850%	May 2013	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	482	460	—

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Schedule of Mortgage Loans on Real Estate

December 31, 2003

(amounts in thousands)

Schedule IV—(Continued)

Description	Location	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(1)	Principal Amount of loans subject to delinquent principal or interest
CVS	Garwood, NJ	6.120%	Aug 2013	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	858	827	—
CVS	Rutherford College, NC	6.120%	Oct 2013	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	342	332	—
PerkinElmer	Phelps, NY	7.350%	Dec 2011	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	256	248	—
PerkinElmer	Daytona, FL	7.350%	Dec 2011	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	274	271	—
PerkinElmer	Beltsville, MD	7.350%	Dec 2011	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	605	598	—
PerkinElmer	Warwick, RI	7.680%	Jan 2012	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	810	787	—
Staples	Odessa, TX	6.410%	Sep 2012	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	372	348	—
Verizon	Dothan, AL	6.180%	Sep 2009	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	532	452	—
Walgreen	Delray Beach, FL	6.200%	Jan 2013	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	555	551	—

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Schedule of Mortgage Loans on Real Estate

December 31, 2003

(amounts in thousands)

Schedule IV—(Continued)

Description	Location	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(1)	Principal Amount of loans subject to delinquent principal or interest
Walgreen	Waterford, MI	5.500%	Jun 2013	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	917	846	—
Walgreen	Riverside, CA	6.100%	Dec 2013	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	571	555	—
Self-Amortizing Loans
CVS	Sunbury, PA	7.500%	Jan 2021	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	1,737	1,689	—
CVS	Washington, DC	8.100%	Jan 2023	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	2,628	2,832	—
CVS	Bluefield, WV	8.000%	Jan 2021	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	1,381	1,475	—
Natural Gas Pipeline Company of America	Oak Brook, IL	5.970%	Jun 2007	Principal and Interest are payable semi-annually at a varying amount, over the life to maturity.	N/A	14,956	14,956	—
University of Connecticut Health Center	Farmington, CT	6.340%	Nov 2024	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	22,800	22,710	—
USPS	Scammon Bay, AK	7.050%	Oct 2021	Principal and Interest are payable monthly at a level amount, over the life to maturity.	N/A	1,015	1,001	—
Xerox Corporation(2)	El Segundo, CA	4.712%	Nov 2007	Principal and Interest are payable monthly at a varying amount, over the life to maturity.	N/A	16,483	16,483	—

					Totals	$72,370	$71,973	$—

(1)	The aggregate cost for Federal income tax purposes is $71,630.
(2)	This loan carries interest at a fixed rate of 4.712% until January 1, 2005, and thereafter at a variable rate, adjusted monthly, equal to 1 month LIBOR+3.25%.

CAPITAL LEASE FUNDING, LLC AND SUBSIDIARIES

Schedule of Mortgage Loans on Real Estate

December 31, 2003

(amounts in thousands)

Schedule IV—(Continued)

Balance-January 1, 2001		$305,806

Additions during the year:
New mortgage loans	198,227
Mark to fair value	1,101
Deductions during the year:
Principal received	(1,723)
Loans sold	(418,898)

Balance-December 31, 2001		$84,513

Additions during the year:
New mortgage loans	141,476
Reduction in valuation provision	83
Mark to fair value	100
Deductions during the year:
Principal received	(3,904)
Loans sold	(144,276)

Balance-December 31, 2002		$77,992

Additions during the year:
New mortgage loans	143,566
Reduction in valuation provision	1,917
Mark to fair value	(857)
Deductions during the year:
Principal received	(2,381)
Loans sold	(148,264)

Balance-December 31, 2003		$71,973

20,000,000 Shares

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

Sole Bookrunning and Joint-Lead Manager

WACHOVIA SECURITIES

Joint-Lead Manager

RBC CAPITAL MARKETS

March 18, 2004

Until April 12, 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.